     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 1998.


                                                      REGISTRATION NO. 333-51235

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          DAL-TILE INTERNATIONAL INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                     7834 HAWN FREEWAY                   13-3548809
 (State or other jurisdiction          DALLAS, TEXAS 75217               (I.R.S. Employer
      of incorporation or                (214) 398-1411                 Identification No.)
         organization)            (Address, including zip code,
                                 and telephone number, including
                                   area code, of registrant's
                                  principal executive offices)

                            ------------------------

                               JACQUES R. SARDAS
                           PRESIDENT, CHIEF EXECUTIVE
                       OFFICER AND CHAIRMAN OF THE BOARD
                          DAL-TILE INTERNATIONAL INC.
                               7834 HAWN FREEWAY
                              DALLAS, TEXAS 75217
                                 (214) 398-1411
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       FREDERICK H. FOGEL, ESQ.                   JOHN M. BRANDOW, ESQ.
   FRIED, FRANK, HARRIS, SHRIVER &                DAVIS POLK & WARDWELL
               JACOBSON                             450 LEXINGTON AVE.
          ONE NEW YORK PLAZA                     NEW YORK, NEW YORK 10017
       NEW YORK, NEW YORK 10004                       (212) 450-4000
            (212) 859-8000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY THE EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE


    This Registration Statement contains two forms of prospectus: (i) a prospectus (the "Prospectus") relating to the offer by the Selling Stockholder (as defined in the Prospectus) of Common Stock of the Registrant and (ii) a prospectus (the "Appendix Prospectus") relating to the shares of Common Stock of the Registrant deliverable upon mandatory exchange pursuant to the terms of the Participating Exchangeable Premium Securities-SM- ("PEPS") of Armstrong World Industries, Inc. (which PEPS are separately registered pursuant to a registration statement on Form S-3 (Registration No. 333-6333) declared effective by the Securities and Exchange Commission on November 1, 1996) and which will be attached as Appendix A to a prospectus and prospectus supplement of Armstrong World Industries, Inc. The Prospectus and the Appendix Prospectus are identical except that they contain different front cover pages, different tables of contents, different information in the "Prospectus Summary" under the captions "The Offering" and the "PEPS Offering" and different descriptions of the plan of distribution (contained under the captions "Underwriters" and "Plan of Distribution"). The form of the Prospectus is included herein and is followed by pages to be used in the Appendix Prospectus which differ from, or are in addition to, those in the Prospectus. Each of the pages for the Appendix Prospectus included herein is labeled "Alternative Page for Appendix Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       PROSPECTUS (SUBJECT TO COMPLETION)

ISSUED JUNE 4, 1998


                                9,000,000 SHARES

                          DAL-TILE INTERNATIONAL INC.

                                  COMMON STOCK
                               -----------------


  ALL OF THE SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY ARMSTRONG WORLD INDUSTRIES, INC., A PENNSYLVANIA CORPORATION, OR A SUBSIDIARY THEREOF ("AWI" OR THE "SELLING STOCKHOLDER"). IN A CONCURRENT TRANSACTION, AWI IS
          OFFERING 7,000,000    % PARTICIPATING EXCHANGEABLE PREMIUM
     SECURITIES-SM- DUE JULY 1, 2001 (THE "PEPS"), WHICH AWI MAY REDEEM AT
      MATURITY BY DELIVERING UP TO 7,000,000 SHARES OF COMMON STOCK. THE
       COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE
           SHARES OF COMMON STOCK OR THE SALE OF THE PEPS-SM-. THE
           COMMON STOCK IS TRADED ON THE NYSE UNDER THE SYMBOL "DTL."
             ON JUNE  , 1998, THE REPORTED LAST SALE PRICE OF THE
              COMMON STOCK ON THE NYSE WAS $
                                   PER SHARE.

                              -------------------
       SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR INFORMATION THAT SHOULD BE
                 CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS.
                               -----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                            PRICE $          A SHARE
                              -------------------

                                                         UNDERWRITING    PROCEEDS TO
                                           PRICE TO     DISCOUNTS AND      SELLING
                                            PUBLIC      COMMISSIONS(1)  STOCKHOLDER(2)
                                        --------------  --------------  --------------
PER SHARE.............................               $              $               $
TOTAL (3).............................               $              $               $

---------
    (1) DAL-TILE INTERNATIONAL INC. AND THE SELLING STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
    (2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE SELLING STOCKHOLDER ESTIMATED
       AT $         . OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION ESTIMATED AT
       $          ARE PAYABLE BY DAL-TILE INTERNATIONAL INC.
    (3) THE SELLING STOCKHOLDER HAS GRANTED THE UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 1,315,822 ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND
       COMMISSIONS AND PROCEEDS TO THE SELLING STOCKHOLDER WILL BE $          ,
       $          AND $          , RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------


    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY DAVIS POLK & WARDWELL, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE
SHARES WILL BE MADE ON OR ABOUT JUNE    , 1998 AT THE OFFICE OF MORGAN STANLEY &
CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY DEAN WITTER
            LAZARD FRERES & CO. LLC
                         SALOMON SMITH BARNEY


JUNE   , 1998

  The Company produces and distributes a broad line of high-quality ceramic wall and floor tile products for both residential and commercial applications.

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................         11
Use of Proceeds................................         19
Dividend Policy................................         19
Price Range of Common Stock....................         19
Capitalization.................................         20
Selected Financial Data........................         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         23
Ceramic Tile Industry..........................         32
Business.......................................         34
Management.....................................         47

                                                   PAGE
                                                 ---------
Principal and Selling Stockholders.............         50
Description of Capital Stock...................         53
Description of Second Amended Credit
  Agreement....................................         55
Shares Eligible for Future Sale................         57
Underwriters...................................         59
Legal Matters..................................         60
Experts........................................         60
Available Information..........................         61
Incorporation of Certain Documents by
  Reference....................................         61
Index to Consolidated Financial Statements.....        F-1


                            ------------------------

"PEPS" and "Participating Exchangeable Premium Securities" are service marks of
                       Morgan Stanley & Co. Incorporated
                            ------------------------

    This Prospectus contains or incorporates statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the safe harbor created by such sections. Such statements appear in a number of places in this Prospectus and in the documents incorporated herein by reference and may include statements regarding, among other matters, the intent, belief or current expectations of the Company or its officers. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the specific risk factors described under the caption "Risk Factors."

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THIS OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. DATA INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROSPECTUS REGARDING MARKET SHARE, COMPETITIVE POSITION, INDUSTRY AND DEMOGRAPHIC TRENDS AND OTHER SIMILAR MATTERS ARE APPROXIMATIONS BASED ON THE COMPANY'S ESTIMATES. ALTHOUGH THE COMPANY BELIEVES THAT SUCH DATA ARE GENERALLY INDICATIVE OF THE MATTERS REFLECTED THEREIN, SUCH DATA ARE INHERENTLY IMPRECISE AND INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY SUCH DATA. REFERENCES HEREIN TO "FLOOR" AND "WALL" TILE SERVE TO IDENTIFY THE MOST COMMON APPLICATION FOR THE SIZE AND VARIETY OF TILE IN QUESTION; TILE CONSUMERS EMPLOY ALL SIZES AND VARIETIES OF THE PRODUCTS IN ALL TYPES OF APPLICATIONS. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "DAL-TILE" HEREIN REFER TO DAL-TILE INTERNATIONAL INC. AND ALL REFERENCES TO THE "COMPANY" HEREIN REFER COLLECTIVELY TO DAL-TILE AND ITS SUBSIDIARIES, INCLUDING THE OPERATIONS OF AMERICAN OLEAN TILE COMPANY, INC. WHICH WAS ACQUIRED ON DECEMBER 29, 1995. REFERENCES HEREIN TO "FREE CASH FLOW" MEAN CASH PROVIDED BY OPERATIONS LESS CASH USED IN INVESTING ACTIVITIES. AMERICAN OLEAN-REGISTERED TRADEMARK-, HOME SOURCE-REGISTERED TRADEMARK- AND DAL-MONTE-REGISTERED TRADEMARK- ARE REGISTERED TRADEMARKS, AND DALTILE-TM- IS AN UNREGISTERED TRADEMARK, OF THE COMPANY. REFERENCES HEREIN TO FISCAL YEAR 1998 REFER TO THE FISCAL YEAR OF THE COMPANY ENDING JANUARY 1, 1999, REFERENCES TO FISCAL YEAR 1997 REFER TO THE FISCAL YEAR OF THE COMPANY ENDED JANUARY 2, 1998 AND REFERENCES TO FISCAL YEAR 1996 REFER TO THE FISCAL YEAR OF THE COMPANY ENDED JANUARY 3, 1997.

                                  THE COMPANY

    The Company produces and distributes a broad line of high-quality ceramic wall tile and floor tile products for both residential and commercial applications, marketed primarily under its DALTILE, AMERICAN OLEAN and HOME SOURCE brand names. The Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in the United States, and one of the largest in the world. The Company believes that it had an approximately 20% unit share of the approximately 1.67 billion square feet of ceramic tile sold in the United States in 1997, which is significantly greater than the Company's nearest competitor.

    The Company commenced operations in 1947 as the Dallas Ceramic Company and established its first wall tile manufacturing facility and corporate headquarters in Dallas, Texas. On December 29, 1995, the Company completed the acquisition (the "AO Acquisition") of all of the issued and outstanding stock of American Olean Tile Company, Inc. ("AO" or "American Olean") from AWI. The principal executive offices of the Company are located at 7834 Hawn Freeway, Dallas, Texas 75217. Its telephone number at that address is (214) 398-1411.

INDUSTRY OVERVIEW

    Over the past five years U.S. ceramic tile unit sales are estimated to have increased at a compound annual rate of 10.0%, from approximately 1.036 billion square feet in 1992 to approximately 1.670 billion square feet in 1997. The Company believes that ceramic tile consumption has increased due to (i) increasing use of tile, particularly floor tile, in residential remodeling and new home construction, (ii) the expansion of new uses for tile such as countertops and back splashes, (iii) increasing use of tile in areas of the home such as dens, patios, kitchens and foyers and (iv) increasing use of tile in commercial applications such as restaurants, schools, hospitals, hotels, airports and retail establishments. The Company expects these trends to continue due to increasing consumer awareness of ceramic tile's aesthetic and utilitarian advantages, as well as ceramic tile's relatively low cost over its useful life.


    U.S. ceramic tile unit sales are estimated to have increased at a compound annual rate of 10.0% from 1992 to 1996. During the same period, carpet, vinyl flooring and wood flooring unit sales are estimated to have increased at a compound annual rate of 2.6%, 3.2% and 8.6%, respectively (although wood flooring experienced faster growth in 1996). Ceramic tile nevertheless comprised only a small portion of the approximately 23 billion square feet of U.S. floor covering sales in 1997. In addition, the Company believes that the United States continues to lag significantly behind the per capita ceramic tile consumption in many Western European countries, which the Company believes is an indication of growth potential in the U.S. ceramic tile business.

COMPETITIVE STRENGTHS

    The following attributes and operating strategies have enabled the Company to achieve its current leading market presence and should serve as a basis for the Company's future growth and profitability:


    - INDUSTRY'S BROADEST DISTRIBUTION NETWORK. The Company's products are sold through three separate distribution channels consisting of (i) Company-operated sales centers, (ii) independent distributors and (iii) home center retailers. DALTILE brand products are primarily sold through the Company's network of approximately 223 Company-operated sales centers, which is the largest manufacturer-operated wholesale distribution network in the U.S. ceramic tile industry, serving customers in all 50 states and parts of Canada. The sales centers function as a "one-stop" source for ceramic tile, stone products and installation materials and tools, serving tile contractors, architects, design professionals, builders, retail tile and floor covering outlets and developers. The AMERICAN OLEAN brand is primarily distributed through approximately 185 independent distributor locations in the United States and Canada that service both residential and commercial customers. In addition, the Company believes that it is one of the U.S. ceramic tile industry's largest suppliers to the do-it-yourself and buy-it-yourself markets through home center retailers such as The Home Depot, Lowe's, and HomeBase, serving more than 1,200 home center retail outlets nationwide. The home center retail channel has provided the Company with new sources of sales over the past five years.


    - LEADING BRAND NAMES MARKETED THROUGH TARGETED DISTRIBUTION CHANNELS. The Company has two of the leading brand names in the U.S. ceramic tile industry -- DALTILE and AMERICAN OLEAN, the roots of which date back approximately 50 and 75 years, respectively. More recently, it has also established the HOME SOURCE brand name. The Company's strategy is to market independently each of its brands to create brand differentiation within its respective customer segments. Company-operated sales centers principally distribute the DALTILE brand, while the AMERICAN OLEAN brand is principally marketed through independent distributors. The DALTILE and AMERICAN OLEAN brands are also carried by certain major home center retailers. The Company's HOME SOURCE brand is sold exclusively through certain other home center retailers.

    - NEW PRODUCT DEVELOPMENT. The Company believes that the U.S. ceramic tile industry is increasing its fashion orientation, particularly in floor tile, which is the largest and fastest growing ceramic tile product area. The Company believes that its manufacturing capabilities offer competitive advantages due to its ability to manufacture a broad product line of colors, textures and finishes, including trim and angle pieces. In order to capitalize on the increasing demand for fashion oriented tile products, the Company has (i) increased the number of new floor tile product introductions, (ii) focused on shortening product introduction cycle time,
      (iii) expanded its relationship with leading glaze and equipment manufacturers and (iv) focused on evolving consumer preferences to deliver products consistent with current design trends.

    - BROAD, DIFFERENTIATED PRODUCT LINE. The Company offers the most comprehensive product line in the U.S. ceramic tile industry, including glazed floor tile, glazed wall tile, glazed and unglazed mosaic tile, porcelain tile, quarry tile, stone products and installation products. In addition, the Company believes that it produces one of the industry's largest offerings of colors, textures and finishes and that its ability to efficiently manufacture an extensive array of trim and angle pieces differentiates the Company from many of its competitors, particularly foreign ceramic tile manufacturers. The Company also sells products manufactured by third parties for resale, including ceramic tile and installation products. The Company believes that "one-stop shopping," which requires a full product line at its Company-operated sales centers, is an important competitive advantage in servicing its core customers, especially tile contractors.

    - EXTENSIVE, LOW-COST MANUFACTURING. The Company has annual manufacturing capacity of approximately 352 million square feet, the largest ceramic tile manufacturing capacity of any U.S.-based manufacturer. The Company's manufacturing strategy is to maximize production at its lowest cost manufacturing facilities, continue ongoing improvements by implementing demonstrated best practices and continue to invest in manufacturing technology to lower its costs and develop new capabilities. The Company's lowest cost manufacturing facility is located in Monterrey, Mexico and represents 44% of the Company's manufacturing capacity. In addition, the Company has a contractual right to be supplied with up to approximately 25 million square feet of floor tile annually by its Mexican joint venture, RISA (as defined). The Company recently completed the expansion of capacity at its highly automated, state-of-the-art wall tile facility in El Paso, Texas. In addition, the Dallas, Texas wall tile facility is expected to be upgraded by the end of 1998 with the installation of modern and more efficient equipment.

      The Company has also rationalized production of the combined Dal-Tile and American Olean manufacturing system by maximizing production at its lowest cost facilities and closing a number of higher cost plants. The rationalization steps included, in early 1996, the closure of the Lansdale, Pennsylvania wall tile facility and wall tile production at the Jackson, Tennessee facility and consolidation of a portion of mosaic tile production in late 1996. In addition, in 1997, the Company began consolidating a portion of its unglazed floor tile production by closing the Coleman, Texas facility. The Company also suspended production at its Mt. Gilead, North Carolina glazed floor tile facility during the fourth quarter of 1997. The Company will continue to seek opportunities to maximize production at its lowest cost facilities and to lower its manufacturing costs through capital investments in state-of-the-art facilities and equipment.

AMERICAN OLEAN INTEGRATION

    The Company has experienced difficulties in the complex task of integrating the American Olean operations, which were purchased in December 1995, with the Dal-Tile operations (the "Integration"). Delays in bringing the combined companies onto a common, fully integrated management information system affected many aspects of the Company's operations, particularly the Company's logistics systems. As a result, the Company overproduced some products and underproduced others. Transportation costs increased because of the need to relocate inventory to meet demand. Customer service was adversely affected, and the Company lost sales. Accounts receivable and inventory increased significantly, which resulted in a negative impact on the Company's cash flow in 1996 and 1997.

    The difficulties associated with the Integration significantly affected the Company's financial results as sales declined 6.1% in 1997 compared to 1996. Excluding the charges described below and certain merger integration charges, operating margin declined to 3.0% in 1997 from 14.8% in 1996 and operating income declined $86.4 million to $20.5 million in 1997 from $106.9 million in 1996. The Company also experienced negative free cash flow of ($92.9) million in 1997 and ($60.7) million in 1996.

    During the second and third quarters of 1997, the Company recorded charges of $24.7 million and $65.4 million, respectively. These charges were principally non-cash charges for the write-down of obsolete and slow moving inventories, uncollectible trade accounts receivable and other non-productive assets, and also included costs for restructuring of manufacturing, store operations and corporate administrative functions.

    Beginning in July 1997, the Company replaced its senior management team with the hiring of a new President and Chief Executive Officer, Jacques ("Jack") Sardas, and Chief Financial Officer, William ("Chris") Wellborn. The Company also hired a new corporate controller, a new director of internal audit, a new human resources vice president and a new general counsel. Under Mr. Sardas' direction, the

Company's new management team has made substantial progress towards completing the conversion of the Company's information systems to a common platform, and has developed a targeted operating plan to address the Integration difficulties faced by the Company while taking advantage of the Company's competitive strengths to further enhance its leading market position. This plan has already produced positive results and is based on the following initiatives:

    - IMPROVE CUSTOMER SERVICE. The Company has taken, and continues to take, a number of actions to improve customer service, focusing on improved product availability and order fill rates, on-time deliveries and accurate and timely billing. The steps taken by the Company include (i) focusing on enhancing the Company's management information systems to provide management with the data necessary to deliver ordered product in the quality, quantity, time and location requested by customers, (ii) streamlining the Company's organizational structure, which allows the Company to be more responsive to the market and the Company's customers and (iii) increased coordination between the field offices and the corporate billing department, which will result in more accurate and timely billings to the Company's customers. In addition, the Company has focused on improving its regional distribution centers in California, Maryland and Texas to enhance customer service in each distribution channel. The regional distribution centers also enhance the Company's ability to plan and schedule production and to manage inventory requirements. Although progress has been made, the Company will continue its efforts in order to obtain further improvement in customer service.

    - IMPROVE CASH FLOW. The Company has taken, and continues to take, steps to improve cash flow by (i) reducing accounts receivable, (ii) reducing inventory levels, (iii) controlling costs and (iv) improving management of its capital expenditures. The Company is now focusing on improving its sales, production and inventory information and internal accounting procedures. The Company also modified the accounts receivable system for invoice dating, receivables aging, statement timing and credit reporting. Together with improved coordination between the field sales organization and the corporate credit department, these efforts have enabled the Company to reduce accounts receivable from $131.3 million on July 4, 1997 to $96.3 million at fiscal year end 1997 (including a $13.7 million write-down). Primarily as a result of increased sales, accounts receivable increased to $110.0 million at April 3, 1998.

      In order to reduce its inventory levels, the Company decreased production levels during the third and fourth quarters of 1997 in order to match inventories more closely to current sales levels. This resulted in higher per unit costs and lower gross margins during these periods. In addition, the Company is initiating systems for enhanced inventory planning and transportation cost management. The Company has been able to reduce inventory levels from $179.3 million on July 4, 1997 to $130.7 million at fiscal year end 1997 (including a $28.1 million write-down), and $123.7 million at April 3, 1998.

      The Company has increasingly focused its capital expenditures on projects that improve operational efficiency, overall performance and near term profits and cash flow. Such projects include investments in highly automated, state-of-the-art equipment for the El Paso and Dallas, Texas facilities. Although progress has been made, the Company will continue its efforts in order to obtain further improvement in cash flow.

    - REDUCE COSTS. The Company has rationalized the combined Dal-Tile and American Olean manufacturing network by suspending production at high-cost manufacturing facilities and consolidating activity at lower-cost facilities. The Company's continuing efforts in these areas are expected to identify opportunities to increase productivity and efficiency. To further reduce costs and improve service, the Company undertook a systematic review of its product lines. Of its approximately 22,500 standard price book stock keeping units ("SKUs"), the Company identified approximately 7,900 low-sales volume SKUs, which were discontinued at the end of 1997. The

      Company has also achieved cost savings by renegotiating contracts for raw materials, products and services.

    - STREAMLINE THE COMPANY'S ORGANIZATIONAL STRUCTURE. During the second half of 1997, the Company began to streamline its organizational structure to make it more flexible and responsive to the market, as well as to reduce costs. The Company flattened the sales organization, eliminating management layers to bring experienced sales management closer to the customers. The Company also reorganized the marketing department, establishing product managers for each product category. This has enabled Dal-Tile to focus more effectively on each product line, addressing specific issues such as product mix, pricing, production, planning, product availability, new products and product line simplifications.


      The Company has also restructured its manufacturing organization, shifting from multiple layers of operational management to a flatter, more functional organization, and is restructuring its research and development organization to better support the development of new product lines and the efficiency of the manufacturing plants. As a result of these initiatives and the lower production levels which occurred in the second half of 1997, the Company has reduced overall head count by 563 (7.2%) from 7,854 at March 31, 1997 to 7,291 at March 31, 1998.



    The Company believes that the original rationale for the AO Acquisition remains sound. The AO Acquisition allowed the Company to offer two of the leading brands in the U.S. ceramic tile industry through distinct distribution channels, to significantly increase participation in the independent distributor channel and to enhance its geographic diversification and provided a foundation for lowering operating costs. The combined Company has the competitive advantages of the industry's largest distribution network, leading brand names and extensive and modern manufacturing facilities. The Company is currently focused on improving the effectiveness of its entire supply chain, including sales forecasting, production planning, manufacturing and distribution. The Company expects these efforts to ultimately improve customer service and lower costs, allowing the Company to improve sales and profits and providing a stronger foundation from which to participate in the growing market for ceramic tile.

                                  THE OFFERING

Common Stock offered by the Selling
  Stockholder.......................  9,000,000 shares(1)

Total Common Stock outstanding......  53,435,101 shares

Selling Stockholder.................  The Selling Stockholder is offering 9,000,000 shares of Common Stock pursuant to certain registration
                                      rights under the Shareholders Agreement (as defined).
                                      The 18,365,822 shares beneficially owned by the
                                      Selling Stockholder immediately preceding the
                                      Offering represent 34.4% of the outstanding Common
                                      Stock.

PEPS Offering.......................  In a concurrent transaction, AWI is offering
                                      7,000,000 PEPS (plus an additional 1,050,000 PEPS to
                                      cover over-allotments, if any) which AWI may redeem
                                      at maturity by delivering up to 7,000,000 shares of
                                      Common Stock (plus up to an additional 1,050,000
                                      shares if the over-allotment option is exercised in
                                      full).

Common Stock beneficially owned by
  the Selling Stockholder
  immediately following the
  Offering..........................  9,365,822 shares or approximately 17.5% of the outstanding Common Stock (or 8,050,000 shares,
                                      representing 15.1% of the outstanding Common Stock,
                                      if the over-allotment option is exercised in full).

Use of proceeds.....................  The Company will not receive any of the proceeds of the Offering or the PEPS Offering.

NYSE symbol for the Common Stock....  DTL

------------------------

(1) Excludes up to 1,315,822 shares subject to an over-allotment option granted by the Selling Stockholder to the Underwriters. See "Underwriters."

                                  RISK FACTORS

    See "Risk Factors" beginning on page 11 for information that should be carefully considered by prospective investors.

                         SUMMARY FINANCIAL INFORMATION

    The following summary financial information was derived from the historical consolidated financial information of the Company. The Consolidated Financial Statements of the Company for the fiscal years 1993, 1994, 1995, 1996 and 1997 have been audited by Ernst & Young LLP, whose report for the fiscal years 1995, 1996 and 1997 appears elsewhere in this Prospectus. The summary financial information for the three-month periods ended April 3, 1998 and April 4, 1997 is unaudited, but, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the three months ended April 3, 1998 are not necessarily indicative of the results for the entire year. The summary financial information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, that appear elsewhere in this Prospectus.

                                                    FISCAL YEAR ENDED
                                ---------------------------------------------------------   THREE MONTHS ENDED
                                         DECEMBER 31,                                      --------------------
                                -------------------------------  JANUARY 3,   JANUARY 2,   APRIL 4,   APRIL 3,
                                  1993       1994       1995        1997         1998        1997       1998
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                                               (UNAUDITED)

                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA (1):
Net sales.....................  $ 440,573  $ 506,309  $ 474,812   $ 720,236    $ 676,637   $ 167,409  $ 185,831
Cost of goods sold............    239,379    268,272    225,364     369,731      404,728(2)    84,221    98,503
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
Gross profit..................    201,194    238,037    249,448     350,505      271,909      83,188     87,328
Expenses:
    Transportation............     25,860     32,068     33,535      47,125       58,425(2)    11,490    14,533
    Selling, general and
      administrative..........    120,748    132,887    134,193     190,911      277,515(2)    52,994    57,433
    Provision for merger
      integration charges.....         --         --     22,430(3)      9,000(4)         --        --        --
    Provision for special
      charges.................     53,233(5)        --        --         --           --          --         --
    Amortization/write-down of
      goodwill................    224,941(6)     4,765     4,765      5,605        5,605       1,401      1,401
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
Total expenses................    424,782    169,720    194,923     252,641      341,545      65,885     73,367
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
Operating income (loss).......   (223,588)    68,317     54,525      97,864      (69,636)     17,303     13,961
Interest expense..............     46,746     53,542     55,453      46,338       40,649       8,079     11,604
Interest income...............        517      1,403      1,250       1,685          268         139         26
Other income (expense)........     (1,088)     1,341      2,994         129        1,220         681       (391)
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
Income (loss) before income
  taxes and extraordinary
  item........................   (270,905)    17,519      3,316      53,340     (108,797)     10,044      1,992
Income tax provision
  (benefit)...................     (3,225)    10,614      1,176      18,914        1,439       3,517      1,164
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
Income (loss) before
  extraordinary item..........   (267,680)     6,905      2,140      34,426     (110,236)      6,527        828
Extraordinary item--loss on
  early retirement of debt,
  net of taxes................         --         --         --     (29,072)          --          --         --
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
Net income (loss).............  $(267,680) $   6,905  $   2,140   $   5,354    $(110,236)  $   6,527  $     828
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------

EARNINGS PER SHARE (7):
Income (loss) after
  extraordinary item per
  common share
    Basic earnings (loss) per
      common share............  $   (9.38) $    0.24  $    0.07   $    0.11    $   (2.06)  $    0.12  $    0.02
    Diluted earnings (loss)
      per common share........  $   (9.38) $    0.23  $    0.07   $    0.11    $   (2.06)  $    0.12  $    0.02

OTHER FINANCIAL DATA:
Gross margin..................       45.7%      47.0%      52.5%       48.7%        45.6%(8)      49.7%      47.0%
Operating margin (9)..........       10.0%      13.5%      16.2%       14.8%         3.0%       10.3%       7.5%
Adjusted EBITDA (10)..........  $  64,358  $  83,239  $  92,041   $ 129,367    $  44,099   $  22,284  $  20,826
Cash flows provided by (used
  in):
    Operating activities......     (6,193)    31,470     40,663     (18,684)     (52,807)    (41,291)     7,511
    Investing activities......    (17,066)   (14,160)   (29,392)    (42,039)     (40,074)    (13,888)     3,272
    Financing activities......     28,771     (8,434)    51,739      (2,163)      90,463      40,200    (17,887)
                                                                                  (FOOTNOTES ON FOLLOWING PAGE)

                                         DECEMBER 31,
                                -------------------------------  JANUARY 3,   JANUARY 2,   APRIL 4,   APRIL 3,
                                  1993       1994       1995        1997         1998        1997       1998
                                ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                                               (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA (11):
Working capital...............  $ 119,109  $ 115,717  $ 152,128   $ 180,819    $ 154,888   $ 214,685  $ 137,201
Total assets..................    512,830    488,417    672,393     688,497      672,069     722,265    657,601
Long-term debt, including
  current maturities..........    492,137    492,753    527,816     465,858      557,091     506,062    539,445
Stockholders' equity
  (deficit)...................    (77,449)  (103,823)     9,639     115,569        3,920     121,354      1,946


------------------------

(1) Operating data for the fiscal year ended December 31, 1995 and prior years excludes the results of operations of AO, as the AO Acquisition occurred on December 29, 1995, and are not directly comparable to subsequent periods.

(2) Includes charges totaling $90.1 million recorded in fiscal year 1997 principally for the write-down of obsolete and slow-moving inventories, uncollectible trade accounts receivable, other non-productive assets and costs for restructuring of manufacturing, store operations and corporate administrative functions. These charges are comprised of $36.5 million in cost of goods sold, $3.5 million in transportation expenses and $50.1 million in selling, general and administrative expense.

(3) In the fourth quarter of fiscal year 1995, the Company recorded a pre-tax $22.4 million merger integration charge for the revaluation of certain assets in connection with the AO Acquisition.

(4) In the first quarter of fiscal year 1996, the Company recorded a pre-tax $9.0 million merger integration charge for the closing of duplicative sales centers and distribution centers, the closing of certain manufacturing facilities and severance costs.

(5) In the fourth quarter of fiscal year 1993, the Company established provisions for a distribution enhancement program, revaluation of certain assets and severance costs for retiring employees. As a result, the Company recorded a pre-tax $53.2 million special charge in the fourth quarter of fiscal year 1993.

(6) In connection with a review of its operations during the fourth quarter of fiscal year 1993, the Company wrote off $214.2 million of goodwill related to the following business units: Dal-Tile of Mexico, S.A. de C.V., formerly Ceramica Regiomontona, S.A. de C.V. ("Dal-Tile Mexico"), Materiales Ceramicos, S.A. de C.V. ("Materiales"), Dal-Minerals Company
    ("Dal-Minerals") and R&M Supplies Inc. ("R&M").

(7) The earnings per share amounts prior to fiscal year 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). For further discussion of earnings per share and the impact of SFAS 128, see the notes to the Consolidated Financial Statements.

(8) Excludes charges totaling $36.5 million in cost of goods sold recorded in fiscal year 1997 described in footnote (2) above.

(9) Excludes provision for special charges described in footnote (5) above, write-down of goodwill described in footnote (6) above, provision for merger integration charges described in footnotes (3) and (4) above, and charges totaling $90.1 million described in footnote (2) above.


(10) Adjusted EBITDA is defined as the sum of (i) operating income (loss), (ii) depreciation, (iii) amortization/write-down of goodwill, (iv) provision for special charges described in footnote (5) above, (v) provision for merger integration charges described in footnotes (3) and (4) above and (vi) the charges described in footnote (2) above, less finance cost amortization. Adjusted EBITDA is presented because (a) management believes that earnings before interest, taxes, depreciation and amortization is a standard measure commonly reported and widely used by analysts and other interested parties that is helpful to investors, and (b) the adjustments made thereto to account for the provisions for charges referred to in clauses (iv), (v) and
    (vi) of the definition thereof are appropriate, in management's judgment, to provide a more meaningful presentation of the Company's ability to service debt and trends relating thereto. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating performance or to cash flow as a measure of liquidity. For information regarding management's analysis of trends in operating performance and cash flow, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Adjusted EBITDA is not necessarily comparable with other similarly titled measures for other companies. Consolidated EBITDA as defined under the Second Amended Credit Agreement (as defined) allows for certain additional adjustments to the disclosed amounts (including (i) the exclusion of certain non-cash compensation expenses, (ii) the exclusion of gains or losses from certain asset dispositions, (iii) the exclusion of certain other non-recurring charges, and (iv) the inclusion of amounts recorded under "Other income (expense)") and was $54,275 for fiscal year 1997. A breach of the Consolidated EBITDA test contained in the Second Amended Credit Agreement could result in an event of default thereunder. In such event, the lenders under the Second Amended Credit Agreement could elect to declare all amounts borrowed under the Second Amended Credit Agreement, together with accrued interest thereon, to be due and payable. See "Description of Second Amended Credit Agreement--Covenants."



(11) Balance sheet data as of December 31, 1994 and December 31, 1993 exclude the assets acquired and liabilities assumed pursuant to the AO Acquisition and are not directly comparable to subsequent periods.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE COMMON STOCK OFFERED HEREBY SHOULD CONSIDER THE SPECIFIC RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

RISKS RELATED TO INTEGRATION OF AO; OPERATING LOSSES AND NEGATIVE CASH FLOW

    The Company has experienced difficulties in the complex task of integrating the American Olean operations, which were purchased in December 1995, with the Company's operations. Delays in bringing the combined companies onto a common, fully integrated management information system affected many aspects of the Company's operations, particularly the Company's logistics systems. As a result, the Company overproduced some products and underproduced others. Transportation costs increased because of the need to relocate inventory to meet demand. Customer service was adversely affected, and the Company lost sales. Accounts receivable and inventory increased significantly, which resulted in a negative impact to the Company's cash flow in 1996 and 1997.

    The difficulties associated with the Integration significantly affected the Company's financial results as sales declined 6.1% in 1997 compared to 1996. Excluding the charges described below and certain merger integration charges, operating margins declined to 3.0% in 1997 from 14.8% in 1996 and operating income declined $86.4 million to $20.5 million in 1997 from $106.9 million in 1996. The Company also experienced negative free cash flow of ($92.9) million in 1997 and ($60.7) million in 1996. During the second and third quarters of 1997, the Company recorded charges of $24.7 million and $65.4 million, respectively. These charges were principally non-cash charges for the write-down of obsolete and slow moving inventories, uncollectible trade accounts receivable, and other non-productive assets, and also included costs for restructuring of manufacturing, store operations and corporate administrative functions.

    The Company has substantially completed the conversion of its management information systems, primarily onto the platform used by AO. While the Company's current information systems platform has allowed the Company to operate during the Integration, the Company expects that it will be required to make additional systems investments to optimize performance of its supply chain and to respond to growth of its business and expanded customer service requirements.


    The Company believes it has taken adequate charges for the expected costs associated with the Integration, but can give no assurance that additional charges will not be incurred. In addition, although the Company has taken a number of actions to resolve the difficulties associated with completing the Integration, there can be no assurance that the Company has or will be able to take all steps necessary, or that the Company will return to, and then maintain, profitability and positive cash flow in the future. Completion of the Integration, and the realization of any costs savings and other benefits, could be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, potential revenue instability arising from cost savings initiatives or otherwise, response of competitors or customers and further delays or difficulties in implementation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--American Olean Integration."


CYCLICAL BUSINESS

    The U.S ceramic tile industry is highly dependent on residential and commercial construction activity--new construction as well as remodeling--which is cyclical in nature and is significantly affected by changes in general and local economic conditions. These include interest rates, housing demand, employment levels, financing availability, commercial rental vacancy rates and consumer confidence. A prolonged recession in any of the residential or commercial construction industries (new construction as well as remodeling) could result in a significant decrease in the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

SIGNIFICANT LEVERAGE; RESTRICTIONS IMPOSED UNDER THE SECOND AMENDED CREDIT
  AGREEMENT


    The Company is highly leveraged and, as a result, has significant debt service obligations. At April 3, 1998, the Company's consolidated indebtedness was $539.4 million (including the current portion of long-term debt) and its stockholders' equity was $1.9 million. The degree to which the Company is leveraged has important consequences to holders of Common Stock, including the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's debt service obligations; (ii) the Company's high degree of leverage will make it more sensitive to a downturn in general economic conditions; (iii) the Company's substantial indebtedness may limit its capacity to respond to market conditions (including its ability to satisfy capital expenditure requirements) or to meet its contractual or financial obligations; (iv) pursuant to the instruments governing its indebtedness, the Company is subject to restrictive financial and operating covenants that could limit its ability to conduct its business; and
(v) the Company may be more highly leveraged than other companies with which it competes, which may place it at a competitive disadvantage. In addition, if and to the extent the Company requires additional financing in the future for working capital, capital expenditures or other purposes, the Company's leverage may impair its ability to obtain such additional financing. See "Use of Proceeds," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Second Amended Credit Agreement."



    Pursuant to the Second Amended Credit Agreement, the Company is required to make quarterly amortization payments on the remaining portion of the $275 million Term A Loan (as defined) starting in the third quarter of fiscal year 1998 through December 31, 2002, at various scheduled amounts (including an aggregate of $12.5 million in fiscal year 1998 and $40 million in fiscal year
1999). The Company is required to make quarterly amortization payments in respect of the Term B Loan (as defined) through December 31, 2003 (including an aggregate of $1 million in each of fiscal year 1998 and fiscal year 1999). Borrowings under the $250 million Revolving Credit Facility (as defined) are payable in full December 31, 2002. See "Description of Second Amended Credit Agreement."



    The Second Amended Credit Agreement contains a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness and other liabilities, pay dividends, enter into sale and leaseback transactions, create liens, make capital expenditures, make certain investments or acquisitions and otherwise engage in corporate activities. Also, under the Second Amended Credit Agreement, the Company will be required to satisfy specified financial tests, including consolidated net worth, current ratio, consolidated interest coverage, consolidated leverage ratio and Consolidated EBITDA (as defined) tests. While the amendment that resulted in the Second Amended Credit Agreement provided the Company with increased short-term flexibility with respect to the consolidated interest coverage ratio and the consolidated leverage ratio test (the "Amended Tests"), the Amended Tests and the Consolidated EBITDA test, which was added in the Second Amended Credit Agreement, become significantly more stringent over time, beginning in fiscal year 1998. A breach of any of the covenants could result in an event of default under the Second Amended Credit Agreement. In such event, the lenders under the Second Amended Credit Agreement could elect to declare all amounts borrowed under the Second Amended Credit Agreement, together with accrued interest thereon, to be due and payable. See "Description of Second Amended Credit Agreement--Covenants."



    As a result of increasingly stringent financial covenants under the Second Amended Credit Agreement, the Company expects that it will be required to seek to refinance its indebtedness or amend the terms thereof in 1999 and possibly sooner. The Company's ability to amend or refinance its obligations with respect to its indebtedness and to raise capital through alternative means such as selling assets or raising equity capital, as well as its ability to comply with its obligations under any new or amended debt facilities, depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. There can be no assurance that future borrowing facilities will be available for the repayment or refinancing of the Company's indebtedness, that the Company's existing lenders will agree to any requested modification of the terms of its indebtedness or that the Company's operating results will be sufficient for compliance with its obligations under any new or amended debt facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources," "Description of Second Amended Credit Agreement" and "Description of Capital Stock." The Company expects that debt incurred as part of a refinancing would involve higher borrowing costs.


COMPETITIVE INDUSTRY

    The Company's products are sold in a highly competitive marketplace. In the floor and wall covering businesses, the Company competes with vendors of carpet, resilient flooring, wood flooring, laminates, stone, wallpaper, paint and other products. With regard to ceramic tile sales, the Company faces extensive competition from domestic and foreign manufacturers and independent distributors. Although the Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in the United States, certain of its U.S. competitors are subsidiaries of publicly held companies that may have greater resources and access to capital than the Company. In addition, some of the Company's foreign competitors may be larger and have greater resources and access to capital than the Company. In 1997, approximately 60% of U.S. ceramic tile sales (by unit volume) consisted of imports, including the approximately 7% of all ceramic tile sold in the United States that was manufactured by the Company in Mexico. In general, the proportion of U.S. ceramic tile sales attributable to imports has increased in recent years. Consequently, changes in exchange rates could affect the Company's position with respect to its foreign competitors. See "--Impact of Mexican Operations; Currency Fluctuations," "Ceramic Tile Industry" and "Business-- Competition."

MANAGEMENT TRANSITION

    The Company is experiencing a period of management transition that has placed, and may continue to place, a significant strain on its organizational resources and personnel. Jacques R. Sardas was hired as President and Chief Executive Officer in July 1997 and has assembled a new senior management team. The Company's ability to successfully manage the Integration and future initiatives will require its new management personnel to work together effectively and will require the Company to improve its operational, management and financial systems and controls. If Company management is unable to manage this transition effectively, the Company's business, competitive position, results of operations and financial condition will be materially and adversely affected. See "--Dependence on Key Personnel."

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends to a significant extent upon a number of key management employees and, in particular, upon Jacques R. Sardas, the Company's Chairman, President and Chief Executive Officer. The Company has entered into an agreement with Mr. Sardas providing for his employment as the Company's President and Chief Executive Officer through December 31, 1999. The Company does not maintain "key man" life insurance for any of its employees, including Mr. Sardas. The loss of services of Mr. Sardas or any of the Company's other key employees could have a material adverse effect on the Company. The Company's success will depend in part on its ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. There can be no assurance that the Company will be successful in retaining Mr. Sardas and its key management employees and in attracting and retaining the personnel its operations and strategy require. See "--Management Transition."

IMPACT OF MEXICAN OPERATIONS; CURRENCY FLUCTUATIONS

    Forty-four percent of the Company's manufacturing capacity is owned and operated by its subsidiaries in Mexico (exclusive of manufacturing capacity available from the Company's Mexican joint venture). Accordingly, an event that has a material adverse impact on the Company's Mexican operations may have a material adverse impact on the operations of the Company as a whole. The marketing, manufacturing and regulatory environments in Mexico differ from those in the United States.

    The Company's Mexican facility is primarily a provider of ceramic tile to the Company's U.S. operations and, in addition, sells ceramic tile in Mexico. In fiscal year 1997, sales in Mexico represented approximately 3% of the Company's consolidated net sales. The Company's sales in Mexico are peso-denominated and primarily all of the Mexican facility's cost of sales and operating expenses are peso-denominated. In fiscal year 1997, peso-denominated cost of sales and operating expenses represented approximately 7% of the Company's consolidated cost of sales and operating expenses. Exposure to exchange rate changes is favorable to operating results when the peso devalues against the U.S. dollar, since the Company's costs relating to its Mexican operations are primarily denominated in pesos and the Company's revenues relating to its Mexican operations are primarily denominated in dollars. As the peso appreciates against the U.S. dollar, the effect is unfavorable to operating results. In addition to exchange rate changes affecting operating results, foreign currency transaction gains or losses are recognized in other income and expense. In fiscal year 1997, the Company recorded a foreign currency transaction gain of approximately $0.6 million. In addition, non-cash increases or reductions to stockholders' equity may occur as a result of translation of foreign assets and liabilities into dollars. The Company did not enter into any peso currency forward contracts in 1996 and 1997.

    The Mexican peso has been subject to large devaluations in the past, and may be subject to significant fluctuations in the future. During 1996, the Mexican peso devalued 2.24% and, during 1997, the peso devalued 2.65%. These devaluations resulted in a reduction of stockholders' equity of approximately $2.0 million and $1.4 million in 1996 and 1997, respectively, as a result of translating peso-denominated assets and liabilities into dollars. Any future devaluation of the peso against the U.S. dollar may affect the Company's results of operations or financial condition and may affect the value of a holder's investment in the Common Stock.

    Over the last few years, a program of reform has begun to modify the nature of the Mexican government's role in the Mexican economy. Nevertheless, the Mexican government continues to exercise significant influence over many aspects of the Mexican economy. Accordingly, Mexican government actions concerning the economy could have significant effects on private sector entities, including the Company. There can be no assurance that future Mexican governmental actions or future developments in the Mexican economy, including a slowdown of the Mexican economy or the development of any social unrest, over which the Company has no control, will not impair the Company's operations or financial condition or adversely affect the market price of the Common Stock.

TARIFFS AND CUSTOMS DUTIES

    The United States is a party to the General Agreement on Tariffs and Trade ("GATT"). Under GATT, the United States currently imposes import duties on glazed ceramic tile imported from non-North American countries at approximately 15%, to be reduced ratably to 8 1/2% by 2004. Accordingly, GATT may stimulate competition from non-North American manufacturers who now export, or who may seek to export, ceramic tile to the United States. The Company cannot predict the effect that GATT may have on the Company's operations.

    In 1993, Mexico, the United States and Canada approved the North American Free Trade Agreement ("NAFTA"). NAFTA has, among other things, removed and will continue to remove, over a transition period, most normal customs duties imposed on goods traded among the three countries. In addition, NAFTA will remove or limit many investment restrictions, liberalize trade in services, provide a specialized means for settlement of, and remedies for, trade disputes arising thereunder, and will result in new laws and regulations to further these goals. Although NAFTA lowers the tariffs imposed on the Company's ceramic tile manufactured in Mexico and sold in the United States, it also may stimulate competition in the United States and Canada from manufacturers located in Mexico. The United States currently imposes import duties on glazed ceramic tile from Mexico of approximately 13%, although these duties on imports from Mexico are being phased out ratably under NAFTA by 2008. It is uncertain what ultimate effect NAFTA will have on the Company's results of operations.

CONTROL BY CERTAIN STOCKHOLDERS

    After giving effect to the sale of the shares of Common Stock offered hereby (the "Offering"), DTI Investors LLC ("DTI Investors") (whose members include AEA Investors Inc. ("AEA Investors"), certain current and former management employees of AEA Investors, AEA Investors' current and former fund investors and certain former members of Company management) will beneficially own 53.5% of the outstanding shares of Common Stock, and AWI will beneficially own 17.5% of the outstanding shares of Common Stock (or 15.1% if the underwriters' over-allotment option with respect to the Offering is exercised in full). AEA Investors, a privately held corporation headquartered in New York, is the managing member of DTI Investors and, as such, has the power to control the business of DTI Investors, including the power to vote shares of Common Stock owned by DTI Investors. Pursuant to the Shareholders Agreement, dated as of December 29, 1995 (as amended as of July 16, 1996, the "Shareholders Agreement"), among Dal-Tile, AEA Investors, DTI Investors, AWI, Armstrong Enterprises, Inc. ("AEI") and Armstrong Cork Finance Corporation, each of DTI Investors and AWI is obligated to vote the shares of Common Stock owned or controlled by it for (i) six directors designated by DTI Investors, (ii) three directors designated by AWI (subject to reduction as a result of the Offering), and (iii) the chief executive officer of Dal-Tile. Acting pursuant to the Shareholders Agreement, DTI Investors and AWI have sufficient voting power to control the election of directors. Effective February 26, 1998, the three persons so designated by AWI resigned as directors of the Company. The Company, DTI Investors and AWI are in discussions regarding filling the three director vacancies. On March 13, 1998, AWI notified the Company of its request, pursuant to the Shareholders Agreement, that Dal-Tile register for sale under the Securities Act all of the 18,365,822 shares of Common Stock owned by AWI to enable AWI to make the Offering and offer to sell the PEPS (the "PEPS Offering"). Pursuant to the Shareholders Agreement, the Company is prohibited from engaging in, without the approval of a majority of the Board of Directors (including at least one AWI designee), certain dispositions to third parties involving more than 20% of the total assets of the Company on a cumulative basis, excluding, however, such dispositions in the ordinary course of business, and excluding the sale of all or substantially all of the stock or assets of the Company. DTI Investors has sufficient voting power to decide the results of other matters submitted to a vote of stockholders. Furthermore, such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. See "Principal and Selling Stockholders--Shareholders Agreement."

    The PEPS Offering will have no immediate effect on AWI's ownership of Common Stock. In addition, AWI may pay cash in lieu of delivering Common Stock upon maturity of the PEPS.

DIVIDEND POLICY; RESTRICTIONS ON PAYMENT OF DIVIDENDS

    The Company has not declared or paid dividends since the Company's initial public offering of the Common Stock and intends to retain any future earnings for use in its business. Additionally, payment of dividends by Dal-Tile on the Common Stock currently is restricted under the Second Amended Credit Agreement. As a result, Dal-Tile does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

    Dal-Tile is a holding company with no operations or significant assets other than its investment in its wholly owned subsidiary, Dal-Tile Group Inc. ("Dal-Tile Group"), and its 49.99% interest in

Recumbriementos Interceramic, S.A. de C.V. ("RISA"), a Mexican joint venture with Internacional de Ceramica, S.A. de C.V. ("Interceramic"). Dal-Tile Group is the primary obligor under the Second Amended Credit Agreement and is a separate and distinct legal entity and has no obligation, contingent or otherwise, to make funds available to Dal-Tile, whether in the form of loans, dividends or other cash distributions. The Second Amended Credit Agreement limits dividends, loans and other cash distributions from Dal-Tile Group to Dal-Tile, so that profits generated by Dal-Tile Group may not be available to Dal-Tile to pay cash dividends or repay indebtedness or otherwise. In light of these limitations, Dal-Tile Group is prohibited from making such dividends, loans and other cash distributions, and Dal-Tile does not believe that Dal-Tile Group will be able to make any such dividends, loans and other cash distributions in the foreseeable future. If the need by Dal-Tile for cash distributions from Dal-Tile Group should arise in the future (for example, to repay indebtedness), there can be no assurance that Dal-Tile Group will be permitted to make such cash distributions. See "Dividend Policy" and "Description of Second Amended Credit Agreement."

REGULATIONS AND ENVIRONMENTAL CONSIDERATIONS

    The Company's operations are subject to various U.S. and Mexican environmental statutes and regulations, including laws and regulations addressing materials used in the Company's products. In addition, certain of the Company's operations are subject to U.S. federal, state and local and Mexican environmental laws and regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of solid and hazardous wastes. Although the Company believes that it has made sufficient capital expenditures to maintain compliance with existing laws and regulations, future expenditures may be necessary as compliance standards and technology change. Unforeseen significant expenditures required to maintain such compliance, including unforeseen liabilities, could have an adverse effect on the Company's business and financial condition.

    The Company has from time to time been, and presently is, the subject of administrative proceedings, litigation and investigations relating to environmental and related matters. Although management does not believe that such proceedings, litigation and investigations will have a material adverse effect on the Company, based, among other factors, on certain indemnification rights the Company enjoys, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company, or that indemnification pursuant to such indemnification rights will be available. See "Business--Environmental Regulation."

LIMITED TRADING MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE


    The Company's Common Stock is traded on the New York Stock Exchange ("NYSE"). Average daily trading volume for the Common Stock as reported by the NYSE for the first quarter of 1998 was 44,974 shares. Despite the increase in the number of shares of Common Stock to be publicly held as a result of the Offering, there can be no assurance that a more active trading market in the Common Stock will develop. The Company believes that variations in the Company's results of operations and other factors, including analyst estimates and general economic conditions, may cause the market price of the Common Stock to vary significantly. In addition, from time to time in recent years, the securities markets have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies. Following the Offering, sales or the expectation of sales of substantial amounts of Common Stock in the public market by the Company or its stockholders could adversely affect the prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."


    It is not possible to predict how or whether any market that develops for the PEPS will influence the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market, upon maturity of the PEPS, of up to 8,050,000 shares of Common Stock which may be delivered by AWI upon the maturity of the PEPS (currently constituting 15.1% of the outstanding shares of Common Stock). The price of the Common Stock could also be adversely affected by the possible sales of shares of Common Stock by investors who view the PEPS as a more attractive means of equity participation in the Company and by hedging or arbitrage trading activity that may develop involving the PEPS and the Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE


    The Company has, and upon completion of the Offering and the PEPS Offering, the Company will have, 53,435,101 shares of Common Stock outstanding. All of these shares of Common Stock are freely transferable without restriction or further registration under the Securities Act, except for any shares held by affiliates, including 28,604,811 shares held by DTI Investors and, to the extent AWI is deemed an affiliate, 8,050,000 shares held by AWI following the Offering (assuming the Underwriters' over-allotment option with respect to the Offering is exercised in full). All of the shares sold in the Offering and any shares delivered to holders of PEPS will be freely transferable and may be resold by non-affiliates of the Company without further registration under the Securities Act. Each of the Company, the Company's directors and executive officers (for so long as they remain in such capacities), AWI and DTI Investors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 90 days after the date of this Prospectus (1) offer, pledge, loan, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any securities are then owned by such person or are thereafter acquired directly from the Company), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the Common Stock, whether any such transaction described in clause (1) or (2) of this paragraph is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, (3) in the case of AWI and DTI Investors, make any demand for, or exercise any right with respect to, registration of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or (4) in the case of Dal-Tile, file a registration statement with the Securities and Exchange Commission (the "Commission") for an offering of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than a registration statement on Form S-8 or an equivalent form), other than, with respect to clauses (1), (2), (3) and (4) above, (i) the PEPS, (ii) the offer and sale of the shares of Common Stock made in connection with the Offering and the PEPS Offering and (iii) options to purchase Common Stock, or shares of Common Stock issued or issuable under the Company's existing stock option and stock purchase plans. See "Underwriters." Following the Offering and the PEPS Offering, sales or the expectation of sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market prices for the Common Stock. See "Shares Eligible for Future Sale."


    In addition, 7,836,425 shares of Common Stock are reserved for issuance pursuant to the Company's stock option plans. At April 3, 1998, options for the purchase of 6,647,371 shares of Common Stock were outstanding. These shares will be available for sale in the public market from time to time upon registration or pursuant to available exemptions from registration.

IMPACT OF YEAR 2000

    Some of the Company's computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.


    The Company is continuing its efforts to modify or replace certain portions of its software and hardware so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost is estimated at approximately $7.0 million and will be expensed as incurred. To date, the Company has incurred expenses primarily for assessment of the Year 2000 issue, the development of a modification plan and initial date repair activities.

    The project is estimated to be completed no later than April 2, 1999, which is prior to any anticipated impact on the Company's operating systems. The Company believes that with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material adverse impact on operations.

    The costs of the project and the date by which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, non-performance of key software and hardware vendors and similar uncertainties.

    In addition, material disruptions to the operations of the Company's major customers and suppliers as a result of Year 2000 issues could also have a material adverse impact on the Company's operations and financial condition.

ANTITAKEOVER PROVISIONS

    Dal-Tile's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of Dal-Tile by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to the Company's stockholders. These provisions include advance notice procedures for stockholders to nominate candidates for election as directors of Dal-Tile and for stockholders to submit proposals for consideration at stockholders' meetings. The ability of Dal-Tile to issue preferred stock, par value $.01 per share ("Preferred Stock"), in one or more classes or series, with such powers, designations, preferences and relative, participating, optional or special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors of Dal-Tile (the "Board of Directors"), also could make such an acquisition more difficult. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of the Company's stockholders.

    Dal-Tile is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"), which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of the DGCL also may have the effect of deterring certain potential acquisitions of Dal-Tile. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Possible Antitakeover Effect of Certain Charter and Bylaw Provisions."

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the Offering or the PEPS Offering.

                                DIVIDEND POLICY

    The Company has not declared or paid dividends since the Company's initial public offering of the Common Stock and intends to retain any future earnings for use in its business. The Company is a holding company and its ability to pay cash dividends is limited by its dependence upon the receipt of cash from its subsidiaries to make such dividend payments. Additionally, the Second Amended Credit Agreement limits dividends, loans and other cash distributions from Dal-Tile Group to Dal-Tile, so that profits generated by Dal-Tile Group may not be available to Dal-Tile to pay cash dividends or repay indebtedness or otherwise. As a result, Dal-Tile does not anticipate paying any cash dividends on the Common Stock in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK


    Since August 14, 1996, the shares of Common Stock have been traded on the NYSE. The table below shows, for the periods indicated, the high and low closing sale prices for the shares of Common Stock as reported by the NYSE as of the end of the regular session, as reported on the Consolidated Tape, Network A.



                                                    HIGH             LOW
                                                    ----             ---
Fiscal Year ended January 3, 1997
  Third Quarter (from August 14, 1996)............  $16    3/8       $13  7/8
  Fourth Quarter..................................   21    3/8        16  5/8
Fiscal Year ended January 2, 1998
  First Quarter...................................   19    5/8        14  1/2
  Second Quarter..................................   18    7/8        12
  Third Quarter...................................   18    3/8        14
  Fourth Quarter..................................   14    11/16       9  1/2
Fiscal Year ending January 1, 1999
  First Quarter...................................   14    1/8        10  11/16
  Second Quarter (through June 3, 1998)...........   14    7/16       12  7/16



    On June   , 1998, the last sale price of the Common Stock on the NYSE was
$       .

                                 CAPITALIZATION


    The following table sets forth the historical consolidated capitalization of the Company as of April 3, 1998. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Second Amended Credit Agreement," "Description of Capital Stock" and the Company's Consolidated Financial Statements, including the notes thereto, that appear elsewhere in this Prospectus.



                                                                                                    APRIL 3, 1998
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Long-term debt (including current portion):
  Term A Loan.....................................................................................    $  217,500
  Term B Loan.....................................................................................       124,750
  Revolving Credit Facility.......................................................................       173,000
  Other...........................................................................................        24,195
                                                                                                    --------------
    Total long-term debt..........................................................................       539,445
                                                                                                    --------------
Stockholders' equity:
  Preferred Stock, $.01 par value per share; 11,100,000 shares authorized; no shares issued and
    outstanding...................................................................................        --
  Common Stock, $.01 par value per share (200,000,000 shares authorized; 53,435,101 shares issued
    and outstanding), and additional paid-in capital(1)...........................................       436,634
  Accumulated deficit.............................................................................      (370,058)
  Currency translation adjustment.................................................................       (64,630)
                                                                                                    --------------
    Total stockholders' equity....................................................................         1,946
                                                                                                    --------------
      Total capitalization........................................................................    $  541,391
                                                                                                    --------------
                                                                                                    --------------


------------------------

(1) Excludes 7,836,425 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted to certain employees of the Company pursuant to the Company's stock option plans. As of April 3, 1998, options for the purchase of 6,647,371 shares of Common Stock were outstanding.

                            SELECTED FINANCIAL DATA

    The following selected financial information was derived from the historical consolidated financial information of the Company. The Consolidated Financial Statements of the Company for the fiscal years 1993, 1994, 1995, 1996 and 1997 have been audited by Ernst & Young LLP, whose report for the fiscal years 1995, 1996 and 1997 appears elsewhere in this Prospectus. The selected financial information for the three-month periods ended April 3, 1998 and April 4, 1997 is unaudited, but, in the opinion of management, includes all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the three months ended April 3, 1998 are not necessarily indicative of the results for the entire year. The selected financial information should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, that appear elsewhere in this Prospectus.

                                                                                                  THREE MONTHS ENDED
                                                          FISCAL YEAR ENDED
                                      ---------------------------------------------------------  --------------------
                                               DECEMBER 31,
                                      -------------------------------  JANUARY 3,   JANUARY 2,   APRIL 4,   APRIL 3,
                                        1993       1994       1995        1997         1998        1997       1998
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------

                                                                                                     (UNAUDITED)

                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA (1):
  Net sales.........................  $ 440,573  $ 506,309  $ 474,812   $ 720,236    $ 676,637   $ 167,409  $ 185,831
  Cost of goods sold................    239,379    268,272    225,364     369,731      404,728(2)    84,221    98,503
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Gross profit......................    201,194    238,037    249,448     350,505      271,909      83,188     87,328
  Expenses:
    Transportation..................     25,860     32,068     33,535      47,125       58,425(2)    11,490    14,533
    Selling, general and
      administrative................    120,748    132,887    134,193     190,911      277,515(2)    52,994    57,433
    Provision for merger integration
      charges.......................         --         --     22,430(3)      9,000(4)         --        --        --
    Provision for special charges...     53,233(5)        --        --         --           --          --         --
    Amortization/write-down of
      goodwill......................    224,941(6)     4,765     4,765      5,605        5,605       1,401      1,401
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Total expenses....................    424,782    169,720    194,923     252,641      341,545      65,885     73,367
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Operating income (loss)...........   (223,588)    68,317     54,525      97,864      (69,636)     17,303     13,961
  Interest expense..................     46,746     53,542     55,453      46,338       40,649       8,079     11,604
  Interest income...................        517      1,403      1,250       1,685          268         139         26
  Other income (expense)............     (1,088)     1,341      2,994         129        1,220         681       (391)
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Income (loss) before income taxes
    and extraordinary item..........   (270,905)    17,519      3,316      53,340     (108,797)     10,044      1,992
  Income tax provision (benefit)....     (3,225)    10,614      1,176      18,914        1,439       3,517      1,164
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Income (loss) before extraordinary
    item............................   (267,680)     6,905      2,140      34,426     (110,236)      6,527        828
  Extraordinary item--loss on early
    retirement of debt, net of
    taxes...........................         --         --         --     (29,072)          --          --         --
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Net income (loss).................  $(267,680) $   6,905  $   2,140   $   5,354    $(110,236)  $   6,527  $     828
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
BASIC EARNINGS PER SHARE (7):
  Income (loss) before extraordinary
    item per common share...........  $   (9.38) $    0.24  $    0.07   $    0.71    $   (2.06)  $    0.12  $    0.02
  Extraordinary item................         --         --         --       (0.60)          --          --         --
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Net income (loss) per common
    share...........................  $   (9.38) $    0.24  $    0.07   $    0.11    $   (2.06)  $    0.12  $    0.02
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Average outstanding common
    shares..........................     28,543     28,587     28,743      48,473       53,435      53,435     53,435
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
DILUTED EARNINGS PER SHARE (7):
  Income (loss) before extraordinary
    item per common share...........  $   (9.38) $    0.23  $    0.07   $    0.69    $   (2.06)  $    0.12  $    0.02
  Extraordinary item................         --         --         --       (0.58)          --          --         --
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Net income (loss) per common
    share...........................  $   (9.38) $    0.23  $    0.07   $    0.11    $   (2.06)  $    0.12  $    0.02
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
  Average outstanding common and
    equivalent shares (000).........     28,543     29,664     29,668      50,053       53,435      55,443     54,149
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                                        (FOOTNOTES ON FOLLOWING PAGE)

                                                                                                  THREE MONTHS ENDED
                                                          FISCAL YEAR ENDED
                                      ---------------------------------------------------------  --------------------
                                               DECEMBER 31,
                                      -------------------------------  JANUARY 3,   JANUARY 2,   APRIL 4,   APRIL 3,
                                        1993       1994       1995        1997         1998        1997       1998
                                      ---------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                                                     (UNAUDITED)

                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL DATA:
  Gross margin......................       45.7%      47.0%      52.5%       48.7%        45.6%(8)      49.7%      47.0%
  Operating margin (9)..............       10.0%      13.5%      16.2%       14.8%         3.0%       10.3%       7.5%
  Adjusted EBITDA (10)..............  $  64,358  $  83,239  $  92,041   $ 129,367    $  44,099   $  22,284  $  20,826
  Cash flows provided by (used in):
    Operating activities............     (6,193)    31,470     40,663     (18,684)     (52,807)    (41,291)     7,511
    Investing activities............    (17,066)   (14,160)   (29,392)    (42,039)     (40,074)    (13,888)     3,272
    Financing activities............     28,771     (8,434)    51,739      (2,163)      90,463      40,200    (17,887)
BALANCE SHEET DATA (AT END OF
  PERIOD) (11):
  Working capital...................  $ 119,109  $ 115,717  $ 152,128   $ 180,819    $ 154,888   $ 214,685    137,201
  Total assets......................    512,830    488,417    672,393     688,497      672,069     722,265    657,601
  Long-term debt, including current
    maturities......................    492,137    492,753    527,816     465,858      557,091     506,062    539,445
  Stockholders' equity (deficit)....    (77,449)  (103,823)     9,639     115,569        3,920     121,354      1,946


------------------------

(1) Operating data for the fiscal year ended December 31, 1995 and prior years excludes the results of operations of AO, as the AO Acquisition occurred on December 29, 1995, and are not directly comparable to subsequent periods.

(2) Includes charges totaling $90.1 million recorded in fiscal year 1997 principally for the write-down of obsolete and slow-moving inventories, uncollectible trade accounts receivable, other non-productive assets and costs for restructuring of manufacturing, store operations and corporate administrative functions. These charges are comprised of $36.5 million in cost of goods sold, $3.5 million in transportation expenses and $50.1 million in selling, general and administrative expense.

(3) In the fourth quarter of fiscal year 1995, the Company recorded a pre-tax $22.4 million merger integration charge for the revaluation of certain assets in connection with the AO Acquisition.

(4) In the first quarter of fiscal year 1996, the Company recorded a pre-tax $9.0 million merger integration charge for the closing of duplicative sales centers and distribution centers, the closing of certain manufacturing facilities and severance costs.

(5) In the fourth quarter of fiscal year 1993, the Company established provisions for a distribution enhancement program, revaluation of certain assets and severance costs for retiring employees. As a result, the Company recorded a pre-tax $53.2 million special charge in the fourth quarter of fiscal year 1993.

(6) In connection with a review of its operations during the fourth quarter of fiscal year 1993, the Company wrote off $214.2 million of goodwill related to the following business units: Dal-Tile Mexico, Materiales, Dal-Minerals and R&M.

(7) The earnings per share amounts prior to fiscal year 1997 have been restated as required to comply with SFAS 128. For further discussion of earnings per share and the impact of SFAS 128, see the notes to the Consolidated Financial Statements.

(8) Excludes charges totaling $36.5 million in cost of goods sold recorded in fiscal year 1997 described in footnote (2) above.

(9) Excludes provision for special charges described in footnote (5) above, write-down of goodwill described in footnote (6) above, provision for merger integration charges described in footnotes (3) and (4) above, and charges totaling $90.1 million described in footnote (2) above.


(10) Adjusted EBITDA is defined as the sum of (i) operating income (loss), (ii) depreciation, (iii) amortization/write-down of goodwill, (iv) provision for special charges described in footnote (5) above, (v) provision for merger integration charges described in footnotes (3) and (4) above and (vi) the charges described in footnote (2) above, less finance cost amortization. Adjusted EBITDA is presented because (a) management believes that earnings before interest, taxes, depreciation and amortization is a standard measure commonly reported and widely used by analysts and other interested parties that is helpful to investors, and (b) the adjustments made thereto to account for the provisions for charges referred to in clauses (iv), (v) and
    (vi) of the definition thereof are appropriate, in management's judgment, to provide a more meaningful presentation of the Company's ability to service debt and trends related thereto. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of operating performance or to cash flow as a measure of liquidity. For information regarding management's analysis of trends in operating performance and cash flow, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." Adjusted EBITDA is not necessarily comparable with other similarly titled measures for other companies. Consolidated EBITDA as defined under the Second Amended Credit Agreement allows for certain additional adjustments to the disclosed amounts (including (i) the exclusion of certain non-cash compensation expenses, (ii) the exclusion of gains or losses from certain asset dispositions, (iii) the exclusion of certain other non-recurring charges, and (iv) the inclusion of amounts recorded under "Other income (expense)") and was $54,275 for fiscal year 1997. A breach of the Consolidated EBITDA test contained in the Second Amended Credit Agreement could result in an event of default thereunder. In such event, the lenders under the Second Amended Credit Agreement could elect to declare all amounts borrowed under the Second Amended Credit Agreement, together with accrued interest thereon, to be due and payable. See "Description of Second Amended Credit Agreement--Covenants."



(11) Balance sheet data as of December 31, 1994 and December 31, 1993 exclude the assets acquired and liabilities assumed pursuant to the AO Acquisition and are not directly comparable to subsequent periods.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    On December 29, 1995, the Company completed the AO Acquisition. Following the acquisition, the Company was engaged in the complex task of integrating the management information systems of Dal-Tile and American Olean. Delays in the systems integration affected many areas of the Company, ultimately impacting customer service. The systems integration was substantially completed during the fiscal year ended January 2, 1998. Due to the unexpected timetable for conversion, the Company incurred additional costs associated with the completion of this project, and the delays negatively impacted revenues. During 1998, the Company will continue to establish and enhance interfaces between individual accounting and reporting systems modules.


    For the fiscal year ended January 2, 1998, the Company's earnings were negatively impacted due to the previously discussed conversion of its management information systems, costs to consolidate eleven distribution centers to three mega-distribution centers and overall restructuring and consolidation of manufacturing and corporate functions. In an effort to manage inventories and improve customer service, the Company incurred higher transportation costs throughout the year related to movements of inventory between distribution centers and sales centers. During the second half of the year, higher per unit manufacturing costs were incurred as production levels were decreased in order to reduce inventories to provide better alignment with sales.


    During the second and third quarters of fiscal year 1997, the Company recorded charges of $24.7 million and $65.4 million, respectively. These charges were principally for the write-down of obsolete and slow-moving inventories, uncollectible trade accounts receivable, other non-productive assets and costs for restructuring of manufacturing, store operations and corporate administrative functions. The charges are comprised of $36.5 million in cost of goods sold, $3.5 million in transportation expenses and $50.1 million in selling, general and administrative expenses. The Company believes it has taken adequate charges for the expected costs associated with the Integration but can give no assurance that additional charges will not be incurred.



    The second half of fiscal year 1997 was marked by significant challenges and a period of transition as the Company focused on improving cash flows and overall customer service. In addition, the Company has strengthened its management team and taken steps to cut costs and streamline the organizational structure. The Company has made progress toward its goals with substantial increases to cash flows as accounts receivable collections increased and improved inventory management procedures were implemented. Additionally, the quality of customer service has been enhanced through substantial completion of the systems integration. Costs savings have been realized through improved internal controls and organizational changes.



    During the first quarter of fiscal year 1998, the Company reported sales growth in all distribution channels and a return to profitability. Transportation costs remained high as the Company continued to focus on improving customer service. For the remainder of fiscal year 1998, the Company will continue efforts to improve its supply chain, reduce operating costs and improve cash flow through better alignment of production requirements with working capital.



    The following is a discussion of the results of operations for the three months ended April 3, 1998 compared with the three months ended April 4, 1997 and for the fiscal year ended January 2, 1998 compared with the fiscal year ended January 3, 1997. Due to the Company's 52/53 week accounting cycle, the first quarter of fiscal year 1998 ended April 3, 1998, the first quarter of fiscal year 1997 ended April 4, 1997, the fiscal year 1997 ended January 2, 1998 and the fiscal year 1996 ended January 3, 1997.


    Operating results for fiscal years 1997 and 1996 reflect the results of operations of AO which was acquired on December 29, 1995. Because results for the fiscal year ended December 31, 1995 do not reflect the AO Acquisition, results for that period are not directly comparable with results for fiscal years 1997 and 1996.

RESULTS OF OPERATIONS

    The following table sets forth certain operating data as a percentage of net sales for the periods indicated:


                                                                                                        THREE MONTHS ENDED
                                                                      FISCAL YEAR ENDED
                                                          -----------------------------------------  ------------------------
                                                           DECEMBER 31,    JANUARY 3,   JANUARY 2,    APRIL 4,     APRIL 3,
                                                               1995           1997         1998         1997         1998
                                                          ---------------  -----------  -----------  -----------  -----------
Net sales...............................................         100.0%         100.0%       100.0%       100.0%       100.0%
Cost of goods sold......................................          47.5           51.3         59.8         50.3         53.0
                                                                 -----          -----        -----        -----        -----
Gross profit............................................          52.5           48.7         40.2         49.7         47.0
Operating expenses......................................          36.3           33.9         50.5         39.4         39.5
                                                                 -----          -----        -----        -----        -----
                                                                  16.2           14.8        (10.3)        10.3          7.5
Non-recurring charges:
Provision for merger integration charges................           4.7            1.2       --           --           --
                                                                 -----          -----        -----        -----        -----
Operating income (loss).................................          11.5           13.6        (10.3)        10.3          7.5
Interest expense (net)..................................          11.4            6.2          6.0          4.7          6.2
Other income............................................           0.6         --              0.2          0.4         (2.1)
                                                                 -----          -----        -----        -----        -----
Income (loss) before income taxes and extraordinary
  item..................................................           0.7            7.4        (16.1)         6.0          1.1
Income tax provision....................................           0.2            2.6          0.2          2.1          0.6
                                                                 -----          -----        -----        -----        -----
Income (loss) before extraordinary item.................           0.5            4.8        (16.3)         3.9          0.5
Extraordinary item, net of taxes........................        --               (4.1)      --           --           --
                                                                 -----          -----        -----        -----        -----
Net income (loss).......................................           0.5%           0.7%       (16.3)%        3.9%         0.5%
                                                                 -----          -----        -----        -----        -----
                                                                 -----          -----        -----        -----        -----



THREE MONTHS ENDED APRIL 3, 1998 COMPARED TO THREE MONTHS ENDED APRIL 4, 1997



    NET SALES. Net sales for the first quarter of fiscal year 1998 increased $18.4 million, or 11.0%, to $185.8 million from $167.4 million in 1997. During the first quarter of fiscal year 1998, sales increased 10% in the Company-operated sales centers and 14% within the independent distributor channel compared to the same period in 1997. The increase in net sales was due principally to improved customer service in all distribution channels realized through, among other things, substantial completion of the Company's management information systems integration, better product availability and restructuring of the sales force in late 1997.



    Net sales in Mexico increased $3.4 million to $6.5 million in the first quarter of fiscal year 1998 from $3.1 million in 1997. This increase in sales occurred as the Company increased its utilization of United States manufacturing capacity resulting in a larger availability of the Company's Mexican production to be sold in Mexico.



    GROSS PROFIT. Gross profit for the first quarter of fiscal year 1998 increased $4.1 million, or 4.9%, to $87.3 million from $83.2 million in 1997 principally as a result of the increase in sales. Gross margin decreased to 47.0% in the first quarter of fiscal year 1998 from 49.7% in the first quarter of fiscal year 1997. The decrease in gross margin was primarily a result of higher per unit manufacturing cost associated with reduced production levels compared to the first quarter of fiscal year 1997.

    EXPENSES. Expenses in the first quarter of fiscal year 1998 increased $7.5 million, or 11.4%, to $73.4 million from $65.9 million in the first quarter of fiscal year 1997. Expenses as a percent of sales increased to 39.5% in the first quarter of fiscal year 1998 from 39.4% in the first quarter of fiscal year 1997. The increase was due primarily to increased transportation costs related to continued transfer of inventories in order to improve customer service, higher fixed costs for information technology and increased operating costs associated with higher revenues. These increases were offset by reductions in staffing and lower professional fees.



    OPERATING INCOME. Operating income in the first quarter of fiscal year 1998 decreased $3.3 million, or 19.1%, to $14.0 million from $17.3 million in the first quarter of fiscal year 1997. Operating margin decreased to 7.5% from 10.3% for the first quarter of fiscal year 1998 due primarily to increased transportation and operating expenses offset by higher sales.



    INTEREST EXPENSE (NET). Interest expense (net) in the first quarter of fiscal year 1998 increased $3.7 million, or 46.8%, to $11.6 million from $7.9 million in the first quarter of fiscal year 1997. The increase was due to higher fees and interest rates in connection with second and third quarter of fiscal year 1997 amendments to the Company's credit facility and increased borrowing requirements.



    INCOME TAXES. The income tax provision reflects effective tax rates of approximately 58% and 35% for the first quarter of fiscal years 1998 and 1997, respectively. The effective rate for the first quarter of fiscal year 1997 was based on the estimated annual income for 1997. Subsequent to the first quarter of fiscal year 1997, the Company incurred significant U.S. losses which eliminated U.S. federal and state income tax liability for that period and generated substantial net operating loss carryforwards. A valuation allowance was established in 1997 to offset any benefit from the net operating losses and to reflect management's estimation as to the future utilization of the deferred tax assets. A tax provision was recorded in 1997 for income taxes incurred on Mexican earnings. The first quarter of fiscal year 1998 reflects expected Mexican and U.S. state tax liabilities based on estimated income in those jurisdictions.



    NET INCOME. Net income in the first quarter of fiscal year 1998 decreased to $0.8 million from $6.5 million in the first quarter of fiscal year 1997. Net income decreased due to lower gross margins and higher operating and interest expense.


YEAR ENDED JANUARY 2, 1998 COMPARED TO YEAR ENDED JANUARY 3, 1997

    NET SALES. Net sales decreased $43.6 million, or 6.1%, to $676.6 million for fiscal year 1997 from $720.2 million for fiscal year 1996. The decrease in net sales was due principally to the negative impact on the Company-operated sales centers caused by the delay in systems integration and the consolidation throughout 1996 and into 1997 of redundant sales centers from the AO Acquisition. Sales within the home center services channel decreased approximately 10% compared to 1996 due to price concessions and certain large customers working down their warehouse inventories. Additionally, net sales were negatively impacted by one less week in fiscal year 1997 as compared to fiscal year 1996. These decreases were offset by a 4% increase in same store sales in the Company-operated sales centers and a 10% increase in sales within the independent distributor channel due to the addition of 16 distributor locations.

    During the year, the Company completed its sales center consolidation and substantially completed its information systems integration. The Company believes that continued improvements in supply chain management will provide improved product availability and allow for sales growth opportunities.

    GROSS PROFIT. Gross profit decreased $78.6 million, or 22.4%, to $271.9 million in fiscal year 1997 from $350.5 million in fiscal year 1996. The decrease in gross profit was due in part to the 1997 second and third quarter charges for obsolete and slow moving inventories. Sales declines and decreases in production levels also adversely impacted gross profit.

    Gross margin (excluding the 1997 second and third quarter charges) decreased to 45.6% for fiscal year 1997 from 48.7% for fiscal year 1996. During the first half of 1997, gross margin (excluding charges) was 48.4% and decreased to 42.7% in the second half of fiscal year 1997 primarily as a result of higher per unit manufacturing costs associated with reduced production levels. Additionally, during 1997, gross margin decreased as a result of a higher percentage mix of sales within the independent distributor business unit. Sales through this channel carry lower gross margins than sales made through the Company's sales service centers, but due to lower operating expense levels comparable operating margins are achieved.



    EXPENSES. Expenses increased $88.9 million, or 35.2%, to $341.5 million in fiscal year 1997 from $252.6 million in fiscal year 1996. The increase was due primarily to the second and third quarter charges, increased freight cost associated with the consolidation of eleven distribution centers to three mega-distribution centers, higher fixed costs for information technology and additional expenses to complete the American Olean integration. Expenses as a percent of sales (excluding 1997 second and third quarter charges and the 1996 merger integration charge) increased to 42.6% in fiscal year 1997 from 33.9% in fiscal year 1996. These increases were the result of lower sales and the increased expenses described above. During the fourth quarter of fiscal year 1997, the Company issued stock units under a stock appreciation rights agreement to certain executives which permit the holders, upon the satisfaction of certain conditions, to receive value in excess of the base price of the unit at the date of grant. Payment of the excess will be in cash, stock, or a combination of cash and stock at the discretion of the Board of Directors. In connection with this agreement, non-cash expense of $5.9 million was recorded in the fourth quarter of fiscal year 1997.


    OPERATING INCOME (LOSS). Operating income (loss) decreased $167.5 million to a loss of $69.6 million in fiscal year 1997 from income of $97.9 million in fiscal year 1996. Operating margin (excluding 1997 second and third quarter charges and the 1996 merger integration charge) decreased to 3.0% from 14.8% for the previous fiscal period due primarily to reduced sales, decreased production levels and increased expenses.

    INTEREST EXPENSE (NET). Interest expense (net) decreased $4.3 million, or 9.6%, to $40.4 million in fiscal year 1997 from $44.7 million in fiscal year 1996. Interest expense (net) decreased due to interest savings from the refinancing of debt concurrent with the Company's initial public offering in the third quarter of 1996. The decrease was partially offset by increases in debt levels and borrowing rates related to the second quarter amendment of the existing credit agreement and increases in fees and higher borrowing rates related to the third quarter 1997 amendment.

    INCOME TAXES. The income tax provision for fiscal year 1997 represents amounts related to income from Mexican operations. Due to the significant loss in fiscal year 1997 and prior year tax loss carryforwards, a valuation allowance has been recorded against the net Federal and State deferred tax asset. This valuation allowance will be reassessed in future reporting periods.

    INCOME (LOSS) BEFORE EXTRAORDINARY ITEM. Income (loss) before extraordinary item decreased $144.6 million to a loss of $110.2 million in fiscal year 1997 from income of $34.4 million in fiscal year 1996. The decrease was due primarily to the second and third quarter charges and reductions in operating income offset by lower interest and income tax expense.

    PESO-U.S. DOLLAR EXCHANGE RATE. The Company's Mexican facility is primarily a provider of ceramic tile to the Company's U.S. operations and in addition sells ceramic tile in Mexico. In fiscal year 1997, domestic sales in Mexico represented approximately 3% of consolidated net sales. These sales are peso-denominated and the majority of the Mexican facility's cost of sales and operating expenses are peso-denominated. In fiscal year 1997, peso-denominated cost of sales and operating expenses represented approximately 7% of the Company's consolidated cost of sales and expenses. Exposure to exchange rate changes is favorable to operating results when the peso devalues against the U.S. dollar, since the Company's costs relating to its Mexican operations are primarily denominated in pesos and the Company's revenues relating to its Mexican operations are primarily denominated in dollars. As the peso appreciates against the U.S. dollar, the effect is unfavorable to operating results. In addition to the effect of exchange rate changes on operating results, foreign currency transaction gains or losses are recognized in other income and expense. During fiscal year 1997, the Company recorded a transaction gain of approximately $0.6 million. Except for peso transactions, management utilizes foreign currency forward contracts to offset exposure to exchange rate changes, although the number and amount of such contracts are not significant. Since the exposure to exchange rate change is favorable when the peso devalues against the U.S. dollar and management does not expect the peso to appreciate significantly against the U.S. dollar in the near term, management has not entered into peso currency forward contracts during fiscal years 1997 and 1996.

YEAR ENDED JANUARY 3, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    NET SALES. Net sales for fiscal year 1996 increased $245.4 million, or 51.7%, to $720.2 million from $474.8 million in 1995. The increase in net sales was due principally to the inclusion of AO's operations in fiscal year 1996 and increased shipments to independent distributors and home center retailers. During fiscal year 1996, a primary focus of management was to gain marketplace acceptance of the Company's three principal brand names, DALTILE-TM-, AMERICAN OLEAN-REGISTERED TRADEMARK- and HOME SOURCE-REGISTERED TRADEMARK-. During the year, the Company concentrated on integrating the 61 sales centers acquired as part of the AO Acquisition. A total of 51 sales centers were consolidated into existing sales centers. Domestic sales in Mexico decreased to $17.9 million in fiscal year 1996 from $23.0 million in 1995. Sales decreased due to a larger allocation of Mexican production to distribution in the United States.

    GROSS PROFIT. Gross profit increased $101.1 million, or 40.5%, to $350.5 million in fiscal year 1996 from $249.4 million in 1995. The increase in gross profit was principally the result of the increase in net sales. Gross margin decreased to 48.7% in fiscal year 1996 from 52.5% in 1995. The decrease in gross margin was primarily due to production earlier in the year at higher cost facilities acquired as part of the AO Acquisition. These facilities were closed in March 1996 and production shifted to lower cost manufacturing plants. This higher cost production negatively impacted gross margins as the inventory was sold in the second quarter and to a lesser extent in the third quarter. During the first half of fiscal year 1996, gross margins were 47.8% and increased to 49.5% in the second half of fiscal year 1996 primarily as a result of shifting production to lower cost manufacturing plants. Gross margins also decreased in fiscal year 1996 as the Company significantly increased its presence in the independent distributor channel, as a result of the AO Acquisition, and increased sales to home centers. Sales through these channels carry lower gross margins than sales made through sales service centers, but due to lower operating expense levels comparable operating margins are achieved.

    EXPENSES. Expenses increased to $252.6 million in fiscal year 1996 from $194.9 million in 1995, primarily as a result of the inclusion of AO's operations. Expenses in fiscal years 1996 and 1995 include, respectively, a $9.0 million and $22.4 million merger integration charge. Expenses, excluding merger integration charges, as a percentage of sales, decreased to 33.9% in fiscal year 1996 from 36.3% in 1995. The decrease in expenses as a percentage of sales, excluding merger integration charges, was due to consolidation savings achieved by integrating sales forces, closing duplicative sales service centers and consolidating administrative functions. These savings were offset in part by increased transportation costs, increased advertising and sample costs to increase brand name recognition and increased information systems costs resulting from the system integration after the AO Acquisition. Additionally, sales made to independent distributors and home center retailers require lower operating expense levels which offset the lower gross margins generated through this distribution channel.

    MERGER INTEGRATION CHARGES. In the first quarter of fiscal year 1996, a pre-tax merger integration charge of $9.0 million was recorded for the closings of duplicative sales centers, duplicative distribution centers and certain manufacturing facilities, as well as incurrence of severance costs associated with the elimination of overlapping positions. The majority of the $9.0 million is a cash charge related to lease commitments on closed facilities and severance costs.

    The 1995 merger integration charge represents a $22.4 million pre-tax merger integration charge in the fourth quarter of fiscal year 1995 associated with the revaluation of certain assets in connection with the AO Acquisition. The majority of the $22.4 million was a non-cash charge to write-down less efficient and duplicative equipment not needed in the combined Company.



    OPERATING INCOME. Operating income increased to $97.9 million in fiscal year 1996 from $54.5 million in 1995. Operating income, excluding merger integration charges, increased as a result of the AO Acquisition and related cost savings, but was offset in part by lower gross margins. The operating margin, excluding merger integration charges, decreased to 14.8% in fiscal year 1996 as compared to 16.2% in fiscal year 1995 due to the decrease in gross margins as a result of the higher cost manufacturing facilities.


    INTEREST EXPENSE (NET). Interest expense (net) decreased $9.5 million to $44.7 million in fiscal year 1996 from $54.2 million in 1995. The decrease was due to reduced debt levels as a result of the third quarter public offering and private placement whose proceeds were used to reduce debt. Interest expense
(net) also decreased as a result of lower borrowing rates from the refinancing.

    INCOME TAXES. The income tax provision reflects an effective tax rate of 35.5% for fiscal years 1996 (prior to the extraordinary charge) and 1995.

    EXTRAORDINARY ITEM. In connection with the refinancing and early extinguishment of debt, an extraordinary charge of $44.8 million ($29.1 million, net of tax) was recorded during the third quarter of 1996. This charge consists of prepayment premiums on certain debt repaid, the write-off of existing deferred financing fees and a termination fee paid in connection with the termination of the Company's management agreement with AEA Investors.


    PESO-U.S. DOLLAR EXCHANGE RATE. In fiscal year 1996, domestic sales in Mexico represented approximately 3% of the Company's consolidated net sales. In fiscal year 1996, peso-denominated cost of sales and operating expenses represented approximately 7% of the Company's consolidated cost of sales and expenses. During fiscal year 1996, the Company recorded a transaction loss of approximately $0.1 million.


LIQUIDITY AND CAPITAL RESOURCES


    Cash flow from operations and funds available under the Company's Second Amended Credit Facility provide the Company with liquidity and capital resources for working capital requirements, capital expenditures and debt service. Cash provided by operating activities was $7.5 million in the first quarter of fiscal year 1998 compared to cash usage of $41.3 million for the same period in fiscal year 1997. The improvement in cash provided by operating activities resulted from continued efforts to improve management of working capital. Cash used in operating activities was $52.8 million in fiscal year 1997 and $18.7 million in fiscal year 1996. For fiscal year 1997, cash was used primarily to fund increases in inventory, trade accounts receivable and capital expenditures.



    During the first quarter of fiscal year 1998, the Company continued to reduce inventory levels to better align them with sales requirements. Additionally, the Company continues to decrease accounts receivable days outstanding through improved collection procedures implemented in late 1997. During the first quarter of fiscal year 1998, the Company received net cash proceeds of $8.1 million from the sale of its Lansdale, Pennsylvania manufacturing facility contributing to cash provided by investing activities of $3.3 million, as compared to cash used in investing activities of $13.9 million during the same period in fiscal year 1997.



    Trade accounts receivable, prior to charges, increased earlier in 1997 as a result of extended terms granted to customers and limited access by sales center personnel to certain account information. Trade accounts receivable decreased during the second half of fiscal year 1997 due to improved collection efforts and the write-down of uncollectible accounts. The Company has implemented more stringent collection policies and a combination of centralized and decentralized collection responsibilities. Inventories increased earlier in fiscal year 1997 due to delays in systems integration which impaired the management of inventories. Inventories declined during the second half of fiscal year 1997 due to temporary reductions in production levels and the write-down of slow-moving or obsolete inventories. The second half of fiscal year 1997 showed marked improvements in inventory management due to completion of the conversion to one fully integrated inventory system and increased management focus.



    During the second quarter of fiscal year 1997, the Company completed a new $125 million Term B Loan which made certain modifications to the then existing Credit Facility (as defined and as amended, the "First Amended Credit Facility"). The proceeds of the Term B Loan were used to repay $50 million of the Term A loan and $72 million of the existing Revolving Credit Facility. The Company is required to make annual amortization payments in respect to the Term B Loan starting in the first quarter of fiscal year 1998 with final maturity on December 31, 2003. The First Amended Credit Facility is collateralized by certain assets of the Company.



    During the third quarter of fiscal year 1997, certain financial covenants of the First Amended Credit Facility were amended (as amended, the "Second Amended Credit Facility"). While the aforementioned amendment provided the Company with increased short-term flexibility with respect to the consolidated interest coverage and the consolidated leverage ratio tests, such financial tests and the consolidated EBITDA test added as part of the Second Amended Credit Facility become significantly more stringent over time, beginning in fiscal year 1998. In connection with the Second Amended Credit Facility, the borrowing rate was increased 50 basis points over the previously existing rates (which now range from 2 to 2 1/2 percentage points over LIBOR). The borrowing rate is based on a pricing grid which provides for reduced borrowing rates as certain financial ratios improve. The Company is required, among other things, to maintain certain financial covenants and has restrictions on incurring additional debt and limitations on cash dividends.


    The Company is required to make quarterly amortization payments on the remaining portion of the $275 million Term A Loan through December 31, 2002, at various scheduled amounts. Borrowings under the $250 million Revolving Credit Facility are payable in full December 31, 2002.

    The Company periodically uses interest rate swap agreements to manage exposure to fluctuations in interest rates. These agreements involve the exchange of interest obligations on fixed and floating interest rate debt without the exchange of the underlying principal amounts. The differential paid or received on the agreements is recognized as an adjustment to interest expense over the term of the underlying swap agreement. The book value of the interest rate swap agreements represents the differential receivable or payable with a swap counterparty since the last settlement date. The underlying notional amount on which the Company has interest rate swap agreements outstanding was $300,000,000 at January 9, 1998. These agreements are in effect for a term of two years at an interest rate of approximately 5.7%. There were no interest rate swap agreements in effect during fiscal years 1997 or 1996.


    Expenditures for property, plant and equipment were $40.1 million for fiscal year 1997. The expenditures were used to fund expansion in floor tile production, routine capital improvements and the integration of management information systems. During the remainder of 1998, the Company plans to expend approximately $16 million for the completion of the expansion of its Dallas, Texas plant, routine capital improvements and continued integration of management information systems. The Company's ability to improve and expand manufacturing facilities in the future will be dependent on cash generated from operations and borrowings under the Revolving Credit Facility.



    Cash used in financing activities was $17.9 million for the first quarter of fiscal year 1998, which reflects repayments of $17.0 million on the revolver portion of the Company's Second Amended Credit Facility and repayments of various other debt. Cash provided by financing activities was $90.5 million for fiscal year 1997, which reflects borrowings under the Revolving Credit Facility and the $125 million Term B Loan, offset by debt repayments. Total availability as of April 3, 1998 under the Second Amended Credit

Facility was $63.7 million. The Company believes cash flow from operating activities, together with borrowings available under the Second Amended Credit Facility (or any amendment or replacement thereof) will be sufficient to fund future working capital needs, capital expenditures and debt service requirements. As a result of increasingly stringent financial covenants under the Second Amended Credit Agreement, the Company expects that it will be required to seek to refinance its indebtedness or amend the terms thereof in 1999 and possibly sooner. The Company's ability to amend or refinance its obligations with respect to its indebtedness and to raise capital through alternative means such as selling assets or raising equity capital, as well as its ability to comply with its obligations under any new or amended debt facilities, depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. There can be no assurance that future borrowing facilities will be available for the repayment or refinancing of the Company's indebtedness or that the Company's existing lenders will agree to any requested modification of the terms of its indebtedness or that the Company's operating results will be sufficient for compliance with its obligations under any new or amended debt facilities. The Company expects that debt incurred as part of a refinancing would involve higher borrowing costs.


    The peso devaluation and economic uncertainties in Mexico are not expected to have a significant impact on liquidity. Since the Company has no peso-based borrowings, high interest rates in Mexico are not expected to directly affect the Company.

    The Company is involved in various proceedings relating to environmental matters. The Company is currently engaged in environmental investigation and remediation programs at certain sites. The Company has provided reserves for remedial investigation and cleanup activities that the Company has determined to be both probable and reasonably estimable. The Company is entitled to indemnification with respect to certain expenditures incurred in connection with such environmental matters and does not expect that the ultimate liability with respect to such investigation and remediation activities will have a material effect on the Company's liquidity and financial condition.


    The United States is a party to GATT. Under GATT, the United States currently imposes import duties on glazed ceramic tile from non-North American countries at approximately 15% to be reduced ratably to 8 1/2% by 2004. Accordingly, GATT may stimulate competition from non-North American manufacturers who now export, or who may seek to export, ceramic tile to the United States. The Company cannot predict the effect that GATT may have on the Company's operations.



    In 1993, Mexico, the United States and Canada approved NAFTA. NAFTA has, among other things, removed and will continue to remove, over a transition period, most normal customs duties imposed on goods traded among the three countries. In addition, NAFTA will remove or limit many investment restrictions, liberalize trade in services, provide a specialized means for settlement of, and remedies for, trade disputes arising thereunder, and will result in new laws and regulations to further these goals. Although NAFTA lowers the tariffs imposed on the Company's ceramic tile manufactured in Mexico and sold in the United States, it also may stimulate competition in the United States and Canada from manufacturers located in Mexico. The United States currently imposes import duties on glazed ceramic tile from Mexico of approximately 13%, although these duties on imports from Mexico are being phased out ratably under NAFTA by 2008. It is uncertain what ultimate effect NAFTA will have on the Company's results of operations.


EFFECTS OF INFLATION

    The Company believes it has generally been able to enhance productivity to offset increases in costs resulting from inflation in the U.S. and Mexico. Inflation has not had a material impact on the results of operations during the first quarter of fiscal year 1998 or fiscal years 1997, 1996 or 1995. Approximately 85% of inventory is valued using the LIFO inventory accounting method. Therefore, current costs are reflected in cost of sales rather than in inventory balances. The impact of inflation in Mexico has not had a significant impact on the first quarter of fiscal year 1998 or fiscal years 1997, 1996 or 1995 operating results; however, the future impact is uncertain at this time.


IMPACT OF YEAR 2000

    Some of the Company's computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.


    The Company is continuing its efforts to modify or replace certain portions of its software and hardware so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The total Year 2000 project cost is estimated at approximately $7.0 million and will be expensed as incurred. To date, the Company has incurred expenses primarily for assessment of the Year 2000 issue, the development of a modification plan and initial date repair activities.


    The project is estimated to be completed no later than April 2, 1999, which is prior to any anticipated impact on the Company's operating systems. The Company believes that, with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material adverse impact on operations.

    The costs of the project and the date by which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, non-performance of key software and hardware vendors and similar uncertainties.

    In addition, material disruptions to the operations of the Company's major customers and suppliers as a result of Year 2000 issues could also have a material adverse impact on the Company's operations and financial condition.

                             CERAMIC TILE INDUSTRY


    Since 1992, the U.S. ceramic tile industry has grown at a faster rate than overall U.S. construction activity. The Company believes that such growth is attributable primarily to ceramic floor tile's increasing share over other types of floor coverings and expects this trend to continue. Within the U.S. floor covering business, ceramic floor tile principally competes with carpet, resilient flooring, wood flooring, marble and other stone products. Within the U.S. wall covering business, ceramic tile principally competes with paint, wall paper, laminates, fiberglass, marble, granite and wood paneling. Since 1992, U.S. ceramic tile sales (by unit volume) are estimated to have increased at a compound annual rate of 10.0%, from approximately 1.036 billion square feet in 1992 to approximately 1.670 billion square feet in 1997. From 1992 to 1996, the U.S. new construction market increased at a compound annual rate of approximately 5.9%. In addition, the Company believes that the United States continues to lag significantly behind the per capita ceramic tile consumption in many Western European countries, which the Company believes is an indication of growth potential in the U.S. ceramic tile business.



    The Company believes that a majority of U.S. ceramic tile sales (by unit volume) in 1997 was comprised of floor tile and that floor tile has been steadily increasing its share of U.S. ceramic tile sales since 1992. U.S. ceramic tile unit sales are estimated to have increased at a compound annual rate of 10.0% from 1992 to 1996. During the same period, carpet, vinyl flooring and wood flooring unit sales are estimated to have increased at a compound annual rate of 2.6%, 3.2% and 8.6%, respectively (although wood flooring experienced faster growth in 1996). Ceramic tile nevertheless comprised only a small portion of the approximately 23 billion square feet of U.S. floor covering sales in 1997. A high percentage of U.S. ceramic floor tile sales are contributed by imported products. The Company believes that the large percentage of ceramic floor tile imports into the United States primarily is attributable to the style and design innovation by European producers.


    The U.S. wall tile segment consists primarily of 4-1/4 and 6 inch square tile and a variety of complementary trim and angle pieces. Domestic tile manufacturers represent the majority of the U.S. wall tile segment. Although there is no technological or economic barrier to entry in the U.S. wall tile segment, the Company believes that foreign manufacturers generally have not offered the breadth of trim and angle pieces necessary for a competitive wall tile product offering. Traditionally, foreign applications have not utilized the breadth of trim and angle pieces of comparable U.S. applications. In addition, wall tile manufacturers must develop capabilities to achieve consistent color shades for both different production runs and the corresponding trim and angle pieces to be utilized in a specific application. As the number of colors, textures and finishes in a product offering increases, this manufacturing process becomes more complex, particularly in terms of color shading consistency.

    Ceramic tile is used for residential and commercial applications (new construction as well as remodeling). Glazed wall tile is used for interior walls, shower walls, countertops, vanity tops, ceilings and kitchen backsplashes, as well as light duty residential floors. Ceramic floor tile (glazed and unglazed) is common in commercial and residential floors, walls, countertops and patios. Unglazed mosaic tile typically is applied in commercial walls and floors, as well as in decorative murals and logos. Glazed mosaics are commonly used in light usage areas as a complement to the unglazed mosaic products, kitchen backsplashes, shower walls, and as a decorative accent blended into unglazed mosaics. Both glazed and unglazed mosaic tile are also commonly used in bathrooms for residential and commercial purposes.

    The U.S. ceramic tile industry is highly fragmented at both the manufacturing and distribution levels. In 1997, approximately 60% of U.S. ceramic tile sales consisted of imports, including the approximately 7% of all ceramic tile sold in the United States that was manufactured by the Company in Mexico. Historically, U.S. ceramic tile imports were principally from Italian manufacturers, as well as from Mexican, Spanish and Brazilian manufacturers. In recent years, Mexican manufacturers (including the Company) have increased their export sales to the United States. The United States currently imposes import duties on glazed ceramic tile from Mexico of approximately 13%, although these duties on imports from Mexico are being phased out ratably under NAFTA by 2008. Under GATT, the United States currently imposes import duties on glazed ceramic tile from non-North American countries at approximately 15%, to be reduced ratably to 8 1/2% by 2004.

    The U.S. ceramic tile industry primarily distributes its products through three distinct distribution channels. The industry's largest distribution channel is the independent distributor channel consisting of both independent ceramic tile wholesalers and floor covering wholesalers. The Company believes that this channel represents approximately one-half of the U.S. ceramic tile industry's unit volume sales and that this channel is highly fragmented, consisting of more than 1,000 distributors, including many single store operations. Foreign manufacturers primarily utilize this distribution channel to access U.S. consumers of ceramic tile. The independent distributor's largest selling product is typically floor tile and this channel primarily targets residential remodeling and new residential construction applications. The Company believes that the remainder of the U.S. ceramic tile industry's unit volume sales are primarily distributed through manufacturer-operated sales centers and home center retailers. Sales centers primarily serve residential new construction applications, as well as commercial new construction and remodeling applications. Home center retailers primarily serve residential remodeling applications. In addition, the Company believes that home center retailers have increased consumer awareness and accessibility of ceramic tile.

    On large commercial and residential projects, ceramic tile manufacturers and distributors often seek to work directly with architects, builders, developers and design professionals on aesthetic, technical and service considerations in an attempt to obtain specifications for use of their products. On smaller residential and commercial projects, consumers typically contact tile contractors or retail dealers for product and installation advice. Ceramic tile contractors often influence purchasing decisions and, in the Company's opinion, seek to purchase from a supplier with high quality standards, a broad product line, local distribution and competitive prices.

                                    BUSINESS

GENERAL

    The Company produces and distributes a broad line of high-quality ceramic wall tile and floor tile products for both residential and commercial applications, marketed primarily under its DALTILE, AMERICAN OLEAN and HOME SOURCE brand names. The Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in the United States, and one of the largest in the world. The Company believes that it had an approximately 20% unit share of the approximately 1.67 billion square feet of ceramic tile sold in the United States in 1997, which is significantly greater than the Company's nearest competitor.

    The Company commenced operations in 1947 as the Dallas Ceramic Company and established its first wall tile manufacturing facility and corporate headquarters in Dallas, Texas. On January 9, 1990, AEA Investors arranged for Dal-Tile to acquire all of the outstanding capital stock of Dal-Tile Corporation, its affiliated companies and certain related assets (the "AEA Acquisition"). On December 29, 1995, the Company completed the AO Acquisition.

    COMPETITIVE STRENGTHS

    The following attributes and operating strategies have enabled the Company to achieve its current leading market presence and should serve as a basis for the Company's future growth and profitability:


    - INDUSTRY'S BROADEST DISTRIBUTION NETWORK. The Company's products are sold through three separate distribution channels consisting of (i) Company-operated sales centers, (ii) independent distributors and (iii) home center retailers. DALTILE brand products are primarily sold through the Company's network of approximately 223 Company-operated sales centers, which is the largest manufacturer-operated wholesale distribution network in the U.S. ceramic tile industry, serving customers in all 50 states and parts of Canada. The sales centers function as a "one-stop" source for ceramic tile, stone products and installation materials and tools, serving tile contractors, architects, design professionals, builders, retail tile and floor covering outlets and developers. The AMERICAN OLEAN brand is primarily distributed through approximately 185 independent distributor locations in the United States and Canada that service both residential and commercial customers. In addition, the Company believes that it is one of the U.S. ceramic tile industry's largest suppliers to the do-it-yourself and buy-it-yourself markets through home center retailers such as The Home Depot, Lowe's, and HomeBase, serving more than 1,200 home center retail outlets nationwide. The home center retail channel has provided the Company with new sources of sales over the past five years.


    - LEADING BRAND NAMES MARKETED THROUGH TARGETED DISTRIBUTION CHANNELS. The Company has two of the leading brand names in the U.S. ceramic tile industry -- DALTILE and AMERICAN OLEAN, the roots of which date back approximately 50 and 75 years, respectively. More recently, it has also established the HOME SOURCE brand name. The Company's strategy is to market independently each of its brands to create brand differentiation within its respective customer segments. Company-operated sales centers principally distribute the DALTILE brand, while the AMERICAN OLEAN brand is principally marketed through independent distributors. The DALTILE and AMERICAN OLEAN brands are also carried by certain major home center retailers. The Company's HOME SOURCE brand is sold exclusively through certain other home center retailers.

    - NEW PRODUCT DEVELOPMENT. The Company believes that the U.S. ceramic tile industry is increasing its fashion orientation, particularly in floor tile, which is the largest and fastest growing ceramic tile product area. The Company believes that its manufacturing capabilities offer competitive advantages due to its ability to manufacture a broad product line of colors, textures and finishes, including trim and angle pieces. In order to capitalize on the increasing demand for fashion oriented tile products, the Company has (i) increased the number of new floor tile product introductions, (ii) focused on shortening product introduction cycle time,
      (iii) expanded its
      relationship with leading glaze and equipment manufacturers and (iv) focused on evolving consumer preferences to deliver products consistent with current design trends.

    - BROAD, DIFFERENTIATED PRODUCT LINE. The Company offers the most comprehensive product line in the U.S. ceramic tile industry, including glazed floor tile, glazed wall tile, glazed and unglazed mosaic tile, porcelain tile, quarry tile, stone products and installation products. In addition, the Company believes that it produces one of the industry's largest offerings of colors, textures and finishes and that its ability to efficiently manufacture an extensive array of trim and angle pieces differentiates the Company from many of its competitors, particularly foreign ceramic tile manufacturers. The Company also sells products manufactured by third parties for resale, including ceramic tile and installation products. The Company believes that "one-stop shopping," which requires a full product line at its Company-operated sales centers, is an important competitive advantage in servicing its core customers, especially tile contractors.

    - EXTENSIVE, LOW-COST MANUFACTURING. The Company has annual manufacturing capacity of approximately 352 million square feet, the largest ceramic tile manufacturing capacity of any U.S.-based manufacturer. The Company's manufacturing strategy is to maximize production at its lowest cost manufacturing facilities, continue ongoing improvements by implementing demonstrated best practices and continue to invest in manufacturing technology to lower its costs and develop new capabilities. The Company's lowest cost manufacturing facility is located in Monterrey, Mexico and represents 44% of the Company's manufacturing capacity. In addition, the Company has a contractual right to be supplied with up to approximately 25 million square feet of floor tile annually by its Mexican joint venture, RISA. The Company recently completed the expansion of capacity at its highly automated, state-of-the-art wall tile facility in El Paso, Texas. In addition, the Dallas, Texas wall tile facility is expected to be upgraded by the end of 1998 with the installation of modern and more efficient equipment.


      The Company has also rationalized production of the combined Dal-Tile and American Olean manufacturing system by maximizing production at its lowest cost facilities and closing a number of higher cost plants. The rationalization steps included, in early 1996, the closure of the Lansdale, Pennsylvania wall tile facility and wall tile production at the Jackson, Tennessee facility and consolidation of a portion of mosaic tile production in late 1996. In addition, in 1997, the Company began consolidating a portion of its unglazed floor tile production by closing the Coleman, Texas facility. The Company also suspended production at its Mt. Gilead, North Carolina glazed tile floor facility during the fourth quarter of fiscal year 1997. The Company will continue to seek opportunities to maximize production at its lowest cost facilities and to lower its manufacturing costs through capital investments in state-of-the-art facilities and equipment.


    AMERICAN OLEAN INTEGRATION

    The Company has experienced difficulties in the complex task of integrating the American Olean operations, which were purchased in December 1995, with the Dal-Tile operations. Delays in bringing the combined companies onto a common, fully integrated management information system affected many aspects of the Company's operations, particularly the Company's logistics systems. As a result, the Company overproduced some products and underproduced others. Transportation costs increased because of the need to relocate inventory to meet demand. Customer service was adversely affected, and the Company lost sales. Accounts receivable and inventory increased significantly, which resulted in a negative impact on the Company's cash flow in 1996 and 1997.

    The difficulties associated with the Integration significantly affected the Company's financial results as sales declined 6.1% in 1997 compared to 1996. Excluding the charges described below and certain merger integration charges, operating margin declined to 3.0% in 1997 from 14.8% in 1996 and operating income declined $86.4 million to $20.5 million in 1997 from $106.9 million in 1996. The Company also experienced negative free cash flow of ($92.9) million in 1997 and ($60.7) million in 1996.

    During the second and third quarters of 1997, the Company recorded charges of $24.7 million and $65.4 million, respectively. These charges were principally non-cash charges for the write-down of obsolete and slow moving inventories, uncollectible trade accounts receivable and other non-productive assets, and also included costs for restructuring of manufacturing, store operations and corporate administrative functions.

    Beginning in July 1997, the Company replaced its senior management team with the hiring of a new President and Chief Executive Officer, Jacques ("Jack") Sardas, and Chief Financial Officer, William ("Chris") Wellborn. The Company also hired a new corporate controller, a new director of internal audit, a new human resources vice president and a new general counsel. Under Mr. Sardas' direction, the Company's new management team has made substantial progress towards completing the conversion of the Company's information systems to a common platform, and has developed a targeted operating plan to address the Integration difficulties faced by the Company, while taking advantage of the Company's competitive strengths to further enhance its leading market position. This plan has already produced positive results and is based on the following initiatives:

    - IMPROVE CUSTOMER SERVICE. The Company has taken, and continues to take, a number of actions to improve customer service, focusing on improved product availability and order fill rates, on-time deliveries and accurate and timely billing. The steps taken by the Company include (i) focusing on enhancing the Company's management information systems to provide management with the data necessary to deliver ordered product in the quality, quantity, time and location requested by customers, (ii) streamlining the Company's organizational structure, which allows the Company to be more responsive to the market and the Company's customers and (iii) increased coordination between the field offices and the corporate billing department, which will result in more accurate and timely billings to the Company's customers. In addition, the Company has focused on improving its regional distribution centers in California, Maryland and Texas to enhance customer service in each distribution channel. The regional distribution centers also enhance the Company's ability to plan and schedule production and to manage inventory requirements. Although progress has been made, the Company will continue its efforts in order to obtain further improvement in customer service.

    - IMPROVE CASH FLOW. The Company has taken and continues to take, steps to improve cash flow by (i) reducing accounts receivable, (ii) reducing inventory levels, (iii) controlling costs and (iv) improving management of its capital expenditures. The Company is now focusing on improving its sales, production and inventory information and its internal accounting procedures. The Company also modified the accounts receivable system for invoice dating, receivables aging, statement timing and credit reporting. Together with improved coordination between the field sales organization and the corporate credit department, these efforts have enabled the Company to reduce accounts receivable from $131.3 million on July 4, 1997 to $96.3 million at fiscal year end 1997 (including a $13.7 million write-down). Primarily as a result of increased sales, accounts receivable increased to $110.0 million at April 3, 1998.

      In order to reduce its inventory levels, the Company decreased production levels during the third and fourth quarters of 1997 in order to match inventories more closely to current sales levels. This resulted in higher per unit costs and lower gross margins during these periods. In addition, the Company is initiating systems for enhanced inventory planning and transportation cost management. The Company has been able to reduce inventory levels from $179.3 million on July 4, 1997 to $130.7 million at fiscal year end 1997 (including a $28.1 million write-down), and $123.7 million at April 3, 1998.

      The Company has increasingly focused its capital expenditures on projects that improve operational efficiency, overall performance and near term profits and cash flow. Such projects include investments in highly automated, state-of-the-art equipment for the El Paso and Dallas, Texas facilities. Although progress has been made, the Company will continue its efforts in order to obtain further improvement in cash flow.

    - REDUCE COSTS. The Company has rationalized the combined Dal-Tile and American Olean manufacturing network by suspending production at high-cost manufacturing facilities and consolidating activity at lower-cost facilities. The Company's continuing efforts in these areas are expected to identify opportunities to increase productivity and efficiency. To further reduce costs and improve service, the Company undertook a systematic review of its product lines. Of its approximately 22,500 standard price book SKUs, the Company identified approximately 7,900 low-sales volume SKUs, which were discontinued at the end of 1997. The Company has also achieved cost savings by renegotiating contracts for raw materials, products and services.

    - STREAMLINE THE COMPANY'S ORGANIZATIONAL STRUCTURE. During the second half of 1997, the Company began to streamline its organizational structure to make it more flexible and responsive to the market, as well as to reduce costs. The Company flattened the sales organization, eliminating management layers to bring experienced sales management closer to the customers. The Company also reorganized the marketing department, establishing product managers for each product category. This has enabled Dal-Tile to focus more effectively on each product line, addressing specific issues such as product mix, pricing, production, planning, product availability, new products and product line simplifications.


      The Company has also restructured its manufacturing organization, shifting from multiple layers of operational management to a flatter, more functional organization, and is restructuring its research and development organization to better support the development of new product lines and the efficiency of the manufacturing plants. As a result of these initiatives and the lower production levels which occurred during the second half of 1997, the Company has reduced overall head count by 563 (7.2%) from 7,854 at March 31, 1997 to 7,291 at March 31, 1998.


    The Company believes that the original rationale for the AO Acquisition remains sound. The AO Acquisition allowed the Company to offer two of the leading brands in the U.S. ceramic tile industry through distinct distribution channels, to significantly increase participation in the independent distributor channel and to enhance its geographic diversification and provided a foundation for lowering operating costs. The combined Company has the competitive advantages of the industry's largest distribution network, leading brand names and extensive and modern manufacturing facilities. The Company is currently focused on improving the effectiveness of its entire supply chain, including sales forecasting, production planning, manufacturing and distribution. The Company expects these efforts to ultimately improve customer service and lower costs, allowing the Company to improve sales and profits and providing a stronger foundation from which to participate in the growing market for ceramic tile.

DISTRIBUTION, SALES AND MARKETING

    The Company distributes its products through three separate distribution channels consisting of (i) Company-operated sales centers, (ii) independent distributors, and (iii) home center retailers. The Company has organized its business into three strategic business units to address the specific customer needs of each distribution channel. Each strategic business unit is supported by a dedicated sales force.

    The Company has three regional distribution centers strategically located in California, Maryland and Texas to improve customer service in each distribution channel through shorter lead times, increased order fill rates and improved on-time deliveries to its customers. In addition, the regional distribution centers enhance the ability to plan and schedule production and to manage inventory requirements.

    COMPANY-OPERATED SALES CENTERS

    The Company primarily distributes its DALTILE brand products through a network of 223 Company-operated sales centers in North America in 44 states and three Canadian provinces, serving customers in all 50 states and parts of Canada. For fiscal year 1997, approximately 70% of the Company's net sales were made through its Company-operated sales center distribution system in the United States and Canada.

    In addition to sales center staff, this distribution channel is supported by a dedicated sales force of over 100 people. The DALTILE brand also has a group of over 30 sales representatives dedicated exclusively to the architectural community. The architectural community exercises significant influence over the specification of products utilized in commercial applications.


    The Company has designed each sales center to serve as a "one-stop" source that provides its customers with one of the ceramic tile industry's broadest product lines -- a complete selection of glazed floor tile, glazed wall tile, glazed and unglazed mosaic tile, porcelain tile, quarry tile and stone products, as well as installation products. In addition to products manufactured by the Company, the sales centers carry a selection of purchased products to provide customers with a broader product line. The sales centers generally range in size from 4,000 to 27,000 square feet, with an average size of approximately 11,000 square feet. The sales centers consist of a showroom dedicated to displaying the product offerings together with office space and a warehouse in which inventory is stocked. Sales center displays and inventories are designed to reflect local consumer preferences. The sales centers generally are located in light industrial areas rather than retail areas and generally occupy moderately priced leased space under three to five year leases.



    The Company has expanded its sales center distribution system from 195 sales centers in 1993 to 223 sales centers at April 3, 1998. In the future, the Company may open additional sales centers in areas where factors such as population, construction activity, local economic conditions and usage of tile create an attractive environment for a sales center. From time to time, sales centers are closed in locations where economic and competitive conditions have changed.


    INDEPENDENT DISTRIBUTORS


    The independent distributor channel is served by a dedicated business unit that includes nine regional sales managers to serve the particular requirements of its customers. The Company currently distributes the AMERICAN OLEAN brand through approximately 185 independent distributor locations that service residential and commercial customers. The Company's strategy is to increase its presence among independent distributors, particularly in tile products that are most commonly used in flooring applications.


    Domestic sales within Mexico are made primarily through a network of independent distributors are principally supplied by the Monterrey, Mexico manufacturing facility.

    HOME CENTER RETAILERS

    The Company believes it is one of the U.S. ceramic tile industry's largest suppliers to the do-it-yourself and buy-it-yourself markets through home center retailers, such as The Home Depot, Lowe's and HomeBase, serving more than 1,200 home center retail outlets nationwide. The home center retailer channel has provided the Company with new sources of sales over the past five years.

ESTABLISHED BRANDS AND SPECIAL MARKETING PROGRAMS

    The Company believes that it has two of the leading brand names in the U.S. ceramic tile industry -- DALTILE and AMERICAN OLEAN. The roots of the DALTILE and AMERICAN OLEAN brand names date back approximately 50 years and 75 years, respectively. In 1996, the Company established the HOME SOURCE brand name to cater specifically to the home center retail market.

    The Company-operated sales centers distribute the DALTILE brand. The product offering is based on the Company's assessment of the needs of professional installers, designers, architects, builders and consumers, as well as a review of competitive product offerings. The marketing program includes public relations support, displays, merchandising (sample boards, chip chests), literature/catalogs and an Internet website.

    The AMERICAN OLEAN brand consists of a full product offering and is distributed through independent distributors. The brand is supported by a fully integrated marketing program, including public relations support, displays, merchandising (sample boards, chip chests), and literature/catalogs.

    The DALTILE and AMERICAN OLEAN brands are also carried by certain major home center retailers. The Company's HOME SOURCE brand is sold exclusively through certain other home center retailers. The HOME SOURCE brand includes a targeted product offering, customized point of sale displays and merchandising, cooperative advertising support, literature and sampling materials.

    The Company also has special marketing programs with Kohler-Registered Trademark- for bathroom and kitchen fixture color coordination and Laura Ashley-TM- for home furnishing accessories coordination. Through such programs, the Company develops ceramic tile products and merchandising programs to complement these other product lines.

PRODUCTS AND PRODUCT DEVELOPMENT

    The Company manufactures and sells different types of tile in various sizes and styles for commercial and residential use, as well as related trim and angle pieces. The Company also sells stone, installation and ceramic tile products purchased from third-party manufacturers. Management believes that "one-stop shopping," which requires a full product line at its Company-operated sales centers, is an important competitive advantage in servicing its core customers, especially tile contractors.

    For fiscal year 1997, approximately 72% of net sales were Company-manufactured products, with the remainder being provided by other domestic manufacturers, as well as foreign manufacturers, located principally in Italy, Spain and Mexico.

    The Company believes that the U.S. ceramic tile industry is increasing its fashion orientation, particularly in floor tile. The Company believes that its manufacturing capabilities offer competitive advantages due to its ability to manufacture a broad product line of colors, textures and finishes, including trim and angle pieces. In order to capitalize on the increased demand for fashion-oriented tile products, the Company has (i) increased the number of new floor tile product introductions, (ii) focused on shortening product introduction cycle time, (iii) expanded its relationships with leading glaze and equipment manufacturers and (iv) focused on evolving consumer preferences to deliver products consistent with current design trends.

CUSTOMERS

    The Company's core customers consist of large and small tile contractors, architects, design professionals, builders, developers, independent distributors, ceramic specialty retailers and floor covering dealers. The Company also sells to the do-it-yourself and buy-it-yourself market through relationships with home center retailers, such as The Home Depot, Lowe's and HomeBase, and is a significant supplier to this channel. The Company has a broad and diversified customer base, consisting of more than 36,000 active accounts in the United States.

    The Company also has sales to over 350 national accounts, including recognized national restaurant chains, such as McDonald's, Wendy's, Taco Bell and Denny's, and other national chain stores, such as Barnes & Noble book stores, Wal-Mart stores, Texaco service stations and Homestad Village, a group of extended-stay hotel facilities.

    The Company does not rely on any one customer or group of customers for a material amount of its net sales. The largest customer for fiscal year 1997 accounted for less than 10% of net sales, and the ten largest customers accounted for approximately 17% of net sales in the same period.

MANUFACTURING


    The Company currently operates nine tile manufacturing facilities with an aggregate annual manufacturing capacity of approximately 352 million square feet. During the five-year period 1993-1997, approximately $143 million has been invested in capital expenditures, principally for new plants and state-of-the-art equipment to increase manufacturing capacity, improve efficiency and develop new capabilities. Operating capacity has expanded from approximately 218 million square feet to approximately 352 million square feet during the same period. The state-of-the-art wall tile facility in El Paso, Texas started production in 1996. In May 1997, the annual production capacity of El Paso was increased from 22 to 45 million square feet.


    The Company commenced operations in Mexico at its Monterrey facility in 1955 and since then has been manufacturing products at this facility for U.S. and Mexican consumption. The Monterrey location contains five distinct manufacturing facilities, three of which produce ceramic tile, one of which produces frit (ground glass) and one of which produces refractories. This location is the Company's largest and lowest cost manufacturing facility, representing 44% of annual manufacturing capacity.

    The Company also has a 49.99% interest in RISA, a Mexican joint venture with Interceramic, a leading Mexican manufacturer. Pursuant to contractual arrangements with RISA, the Company has the right to be supplied with up to approximately 25 million additional square feet of floor tile annually.


    Following the AO Acquisition, the Company consolidated wall tile production in early 1996 by closing the Lansdale, Pennsylvania wall tile facility and the wall tile production at the Jackson, Tennessee facility and consolidated a portion of mosaic tile production in late 1996. In 1997, the Company began consolidating a portion of unglazed floor tile production by closing the Coleman, Texas facility. During the first quarter of fiscal year 1998, the Company completed the sale of the Landsdale, Pennsylvania facility.



    The Company believes that its manufacturing organization offers competitive advantages due to its ability to manufacture a differentiated product line consisting of one of the industry's broadest product offerings of colors, textures and finishes, as well as the industry's largest offering of trim and angle pieces. The Company's manufacturing strategy is to maximize production at its lowest cost manufacturing facilities, continue ongoing improvements by implementing demonstrated best practices and to continue to invest in manufacturing technology to lower its costs and develop new capabilities. As a result of this strategy, the Company suspended production at its Mt. Gilead, North Carolina glazed tile floor facility during the fourth quarter of fiscal year 1997. The Company has not made any decision regarding the resumption of production at the Mt. Gilead facility. Any such decision will be dependent on market demand and cost considerations.

    The following table summarizes the products currently manufactured at the Company's facilities:

FACILITY                               PRODUCT TYPE
-------------------------------------  -------------------------------------
Fayette, AL..........................  Unglazed quarry tile
Lewisport, KY........................  Unglazed quarry tile
Monterrey, Mexico....................  Glazed wall tile; glazed floor tile;
                                       glazed mosaic tile
Olean, NY............................  Unglazed mosaic tile
Gettysburg, PA.......................  Glazed and unglazed mosaic tile
Jackson, TN..........................  Glazed and unglazed mosaic tile
Conroe, TX...........................  Glazed floor tile
Dallas, TX...........................  Glazed wall tile
El Paso, TX..........................  Glazed wall tile

    While certain of the manufacturing facilities are described above as producing either "floor" or "wall" tile, tile consumers employ all sizes and varieties of tile products in all types of applications. The references to "floor" and "wall" serve to identify the most common application for the size and variety in question.

RAW MATERIALS

    The Company manufactures (i) wall tile primarily from talc and clay, (ii) floor tile and glazed mosaic tile primarily from impure nepheline syenite and clay, (iii) unglazed ceramic mosaic tile primarily from pure nepheline syenite and clay and (iv) unglazed quarry tile from clay.

    The Company owns long-term talc mining rights in Texas which satisfy nearly all of the Company's talc requirements. Talc represents the Company's largest tonnage raw material requirement. The Company owns long-term clay mining rights in Kentucky which satisfy nearly all clay requirements for producing unglazed quarry tile.

    The Company purchases a number of different grades of clay for the manufacture of its non-quarry tile. Management believes that there is an adequate supply of all grades of clay and that all are readily available from a number of independent sources.

    The Company purchases all of its impure nepheline syenite requirements from Minnesota Mining and Manufacturing Company; however, management believes that there is an adequate supply of impure nepheline syenite which can be obtained from other sources. The Company purchases pure nepheline syenite from Unimin Corporation, which is the only major supplier of this raw material in North America. Management believes that if there were a supply interruption of pure nepheline syenite, the Company could use feldspar in its production of mosaic tile, which can be purchased from a number of sources at comparable cost.

    The Company uses glazes on a significant percentage of its manufactured tile. Glazes consist of a mixture of frit (ground glass), zircon, stains and other materials, with frit representing the largest ingredient. The Company manufactures approximately 75% of its frit requirements.

    The Company reviews its sources of raw materials periodically and may eliminate or reduce the use of certain raw materials based on the cost and chemical composition of alternative sources.

MANAGEMENT INFORMATION SYSTEMS

    The major activities associated with combining the information systems of sales centers, regional distribution centers, manufacturing, transportation and financial applications of American Olean and Dal-Tile have been completed. The systems integration has provided the sales centers with improved access to inventory and order status information. Additional enhancements were implemented to support the management of accounts receivable. During 1998, the Company will continue to focus on process refinements, establishment and enhancement of interfaces between individual accounting and reporting systems modules and user training on the new systems and data reporting. Priority will be given to supply chain management, supporting customer service activities and Year 2000 software compliance.

    While the Company's current information systems platform has allowed the Company to operate during the Integration, the Company expects that it will be required to make additional systems investments to optimize performance of its supply chain and to respond to growth of its business and expanded customer service requirements.

COMPETITION

    Sales of the Company's products are made in a highly competitive marketplace. The Company estimates that hundreds of tile manufacturers, many of which are based outside the United States, compete for sales of ceramic tile to customers located in the United States. Although the U.S. ceramic tile industry is highly fragmented at both the manufacturing and distribution levels, the Company believes that it is the largest manufacturer, distributor and marketer of ceramic tile in the United States, and one of the largest in the world. In addition to competition from domestic and foreign tile manufacturers, the Company encounters competition from manufacturers of products which serve as an alternative to tile. Competition in the tile industry is based on design, performance, price, customer service and quality. The Company believes that it has a favorable competitive position as a result of its extensive North American distribution system and manufacturing capacity, together with its vertically integrated operations. In fiscal year 1997, approximately 60% of ceramic tile sales (by unit volume) in the United States consisted of imports, including approximately 7% manufactured by the Company in Mexico. In general, the proportion of U.S. ceramic tile sales attributable to imports has increased in recent years.

    The Company's products compete with numerous other wall and floor coverings for residential and commercial uses. Among such floor coverings are carpet, resilient flooring, wood flooring and stone products (such as marble, granite, slate and limestone tile). Among such wall coverings are paint, wallpaper, laminates and wood paneling. Ceramic tile products compete effectively as to price with carpeting, wood flooring and vinyl flooring, and are generally cheaper than natural stone products. Although the cost of installation of ceramic tile may be higher than the cost of installation of carpet, wood flooring and some wall coverings, it is generally believed that ceramic tile has a lower cost over its useful life primarily due to ceramic tile's durability.

EMPLOYEES


    At March 31, 1998, the Company employed approximately 7,300 persons, approximately 2,900 of which were employed by its Mexican subsidiaries. Approximately 10% of employees in the United States are represented by unions. Approximately 90% of the employees in Mexico are represented by a union under a collective bargaining agreement that was renewed January 20, 1998. The Company has not experienced a significant work stoppage in Mexico in over 17 years and experienced only one brief work stoppage in the United States over that period. The collective bargaining agreements covering the Company's employees expire between December 1998 and February 2001. The Company believes that relations with its employees are good.


TRADEMARKS

    The Company owns rights to certain material trademarks and trade names, including DALTILE-TM-, AMERICAN OLEAN-Registered Trademark-, HOME SOURCE-Registered Trademark- and DAL-MONTE-Registered Trademark-, which are used in the marketing of its products. The Company believes that breadth of product line, customer service and price are important in tile selection and that the trademarks and trade names themselves are important as source identifiers that help differentiate Company product lines from those of competitors.

ENVIRONMENTAL REGULATION

    The Company is subject to various federal, state, local and foreign environmental laws and regulations, including those governing air emissions, wastewater discharges, the use, storage, treatment and disposal of solid and hazardous materials, and the remediation of contamination associated with such disposal. Because of the nature of its business, the Company has incurred, and will continue to incur, costs relating to compliance with such laws and regulations. A number of the Company's facilities have conducted tile manufacturing operations for many years and have used lead compounds and other hazardous materials in its glazing operations. The Texas environmental proceedings discussed below arose principally in connection with the Company's disposal of waste materials containing lead compounds prior to the AEA Acquisition. The Company also is involved in the remediation of historic contamination at certain of its other present and former facilities, as well as at other locations in the United States.


    The Company is involved in environmental remediation programs with respect to two sites near its Dallas facility, which are proceeding under the oversight of the Texas Natural Resource Conservation Commission ("TNRCC"). In March 1991, the Company and the predecessor to the TNRCC agreed to an administrative order (the "1991 Order") relating to past waste disposal activities conducted prior to the AEA Acquisition. The 1991 Order related principally to the disposal by the Company of waste materials containing lead compounds in a gravel pit ("Elam") near the City of Mesquite's landfill in Dallas County during a period from 1980 to 1987, and the disposal of miscellaneous solid wastes that were contaminated by lead compounds at a Company-operated landfill located on Pleasant Run Road ("Pleasant Run") in Dallas County from 1986 to May of 1990. Pursuant to the 1991 Order, the Company paid a non-deferred assessed penalty of $350,000 and contributed another $350,000 to a fund dedicated to environmental enhancement activities in Dallas County. An additional $300,000 of assessed penalties under the 1991 Order has been deferred pending the timely and satisfactory completion of the technical requirements in the 1991 Order. The Company's closure plan for Elam was approved by the TNRCC, remediation and other activities associated with the closure have been completed and a closure has been submitted for approval by the TNRCC. To date, the Company has incurred costs of approximately $3,800,000 in connection with the closure. The Company expects to recover at least 50% of such costs (a substantial portion of which has already been recovered) pursuant to the Settlement Agreement (as defined) with two of the former owners of the Company described below, and the Company believes that any amounts not recovered pursuant to the Settlement Agreement will not have a material adverse effect on the Company. Pleasant Run has been remediated in accordance with a TNRCC-approved closure plan. In 1993 and 1994, the Company settled tort actions alleging personal injury and property damage filed on behalf of certain residents and owners of property near Elam and Pleasant Run for an aggregate amount of approximately $1.4 million.


    The remediation described above followed a related criminal investigation which led to the indictments and, in 1993, the convictions of a former owner and a former senior executive officer of the Company on federal charges of violating environmental laws. The U.S. Attorney's Office for the Northern District of Texas (the "U.S. Attorney's Office"), which obtained the indictments, informed the Company in writing on April 22, 1992 that, based on information in the possession of the U.S. Attorney's Office, it had decided not to prosecute the Company for violations of environmental criminal statutes.

    The Company is involved in an environmental remediation program with respect to the disposal of hazardous wastes prior to the AEA Acquisition at a third site near its Dallas facility. In October 1994, the Company, Master-Halco, Inc. (a manufacturing company not affiliated with the Company), certain third party individuals and the TNRCC agreed to an administrative order (the "1994 Order") relating to, among other things, the alleged disposal of waste materials containing lead compounds generated by the Company and others at a gravel pit on Kleburg Road ("Walton") in Dallas prior to 1980. Pursuant to the 1994 Order, the Company has completed a remedial investigation with respect to the Walton site subject to the approval of the TNRCC. In addition, pursuant to the 1994 Order, among other things, an administrative penalty of $213,200 assessed against the individuals has been deferred pending timely and satisfactory completion of the technical requirements in the 1994 Order. The Company has agreed to indemnify such individuals against any costs relating to the disposal of industrial solid waste at the site. Although the cost to remediate the Walton site cannot be predicted with certainty at this time, the Company believes, based on current estimates, that the remediation is reasonably likely to cost between approximately $10 million and $15 million. The Company expects to recover at least 50% of the foregoing costs pursuant to the Settlement Agreement with two of the former owners of the Company described below, and the Company believes that any amounts not recovered pursuant to the Settlement Agreement will not have a material adverse effect on the Company. In 1994, an action alleging personal injury and property damage was filed against the Company and others on behalf of certain residents and owners of property near such site. In 1994, the Company settled this action by agreeing to remediate soil contamination on the plaintiffs' property and agreeing to pay approximately $538,000.


    On May 20, 1993, the Company entered into an agreement with Robert M. Brittingham and John G. Brittingham, two of the former owners of the Company (the "Settlement Agreement"), pursuant to which substantially all of the costs incurred to the date thereof by the Company (approximately $12 million) in respect of the 1991 Order, the three Dallas area sites described above and certain related matters, including certain of the notices of violation referred to above, have been repaid to the Company. Such former owners are also obligated, pursuant to the terms of the Settlement Agreement, to indemnify the Company against 50% of all expenditures incurred in connection with various environmental violations relating to the Company's U.S. operations occurring prior to the AEA Acquisition in excess of the $12 million already paid, until such total excess expenditures reach a formula amount, and 100% of all such expenditures in excess of the formula amount. The formula amount is based on certain tax benefits realized by the Company in connection with the AEA Acquisition and periods prior thereto, currently estimated to be approximately $17 million. The Company's expendi tures to date in respect of the matters described above have been or are expected to be indemnified in accordance with the terms of the Settlement Agreement (subject to the percentage limitations described above). Accordingly, the Company believes (taking into account the indemnification rights referred to above and the reserves it has established) that its liability for environmental violations occurring prior to the AEA Acquisition will not have a material adverse effect on the Company. The Company believes that these two former owners currently have assets far in excess of their potential liability under the Settlement Agreement, and, accordingly, the Company believes that they will be able to satisfy all of their obligations pursuant to their agreement with the Company. Future events, which cannot be predicted, could affect the ability of these former owners to satisfy their obligations. Therefore, no assurance can be given that they will be able to meet their obligations when they arise.


    Under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state statutes, regardless of fault or the legality of original disposal, certain classes of persons, including generators of hazardous substances, are subject to claims for response costs by federal and state agencies. Such persons may be held jointly and severally liable for any such claims. The Company has been named as a potentially responsible party ("PRP") under CERCLA and similar state statutes with respect to the historic disposal of certain hazardous substances at various other sites in the United States. With respect to certain of these sites, the Company has entered into DE MINIMIS settlements; at certain other sites, the liability of the Company remains pending. Based on currently available information, the Company believes that its ultimate allocation of costs associated with the investigation and remediation of these pending sites will not, in the aggregate, have a material adverse effect on the Company's financial condition. In addition, subject to the terms of the Stock Purchase Agreement, dated as of December 21, 1995 (the "AO Acquisition Agreement"), pursuant to which the Company acquired AO, AWI agreed to indemnify the Company for various costs and expenses that may be incurred in the future by the Company arising out of pre-closing environmental conditions and activities with respect to AO. The Company believes that, based on currently available information and the terms and conditions of AWI's indemnification obligations under the AO Acquisition Agreement, any liability of AO that is reasonably likely to arise out of any of the sites at which AO has been named as a PRP as a result of pre-closing activities would not result in a material adverse effect on the Company.

    The Company's manufacturing facilities generate wastes regulated under the Resource Conservation and Recovery Act and other U.S. federal and state laws. The Company also generates non-hazardous wastes and is engaged in recycling and pollution prevention programs. Compliance with current laws and regulations has not had, and is not expected to have, a material adverse effect on the Company, including with respect to its capital expenditures, earnings and competitive position.

    Numerous aspects of the manufacture of ceramic tile currently require expenditures for environmental compliance. For example, the mixing of raw materials, preparation of glazes, and pressing, drying and firing of tile all are sources of air emissions that require expenditures for compliance with laws and regulations governing air emissions, including the purchase, operation and maintenance of control equipment to prevent or limit air emissions. Many of these manufacturing processes also currently result in the accumulation of dust that contains silica, thereby requiring expenditures for capital equipment in order to comply with Occupational Safety and Health Administration regulations with respect to potential employee exposure to such dust. In addition, the rinsing of spray dryers and containers used for the preparation of glaze and tile body results in wastewater discharges that require expenditures for compliance with laws and regulations governing water pollution. Finally, certain of the Company's manufacturing processes, including the preparation of glaze, the assembly of certain tiles and the operation and maintenance of equipment, at times result in the generation of solid and hazardous waste that require expenditures in connection with the appropriate handling, treatment, storage and disposal of such waste.

    In addition, in light of the lengthy manufacturing history of the Company's facilities, it is possible that additional environmental issues and related matters may arise relating to past activities which the Company cannot now predict, including tort liability and liability under environmental laws. In particular, a number of the Company's facilities located in the United States use lead compounds in glaze materials. The Company's Mexican facilities continue to use lead compounds in their glaze materials on certain specially ordered tiles. Significant exposure to lead compounds may have adverse health effects. Although it is impossible to quantify the Company's liability, if any, in respect of these matters, including liability to individuals exposed to lead compounds, no claims relating to its use of lead compounds or waste disposal matters have been made against the Company except as set forth above. In addition, it is impossible to predict the effect which future environmental regulation in the United States, Mexico and Canada could have on the Company. See "Risk Factors--Regulations and Environmental Considerations."

GEOGRAPHIC LOCATION

    Financial information by geographic location for the three years ended January 2, 1998 is set forth in Note 14 to the Consolidated Financial Statements included elsewhere in this Prospectus. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

PROPERTIES

    The Company owns or leases manufacturing, distribution, office and sales facilities in the United States and Mexico, as described below.

    MANUFACTURING, DISTRIBUTION AND OFFICE FACILITIES

    The Company owns or leases 13 manufacturing, distribution and office facilities. The location, use and the floor area of such facilities are described as follows:

LOCATION                                               USE                      SQ. FEET   LEASED/OWNED
----------------------------------  -----------------------------------------  ----------  ---------------------
Fayette, AL.......................  Manufacturing                                 276,467  Owned
Lewisport, KY.....................  Manufacturing                                 270,836  Owned
Baltimore, MD.....................  Distribution                                  315,000  Leased(1)
Monterrey, Mexico.................  Manufacturing, Distribution & Office        1,114,175  Owned
Mt. Gilead, NC....................  Manufacturing                                 250,000  Owned(2)
Olean, NY.........................  Manufacturing                                 278,417  Owned
Gettysburg, PA....................  Manufacturing                                 218,609  Owned
Jackson, TN.......................  Manufacturing                                 655,211  Owned
Conroe, TX........................  Manufacturing                                 208,059  Owned
Dallas, TX........................  Manufacturing, Distribution & Office          753,536  Owned
Dallas, TX........................  Distribution                                  472,500  Leased(1)
Los Angeles, CA...................  Distribution                                  410,515  Leased(1)
El Paso, TX.......................  Manufacturing                                 161,714  Ground Leased(3)

------------------------

(1) The leases for the Baltimore, MD; Los Angeles, CA; and Dallas, TX facilities expire on February 28, 2006, April 30, 2007 and January 30, 2003, respectively, and are subject to renewal options.

(2) The Company suspended production at the Mt. Gilead, NC, facility in the fourth quarter of 1997.

(3) The ground lease expires on November 21, 2034.

    The Company closed its Coleman, Texas facility in late 1997. In addition, the Company's Jacksonville, Florida facility (leased) was closed in 1997. The lease for the Jacksonville facility expires on May 31, 1999. The Company is subleasing a portion of this facility. The Company ceased production at its Lansdale, Pennsylvania facility in 1996. The facility was sold on March 10, 1998.

SALES CENTERS

    The Company owns three sales centers aggregating 53,340 square feet. Their locations and floor areas are as follows:

LOCATION                                                                           SQUARE FEET
---------------------------------------------------------------------------------  -----------
Phoenix, AZ......................................................................      15,320
Denver, CO.......................................................................      22,500
San Antonio, TX..................................................................      15,520


    In addition, 220 sales centers were leased as of April 3, 1998 (aggregating approximately 2.5 million square feet) pursuant to leases that extend for terms on average of three to five years with expiration dates ranging primarily from 1998 to 2002.


    For a description of aggregate rental expenses with respect to its operating leases, see Note 13 to the Consolidated Financial Statements included elsewhere in this Prospectus.

LEGAL PROCEEDINGS

    In addition to the proceedings described under "--Environmental Regulation," the Company is involved in various lawsuits arising in the normal course of business. In the opinion of management, the ultimate outcome of these lawsuits will not have a material adverse effect on the Company's business and operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


    The directors and executive officers of the Company are set forth below. Certain of the executive officers hold positions with Dal-Tile Corporation or Dal-Tile Mexico, each a subsidiary of the Company. All directors hold office until the annual meeting of stockholders following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion thereof.



                 NAME                        AGE                           POSITION OR OFFICE HELD
---------------------------------------      ---      ------------------------------------------------------------------
Jacques R. Sardas......................          67   President, Chief Executive Officer and Chairman of the Board of
                                                        Directors
Charles J. Pilliod, Jr.................          79   Director
Douglas D. Danforth....................          75   Director
Vincent A. Mai.........................          58   Director
Norman E. Wells, Jr....................          49   Director
Henry F. Skelsey.......................          40   Director
John M. Goldsmith......................          35   Director
William C. Wellborn....................          43   Executive Vice President, Chief Financial Officer, Treasurer and
                                                        Assistant Secretary
Mark A. Solls..........................          42   Vice President, General Counsel and Secretary
Dan L. Cooke...........................          56   Vice President, Information Technology
James E. Eckelberger...................          59   Vice President, Logistics
William R. Hanks.......................          44   Vice President, Manufacturing
David F. Finnigan......................          41   Vice President, Independent Distribution and Home Center Services
D.D. "Gus" Agostinelli.................          52   Vice President, Human Resources
Javier Eugenio Martinez Serna..........          46   Vice President, Mexico Operations
Matthew J. Kahny.......................          36   Vice President, Marketing
Harold G. Turk.........................          52   Vice President, Sales Centers Operations
Silvano Cornia.........................          38   Vice President, Research and Development


Effective February 26, 1998, George A. Lorch, Frank A. Riddick III, and Robert
J. Shannon, Jr. resigned as Directors of the Company.

    JACQUES R. SARDAS, President, Chief Executive Officer and Chairman of the Board of Directors -- Mr. Sardas has been President and Chief Executive Officer of the Company since July 1997 and Chairman of the Board of Directors since October 1997. Prior to joining the Company, Mr. Sardas was Chairman and Chief Executive Officer of Sudbury, Inc. from 1992 to 1997. Prior to that, he spent 34 years at Goodyear Tire & Rubber Company, concluding as President of Goodyear Worldwide.

    CHARLES J. PILLIOD, JR., Director -- Mr. Pilliod has been a Director of the Company since March 1990 and served as Chairman of the Board of Directors from October 1993 through October 1997. From October 1993 through April 1994, Mr. Pilliod also served as President and Chief Executive Officer of the Company. Mr. Pilliod served as U.S. Ambassador to Mexico from 1986 to 1989. Prior to that, he was the Chairman and Chief Executive Officer of Goodyear Tire & Rubber Company. Mr. Pilliod is also a director of Marvin & Palmer Associates, Inc.

    DOUGLAS D. DANFORTH, Director -- Mr. Danforth has been a Director of the Company since February 1997. He was Chairman and Chief Executive Officer of Westinghouse Corporation from December 1983 to December 1987. Mr. Danforth is also a director of Sola International Inc.

    VINCENT A. MAI, Director -- Mr. Mai has been a Director of the Company since October 1989. Mr. Mai has been the President and Chief Executive Officer of AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock of the Company) since April 1989 and Chairman of the Board of AEA Investors since January 1998. For the preceding 15 years, he was a Managing Director of Lehman Brothers Inc., an investment banking firm. Mr. Mai is also a director of the Federal National Mortgage Association.

    NORMAN E. WELLS, JR., Director -- Mr. Wells has been a Director of the Company since December 1997. Mr. Wells joined Easco, Inc. as President and Chief Executive Officer in November 1996. From March 1993 to November 1996, he was President and Chief Executive Officer of CasTech Aluminum
Group Inc.

    HENRY F. SKELSEY, Director -- Mr. Skelsey has been a Director of the Company since October 1989. Mr. Skelsey has been a Managing Director of AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock of the Company) since March 1988. Prior to his association with AEA Investors, Mr. Skelsey was a Vice President in the Merchant Banking division of Lehman Brothers Inc., an investment banking firm.

    JOHN M. GOLDSMITH, Director -- Mr. Goldsmith has been a Director of the Company since April 1996. Mr. Goldsmith is a Managing Director of AEA Investors (the managing member of DTI Investors, which is a beneficial owner of Common Stock of the Company), and has been associated with AEA Investors since 1989. Previously, he was a member of the Financial Services practice of Ernst & Young LLP, an independent accounting firm.

    WILLIAM C. WELLBORN, Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary -- Mr. Wellborn has been Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of the Company since August 1997. Prior to joining the Company, Mr. Wellborn was Senior Vice President and Chief Financial Officer of Lenox, Inc. Prior to his employment at Lenox, he was Vice President and Chief Financial Officer of Grand Metropolitan PLC's Alpo Pet Food Division.

    MARK A. SOLLS, Vice President, General Counsel and Secretary -- Mr. Solls has been Vice President, General Counsel and Secretary of the Company since January 1998. Prior to joining Dal-Tile, he was Vice President and General Counsel for ProNet Inc. Additionally, Mr. Solls has owned a private practice and worked as Counsel for several national health care companies. He is a Certified Mediator and a member of numerous legal associations.

    DAN L. COOKE, Vice President, Information Technology -- Mr. Cooke has been Vice President, Information Technology of the Company since January 1997. From 1982 to 1996, he held various positions with PepsiCo in the Frito-Lay and Pizza Hut divisions, most recently as Pizza Hut Vice President, Information Technology. Prior to that, Mr. Cooke spent 17 years with IBM in sales and systems engineering management.

    JAMES E. ECKELBERGER, Vice President, Logistics -- Mr. Eckelberger has been Vice President, Logistics of the Company since February 1996. From March 1994 until February 1996, Mr. Eckelberger was Vice President, Logistics of B.J.'s Wholesale Club, a wholesale-retail membership club for consumer goods. From September 1992 until January 1994 he was the Vice President, Logistics for Pace Membership Warehouse, a wholesale-retail membership club for consumer goods. Between 1988 and 1991, Mr. Eckelberger was Commanding Officer (CEO) of the U.S. Navy's Aviation Supply Office.

    WILLIAM R. HANKS, Vice President, Manufacturing -- Mr. Hanks has been Vice President, Manufacturing of the Company since February 1994. He has been with the Company since March 1985 and prior to 1994 served as General Manager, Assistant Plant Manager and Vice President, Manufacturing of one of the Company's floor tile facilities.

    DAVID F. FINNIGAN, Vice President, Independent Distribution and Home Center Services -- Mr. Finnigan has been Vice President, Independent Distribution and Home Center Services since April 1998. Previously, Mr. Finnigan was Vice President, Independent Distributor Operations of the Company since August 1997. Previously, Mr. Finnigan held the position of Vice President, Sales Centers Operations at the Company. Prior to the AO Acquisition, he held various executive marketing positions with American Olean, Armstrong World Industries, Inc. and Evans and Black.

    D.D. "GUS" AGOSTINELLI, Vice President, Human Resources -- Mr. Agostinelli joined the Company as the Vice President, Human Resources in January 1998. Prior to joining Dal-Tile, he worked for Alcoa Fujikura Ltd. as Vice President, Human Resources. Additionally, Mr. Agostinelli held various Human Resource positions within PPG Industries.

    JAVIER EUGENIO MARTINEZ SERNA, Vice President, Mexico Operations -- Mr. Martinez has been Vice President, Mexico Operations of the Company since August 1995. Prior to August 1995, he was a managing director of Materiales Ceramicos S.A. de C.V., a subsidiary of the Company, since December 1985. Prior to joining the Company, Mr. Martinez was Vice President of Strategic Planning and Business Diversification of the food division of Protexa, a diversified oil services, construction and food products company in Monterrey, Mexico from 1980 to 1985.

    MATTHEW J. KAHNY, Vice President, Marketing -- Mr. Kahny has been Vice President, Marketing of the Company since August 1997. From January 1996 until July 1997, Mr. Kahny was Vice President, Independent Distributor Operations. From July 1983 through December 1995, he served at AO, then a subsidiary of AWI, where he became Business Team Manager, Floor Tile Products.

    HAROLD G. TURK, Vice President, Sales Centers Operations -- Mr. Turk has been Vice President, Sales Centers Operations of the Company since January 1997. From January 1996 to December 1996, Mr. Turk was Vice President, Home Center Services of the Company. In 1995, Mr. Turk was Executive Vice President of Field Operations of the Company. In 1994, he was Executive Vice President of Marketing of the Company. From April 1991 through 1993, Mr. Turk was Executive Vice President of Sales and Marketing, Western Region of the Company. Mr. Turk was a Vice President of Warehouse Administration and Sales of the Company from 1976 to 1991.

    SILVANO CORNIA, Vice President, Research and Development -- Mr. Cornia has been Vice President, Research and Development of the Company since January 1994. Since July 1984, he has held various positions at the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information as of April 3, 1998 regarding the beneficial ownership of Common Stock (i) immediately prior to the Offering and the PEPS Offering and (ii) as adjusted to reflect the sale of the shares of Common Stock pursuant to the Offering, by (a) each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock (based solely on a review of available public filings with the Commission), including the Selling Stockholder, (b) each of the Company's directors, (c) each of the executive officers named in the executive compensation table of the Proxy (as defined) and (d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investing power with respect to all shares of Common Stock indicated as being beneficially owned by them.



                                                       SHARES BENEFICIALLY OWNED                SHARES BENEFICIALLY OWNED
                                                                 PRIOR
                                                        TO THE OFFERING AND THE      SHARES      AFTER THE OFFERING AND
                                                                 PEPS                BEING                 THE
                                                               OFFERING             OFFERED      PEPS OFFERING (16)(17)
                                                       -------------------------     IN THE     -------------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER                  NUMBER(1)      PERCENT    OFFERING(16)     NUMBER       PERCENT
-----------------------------------------------------  ------------  -----------  ------------  ------------  -----------
5% STOCKHOLDERS
  DTI Investors LLC..................................    28,604,811        53.5%       --         28,604,811        53.5%
    c/o AEA Investors Inc.
    65 East 55th Street
    New York, NY 10022
  AEA Investors Inc.(2)..............................    28,604,811        53.5        --         28,604,811        53.5
    65 East 55th Street
    New York, NY 10022
  Armstrong Enterprises, Inc.(3).....................    18,365,822        34.4     10,315,822     8,050,000        15.1
    Liberty and Charlotte Streets
    P.O. Box 3001
    Lancaster, PA 17604
  Armstrong World Industries, Inc.(3)................    18,365,822        34.4     10,315,822     8,050,000        15.1
    Liberty and Charlotte Streets
    P.O. Box 3001
    Lancaster, PA 17604
DIRECTORS AND EXECUTIVE OFFICERS
  Charles J. Pilliod, Jr. (4)(5).....................       311,000           *        --            311,000           *
  Howard I. Bull (5)(6)..............................       503,013           *        --            503,013           *
  Dan L. Cooke (7)...................................        25,000           *        --             25,000           *
  Douglas D. Danforth (5)............................            --          --        --                 --          --
  Vincent A. Mai (5)(8)..............................        30,000           *        --             30,000           *
  Henry F. Skelsey (5)(9)............................        23,000           *        --             23,000           *
  John M. Goldsmith (5)(10)..........................         8,000           *        --              8,000           *
  Barry J. Kulpa (11)................................       312,936           *        --            312,936           *
  Jacques R. Sardas (12).............................     1,000,000         1.8        --          1,000,000         1.8
  Javier Eugenio Martinez Serna (13).................       115,372           *        --            115,372           *
  Harold G. Turk (14)................................       202,974           *        --            202,974           *
  William C. Wellborn (15)...........................        77,500           *        --             77,500           *
  Norman E. Wells, Jr................................            --          --        --                 --          --
  All directors and executive officers as a group (18
    persons).........................................     2,213,707         4.0        --          2,213,707         4.0


                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

*   Less than 1%.

(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares that such person or persons have the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) AEA Investors is the managing member of DTI Investors and accordingly may be deemed to beneficially own such shares.

(3) Based on information supplied to the Company by AEI, which is a wholly owned subsidiary of AWI.

(4) Consists of 311,000 shares subject to options. 111,000 shares are held in nominee name, Hertrus and Company.

(5) Such director is a member of DTI Investors. Under the rules of the Commission, as such director does not have voting or investment power over the shares of Common Stock owned by DTI Investors, such director does not have beneficial ownership of such shares. Such director's membership interest in DTI Investors represents a less than 1% indirect interest in the Common Stock of the Company, which interest is in addition to any stock options held, or shares of Common Stock identified herein as beneficially owned, by such director.

(6) Consists of 502,913 shares subject to options and 100 shares. Mr. Bull resigned from his position with the Company in fiscal year 1997.

(7) Consists of 25,000 shares subject to options.

(8) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Mai is a member of DTI Investors, and serves as an officer and director of AEA Investors. Mr. Mai disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.

(9) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Skelsey is a member of DTI Investors and serves as an officer of AEA Investors. Mr. Skelsey disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.

(10) Excludes 28,604,811 shares owned by DTI Investors, the managing member of which is AEA Investors. Mr. Goldsmith serves as an officer of AEA Investors. Mr. Goldsmith disclaims beneficial ownership of the shares beneficially owned by DTI Investors and AEA Investors.

(11) Consists of 312,936 shares subject to options. Mr. Kulpa resigned from his position with the Company in fiscal year 1997.


(12) Consists of 1,000,000 shares subject to options.


(13) Consists of 115,372 shares subject to options.

(14) Consists of 202,974 shares subject to options.

(15) Consists of 77,500 shares subject to options.

(16) Assumes that the Underwriters' over-allotment option with respect to the Offering is exercised in full.

(17) Concurrently with the Offering, AWI is offering PEPS, which at maturity are mandatorily exchangeable for up to 7,000,000 shares of Common Stock (up to 8,050,000 shares if the Underwriters' over-allotment option with respect to the PEPS Offering is exercised in full) owned by AWI, subject to adjustment under certain circumstances and to AWI's option to pay an amount in cash in lieu of such mandatory exchange. The PEPS Offering will have no immediate effect on AWI's ownership of the Common Stock.

RELATIONSHIP BETWEEN THE COMPANY AND AWI; SHAREHOLDERS AGREEMENT

    On December 29, 1995, AWI acquired 37% of the then outstanding capital stock of the Company in connection with the AO Acquisition. In connection with the AO Acquisition, the Company also entered into the Shareholders Agreement and agreements with AWI relating to (i) the use by the Company of certain trademarks owned by AWI, and (ii) certain transition services (including computer services and the supply of certain raw materials produced by a mine operated by AWI) to be supplied by AWI or its affiliates to the Company. The Company also leases certain computer services from AWI for approximately $7 million per year through May 31, 1999.

    Pursuant to the Shareholders Agreement, DTI Investors, AWI and the Company have agreed to cause the Board of Directors of Dal-Tile to be comprised of (i) six individuals designated by DTI Investors, (ii) three individuals designated by AWI, and (iii) the Chief Executive Officer of Dal-Tile. The rights and obligations of DTI Investors and AWI to designate directors are subject to change in the event of certain circumstances, more particularly described in the Shareholders Agreement. As of April 3, 1998, DTI Investors and AWI beneficially owned approximately 87.9% of the outstanding Common Stock and, as such, have the voting power to effect the election of the nominees. As a result of the sale of Common Stock by AWI pursuant to the Offering, the number of individuals that AWI may nominate to the Board of Directors will be ratably reduced.

    Effective February 26, 1998, George A. Lorch, Frank A. Riddick III, and Robert J. Shannon, Jr., the three individuals designated as directors of Dal-Tile by AWI, resigned from their positions as directors of Dal-Tile. The Company, DTI Investors and AWI are in discussions regarding filling the three director vacancies. On March 13, 1998, AWI notified the Company of its request, pursuant to the Shareholders Agreement, that Dal-Tile register for sale under the Securities Act all of the 18,365,822 shares of Common Stock owned by AWI to enable AWI to make the Offering and the PEPS Offering.

    The Shareholders Agreement, among other things, contains provisions (A) providing for registration rights under certain circumstances under the Securities Act, and (B) prohibiting the parties from acquiring additional shares of Common Stock until the earlier to occur of (x) the fourth anniversary of the initial public offering of the Common Stock and (y) the sale by DTI Investors or AWI or its subsidiaries of 25% or more of the Common Stock owned by DTI Investors (or its predecessor) and certain members of the Company's management or AWI and its subsidiaries, as the case may be, as of December 31, 1995.

    Pursuant to the Shareholders Agreement, the Company is prohibited from engaging in, without the approval of a majority of the Board of Directors (including at least one AWI designee), any sale or transfer to a third party by merger or otherwise by the Company or any of its subsidiaries (in one transaction or a series of related transactions) of any subsidiary of the Company or assets of the Company or a subsidiary thereof which involves more than 20% of the total assets of the Company and its subsidiaries taken as a whole on a cumulative basis, excluding, however, such dispositions in the ordinary course of business (including, but not limited to, sales of inventory and finished goods), and excluding the sale of all or substantially all of the stock or assets of the Company.


    The Company and AWI are involved in a dispute regarding amounts allegedly owed by the Company in connection with the raw material supply agreement entered into by the parties in connection with the AO Acquisition (the "Mine Agreement"). In addition to amounts of approximately $480,000 claimed by AWI in connection with mining operations during the term of the Mine Agreement, AWI has alleged that the Company may owe it up to approximately $1 million for costs that may be incurred by AWI in connection with the closure of its mining operation. The parties have not reached agreement on amounts that may be owed by the Company for mine operations during the term of the Mine Agreement, and the Company believes that it has no liability for any costs associated with the closure of the mine. AWI has reserved its right to pursue legal action if the dispute is not resolved amicably. Other than the dispute in connection with the Mine Agreement, the Company is not aware of any disputes between the Company and AWI.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following brief description of Dal-Tile's capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, copies of which have been filed with the Commission.

    The authorized capital stock of Dal-Tile consists of 200,000,000 shares of Common Stock, $.01 par value per share, and 11,100,000 shares of Preferred Stock, par value $.01 per share. As of April 3, 1998, there were 53,435,101 shares of Common Stock outstanding, no shares of Preferred Stock outstanding and 6,647,371 shares of Common Stock will be issuable upon exercise of outstanding options.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Holders of Common Stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of the Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding Preferred Stock, if any, and subject to the terms of the agreements governing the Company's long-term debt. See "Dividend Policy" and "Description of Second Amended Credit Agreement." In the event of the liquidation, dissolution or winding up of Dal-Tile, the holders of Common Stock are entitled to share pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock then outstanding, if any.

    The Common Stock has no preemptive, conversion or redemption rights and is not subject to further calls or assessments by Dal-Tile. All the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

    The Common Stock is listed on the NYSE under the symbol "DTL."

    The Transfer Agent and Registrar for the Common Stock is ChaseMellon Shareholder Services L.L.C.

PREFERRED STOCK

    The Board of Directors is authorized without further stockholder action to provide for the issuance from time to time of up to 11,100,000 shares of Preferred Stock, in one or more series, with such powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions as will be set forth in the resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors. The holders of Preferred Stock will have no preemptive rights (unless otherwise provided in the applicable certificate of designation) and will not be subject to future assessments by Dal-Tile. Such Preferred Stock may have voting or other rights which could adversely affect the rights of holders of the Common Stock. In addition, the issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, make it more difficult for a third party to gain control of Dal-Tile, discourage bids for the Common Stock at a premium, or otherwise adversely affect the market price of the Common Stock. On the date of this Prospectus, there are no shares of Preferred Stock issued and outstanding.

POSSIBLE ANTITAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

    The DGCL and certain provisions of the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws could have the effect of discouraging or making more difficult the acquisition of Dal-Tile by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to Dal-Tile's stockholders. In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of Dal-Tile's stockholders.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND STOCKHOLDER PROPOSALS

    The Amended and Restated Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors at an annual meeting or a special meeting or to bring other business before an annual meeting of stockholders of Dal-Tile (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of Dal-Tile prior to the meeting at which directors are to be elected, will be eligible for election as directors of Dal-Tile. The Stockholder Notice Procedure provides that at an annual meeting only such business may be conducted as has been specified in the notice of the meeting given by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) or brought before the meeting by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) or by a stockholder who has given timely written notice to the Secretary of Dal-Tile of such stockholder's intention to bring such business before such meeting.

    Under the Stockholder Notice Procedure, a stockholder's notice of nominations of candidates for election as directors or business to be conducted at an annual meeting will be timely only if it is received by Dal-Tile not less than 60 days nor more than 90 days prior to the date of the annual meeting or, in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, not later than the close of business on the tenth day following the day on which such notice was mailed or such public disclosure was made, whichever first occurs. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by Dal-Tile not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

    In addition, under the Stockholder Notice Procedure, a stockholder's notice to Dal-Tile proposing to nominate a person for election as a director at an annual meeting or a special meeting or conduct certain business at an annual meeting must contain certain specified information. If the Chairman of the Board of Directors presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the Stockholder Notice Procedure, such person will not be eligible for election as a director or such business will not be conducted at such meeting, as the case may be.

DIRECTOR'S LIABILITY

    The Second Amended and Restated Certificate of Incorporation provides that to the fullest extent permitted by the DGCL as it currently exists or may be amended, a director of Dal-Tile shall not be liable to Dal-Tile or its stockholders for monetary damages for breach of fiduciary duty as a director. Under current Delaware law, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to Dal-Tile or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of this provision of the Second Amended and Restated Certificate of Incorporation is to eliminate the rights of Dal-Tile and its stockholders (through stockholders' derivative suits on behalf of Dal-Tile) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of Dal-Tile or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Amended and Restated Bylaws provide that Dal-

Tile shall indemnify its directors and executive officers to the extent stated therein. Insofar as limitations of, or indemnification for, liabilities arising under the Securities Act may be permitted for directors and executive officers pursuant to the foregoing provisions, the Company understands that, in the opinion of the Commission, such limitations of, and indemnification for, liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.


SECTION 203 OF THE DGCL

    Dal-Tile is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined as a person who is the owner of 15% or more of a corporation's voting stock, or who, as an affiliate or associate of a corporation, was the owner of 15% or more of that corporation's voting stock within the prior three years and the affiliates and associates of such person) from engaging in a "business combination" (as defined under the DGCL) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction or the business combination in which the interested stockholder became an interested stockholder; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the "interested stockholder." A "business combination" generally includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders."

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    As of April 3, 1998, Dal-Tile's authorized but unissued capital stock consisted of 146,564,899 shares of Common Stock and 11,100,000 shares of Preferred Stock. All the foregoing authorized but unissued shares of capital stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including issuance pursuant to employee stock options and other employee plans, director stock options and future public offerings to raise additional capital or to facilitate corporate acquisitions.

    Dal-Tile does not presently have any plans to issue additional shares of Common Stock other than shares of Common Stock that may be issued upon exercise of existing options or options which may be granted in the future to Dal-Tile's directors or employees.

                 DESCRIPTION OF SECOND AMENDED CREDIT AGREEMENT

    Concurrent with the initial public offering of the Common Stock, Dal-Tile Group entered into a Credit and Guarantee Agreement, dated August 14, 1996 with several banks, financial institutions and other entities, Credit Suisse, Goldman Sachs Credit Partners L.P. and The Chase Manhattan Bank (the "Credit and Guarantee Agreement"), which provided for a term loan facility (the "Term A Loan") and a revolving credit facility (the "Revolving Credit Facility" and, together with the Term A Loan, the "Credit Facility"). During the second quarter of 1997, the Credit and Guarantee Agreement was amended to add a new tranche of term loan facility (the "Term B Loan") and to make certain modifications to the existing agreement (as amended, the "First Amended Credit Agreement"). During the third quarter of 1997, the First Amended Credit Agreement was amended (as amended, the "Second Amended Credit Agreement"). The following summary of certain provisions of the Second Amended Credit Agreement does not purport to be complete and is qualified in its entirety by the provisions of such agreement, a copy of which has been filed with the Commission. All terms defined in the Second Amended Credit Agreement and not otherwise defined herein are used in this section with meanings set forth in such agreement.

    TERM A LOAN. The Term A Loan was in the initial amount of $275 million. The Term A Loan is repayable in 24 consecutive quarterly installments which commenced on March 31, 1997 and ends on December 31, 2002, in aggregate amounts for each of the following periods as follows (with the installments within each year being equal):

                                                                                   AGGREGATE
YEAR                                                                                AMOUNT
-------------------------------------------------------------------------------  -------------
1997...........................................................................  $   7,500,000
1998...........................................................................     12,500,000
1999...........................................................................     40,000,000
2000...........................................................................     50,000,000
2001...........................................................................     50,000,000
2002...........................................................................     65,000,000

    Proceeds of $50 million from the First Amended Credit Agreement were used to prepay payments on the Term A Loan to the third quarter of 1998.

    TERM B LOAN. The Term B Loan is in the amount of $125 million, the proceeds of which were used to prepay $72 million of the Revolving Credit Facility and, then, to prepay $50 million of the Term A Loan. The prepayment of the Term A Loan consisted of $22.5 million of remaining 1997 scheduled payments and $27.5 million of 1998 scheduled payments.

    The Term B Loan is repayable in consecutive quarterly installments commencing on March 31, 1998, in aggregate amounts for each of the following years as follows (with the installments in each year being equal in amount except that the installments due in March and June 2003 are in an amount equal to $0.25 million and the installments due in September and December 2003 are in an amount equal to $59.75 million):

                                                                                  AGGREGATE
YEAR                                                                                AMOUNT
------------------------------------------------------------------------------  --------------
1998..........................................................................  $    1,000,000
1999..........................................................................       1,000,000
2000..........................................................................       1,000,000
2001..........................................................................       1,000,000
2002..........................................................................       1,000,000
2003..........................................................................     120,000,000

    REVOLVING CREDIT FACILITY. The Revolving Credit Facility is in the amount of $250 million. The Revolving Credit Facility is inclusive of a $35 million letter of credit subfacility and a $25 million swing line loan subfacility, and will be available on a revolving basis until December 31, 2002.

    INTEREST RATE. The loans under the Second Amended Credit Agreement bear interest at a rate equal to, at the Company's option, (i) the ABR rate plus, (a) with respect to Term A Loan and Revolving Credit Facility, an amount which will vary between zero and 1% based upon certain performance criteria and, (b) with respect to Term B Loan, an amount which will vary between 0.75% (0.50% after June 19, 1998) and 1.50% based upon certain performance criteria or (ii) the Eurodollar Rate plus (x) with respect to the Term A Loan and the Revolving Credit Facility, an amount that will vary between 0.375% and 2.00% based upon certain performance criteria and, (y) with respect to Term B Loan, an amount that will vary between 1.75% (1.50% after June 19, 1998) and 2.50% based upon certain performance criteria. Interest on ABR loans are payable quarterly in arrears. Interest on Eurodollar loans are payable on the last date of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

    GUARANTEES AND SECURITY. Indebtedness of Dal-Tile Group under the Second Amended Credit Agreement is guaranteed by Dal-Tile and by Dal-Tile Group's domestic Material Subsidiaries and is secured by (i) a first priority security interest in all of Dal-Tile Group's and its domestic subsidiaries' tangible and intangible assets, whether owned as of the date of the initial funding or thereafter acquired and (ii) a first priority perfected pledge of 100% of the capital stock of Dal-Tile Group and certain of its domestic subsidiaries and 65% of the capital stock of certain first-tier foreign subsidiaries owned by Dal-Tile Group.


    COVENANTS. The Second Amended Credit Agreement requires the Company to meet certain financial tests, including net worth, current ratio, consolidated interest coverage, consolidated leverage ratio and Consolidated EBITDA tests. While the amendment to the First Amended Credit Agreement in the third quarter of fiscal year 1997 provided the Company with increased short-term flexibility with respect to the consolidated interest coverage ratio and the consolidated leverage test (the "Amended Tests"), the Amended Tests and the Consolidated EBITDA test, which was added in the Second Amended Credit Agreement, become significantly more stringent over time, beginning in fiscal 1998. The increased short-term flexibility provided by the Second Amended Credit Agreement included
(a) suspending the application of the minimum interest coverage test during the third and fourth quarter of fiscal year 1997, and setting such test at 0.20 to 1 in the first quarter of fiscal year 1998, and (b) changing the maximum leverage ratio test from 4.75 to 1 to 7.50 to 1 in the third quarter of fiscal year 1997 and 13.00 to 1 in the fourth quarter of fiscal year 1997 and first quarter of fiscal year 1998. Going forward, the minimum interest coverage ratio increases incrementally to 2.25 to 1 by the fourth quarter of fiscal year 1999 and to 3.00 to 1 by the fourth quarter of fiscal year 2001. The maximum leverage ratio decreases incrementally to 4.00 to 1 by the fourth quarter of fiscal year 1999 and to 3.00 to 1 by the fourth quarter of fiscal year 2002. In addition, the Consolidated EBITDA test is $43 million for the first quarter of fiscal year 1998 and increases incrementally to $100 million by the fourth quarter of fiscal year 1999 and to $110 million by the first quarter of fiscal year 2000 and thereafter. The Second Amended Credit Agreement also contains a number of other covenants that, among other things, restrict the ability of the Company to (i) dispose of assets, (ii) incur additional indebtedness and other liabilities,
(iii) pay dividends, (iv) enter into sale and leaseback transactions, (v) create liens, (vi) make capital expenditures, (vii) make certain investments or acquisitions and (viii) take certain other corporate actions that are customarily restricted in such agreements.


    OTHER TERMS. The Second Amended Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, certain ERISA-related events, judgment defaults, failure of any guaranty or security agreement supporting the Second Amended Credit Agreement to be in full force and effect, a change of control of the Company and a Termination Event.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The Company has, and upon completion of the Offering and the PEPS Offering, the Company will have, 53,435,101 shares of Common Stock outstanding. All of these shares of Common Stock are freely tradeable without restriction or limitation under the Securities Act, except for any shares held by "affiliates," as that term is defined under the Securities Act, of the Company, including 28,604,811 shares held by DTI Investors and, to the extent AWI is deemed an affiliate, 8,050,000 shares held by AWI following the Offering (assuming the Underwriters' over-allotment option with respect to the Offering is exercised in full). All of the shares sold in the Offering and any shares delivered to holders of PEPS will be freely transferable and may be resold by non-affiliates of the Company without further registration under the Securities Act. The shares held by affiliates may only be sold if they are registered under the Securities Act or under an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act ("Rule 144").

    In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 also are subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

    In addition, 7,836,425 shares of Common Stock are reserved for issuance pursuant to the Company's stock option plans. At April 3, 1998, options for the purchase of 6,647,371 shares of Common Stock were outstanding. These shares will be available for sale in the public market from time to time upon registration or pursuant to available exemptions from registration.


    Each of the Company, the Company's directors and executive officers (for so long as they remain in such capacities), AWI and DTI Investors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 90 days after the date of this Prospectus (1) offer, pledge, loan, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any securities are then owned by such person or are thereafter acquired directly from the Company), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the Common Stock, whether any such transaction described in clause (1) or (2) of this paragraph is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, (3) in the case of AWI and DTI Investors, make any demand for, or exercise any right with respect to, registration of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or (4) in the case of Dal-Tile, file a registration statement with the Commission for an offering of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than a registration statement on Form S-8 or an equivalent form), other than, with respect to clauses (1), (2), (3) and (4) above, (i) the PEPS, (ii) the offer and sale of the shares of Common Stock made in connection with the Offering and the PEPS Offering and (iii) options to purchase Common Stock, or shares of Common Stock issued or issuable under the Company's existing stock option and stock purchase plans. Following the expiration of such agreements, these shares will be eligible for sale in the public market subject to the restrictions described above. See "Underwriters."



    As a result of increasingly stringent financial covenants under the Second Amended Credit Agreement, the Company expects that it will be required to seek to refinance its indebtedness or amend the terms thereof in 1999 and possibly sooner. The Company's ability to amend or refinance its obligations with respect to its indebtedness and to raise capital through alternative means such as selling assets or raising equity capital, as well as its ability to comply with its obligations under any new or amended debt facilities, depends on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company's stockholders at that time would be diluted. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. The Company expects that debt incurred as part of a refinancing would involve higher borrowing costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Second Amended Credit Agreement" and "Description of Capital Stock."

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Lazard Freres & Co. LLC and Smith Barney Inc. are serving as Representatives, have severally agreed to purchase, and AWI has agreed to sell to them, the number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                                                       NUMBER OF
NAME                                                                                                    SHARES
---------------------------------------------------------------------------------------------------  -------------
Morgan Stanley & Co. Incorporated..................................................................
Lazard Freres & Co. LLC............................................................................
Smith Barney Inc. .................................................................................

                                                                                                     -------------
      Total........................................................................................      9,000,000
                                                                                                     -------------
                                                                                                     -------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby if any are taken.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $         a share under the public offering price.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $         a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Dal-Tile, the Selling Stockholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    AWI has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 1,315,822 additional shares of Common Stock at the price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

    In a concurrent transaction, AWI is offering 7,000,000 PEPS (plus an additional 1,050,000 PEPS to cover over-allotments, if any) which AWI may redeem at maturity by delivering up to 7,000,000 shares of Common Stock (plus up to an additional 1,050,000 shares if the over-allotment option is exercised in full).


    Each of the Company, the Company's directors and executive officers (for so long as they remain in such capacities), AWI and DTI Investors has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 90 days after the date of this Prospectus (1) offer, pledge, loan, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any securities are then owned by such person or are thereafter acquired directly from the Company), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the Common Stock, whether any such transaction described in clause (1) or (2) of this paragraph is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, (3) in the case of AWI and DTI Investors, make any demand for, or exercise any right with respect to, registration of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or (4) in the case of Dal-Tile, file a registration statement with the Commission for an offering of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than a registration statement on Form S-8 or an equivalent form), other than, with respect to clauses (1), (2), (3) and (4) above, (i) the PEPS, (ii) the offer and sale of the shares of Common Stock made in connection with the Offering and the PEPS Offering and (iii) options to purchase Common Stock, or shares of Common Stock issued or issuable under the Company's existing stock option and stock purchase plans.


    In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    From time to time, one or more of the Underwriters has provided, and may continue to provide, investment banking services to Dal-Tile and AWI.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, for the Underwriters by Davis Polk & Wardwell, New York, New York, and for the Selling Stockholder by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

    The Consolidated Financial Statements (including the related schedule incorporated by reference herein) of Dal-Tile International Inc. at January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere or incorporated by reference herein, and are included or incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports and other information with the Commission. Reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company at (http://www.sec.gov). Such materials may also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement on Form S-3, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the applicable Registration Statement. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its offices and at the Commission's regional offices at the locations listed above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1998; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since January 2, 1998, including the Company's Quarterly Report on Form 10-Q for the quarter ended April 3, 1998;
(iii) the Company's Proxy Statement dated April 3, 1998 relating to the 1998 Annual Meeting of Stockholders to be held April 30, 1998 (the "Proxy"); and (iv) the description of the Common Stock contained in the Company's registration statement on Form 8-A dated July 16, 1996, all of which have been filed with the Commission (File No. 1-11939).


    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The making of a modifying or superseding statement shall not be deemed an admission that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

    The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed to Mark A. Solls, Secretary, Dal-Tile International Inc., 7834 Hawn Freeway, Dallas, Texas 75217, telephone: (214) 398-1411.

                          DAL-TILE INTERNATIONAL INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                    CONTENTS


Consolidated Statements of Operations for the three months ended April 3, 1998 and
  April 4, 1997 (Unaudited)..........................................................        F-2
Consolidated Balance Sheets at April 3, 1998 (Unaudited) and January 2, 1998.........        F-3
Consolidated Statement of Stockholders' Equity at April 3, 1998 (Unaudited)..........        F-4
Consolidated Statement of Cash Flows for the three months ended April 3, 1998 and
  April 4, 1997 (Unaudited)..........................................................        F-5
Notes to Condensed Consolidated Financial Statements.................................        F-6
Report of Independent Auditors.......................................................        F-8
Consolidated Balance Sheets at January 2, 1998 and January 3, 1997...................        F-9
Consolidated Statements of Operations for each of the three years in the period ended
  January 2, 1998....................................................................       F-10
Consolidated Statements of Stockholders' Equity for each of the three years in the period
  ended January 2, 1998..............................................................       F-11
Consolidated Statements of Cash Flows for each of the three years in the period ended
  January 2, 1998....................................................................       F-12
Notes to Consolidated Financial Statements...........................................       F-13

                          DAL-TILE INTERNATIONAL INC.



                     CONSOLIDATED STATEMENTS OF OPERATIONS



           FOR THE THREE MONTHS ENDED APRIL 3, 1998 AND APRIL 4, 1997


                                                                                              THREE MONTHS ENDED
                                                                                            ----------------------
                                                                                             APRIL 3,    APRIL 4,
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                            (IN THOUSANDS, EXCEPT
                                                                                               PER SHARE DATA)

                                                                                                 (UNAUDITED)
Net sales.................................................................................  $  185,831  $  167,409
Cost of goods sold........................................................................      98,503      84,221
                                                                                            ----------  ----------
Gross profit..............................................................................      87,328      83,188
Expenses:
  Transportation..........................................................................      14,533      11,490
  Selling, general and administrative.....................................................      57,433      52,994
  Amortization of intangibles.............................................................       1,401       1,401
                                                                                            ----------  ----------
Total expenses............................................................................      73,367      65,885
                                                                                            ----------  ----------
Operating income..........................................................................      13,961      17,303
Interest expense..........................................................................      11,604       8,079
Interest income...........................................................................          26         139
Other income (expense)....................................................................        (391)        681
                                                                                            ----------  ----------
Income before income taxes................................................................       1,992      10,044
Income tax provision......................................................................       1,164       3,517
                                                                                            ----------  ----------
Net income................................................................................  $      828  $    6,527
                                                                                            ----------  ----------
                                                                                            ----------  ----------
BASIC EARNINGS PER SHARE
Net income per common share...............................................................  $     0.02  $     0.12
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average shares............................................................................      53,435      53,435
                                                                                            ----------  ----------
                                                                                            ----------  ----------
DILUTED EARNINGS PER SHARE
Net income per common share...............................................................  $     0.02  $     0.12
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average shares............................................................................      54,149      55,443
                                                                                            ----------  ----------
                                                                                            ----------  ----------



   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          DAL-TILE INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                       APRIL 3, 1998 AND JANUARY 2, 1998

                                                                                           APRIL 3,    JANUARY 2,
                                                                                             1998         1998
                                                                                          -----------  ----------
                                                                                              (IN THOUSANDS)

                                                                                          (UNAUDITED)
                                         ASSETS
Current Assets:
  Cash..................................................................................   $     399   $    7,488
  Trade accounts receivable.............................................................     110,017       96,296
  Inventories...........................................................................     123,720      130,747
  Prepaid expenses......................................................................       3,268        3,120
  Other current assets..................................................................      16,761       18,438
                                                                                          -----------  ----------
Total current assets....................................................................     254,165      256,089

Property, plant, and equipment, at cost.................................................     293,079      299,232

Less accumulated depreciation...........................................................      76,065       71,547
                                                                                          -----------  ----------

                                                                                             217,014      227,685

Goodwill, net of amortization...........................................................     151,370      152,560

Finance costs, net of amortization......................................................       6,298        6,599

Tradename and other assets..............................................................      28,754       29,136
                                                                                          -----------  ----------

Total assets............................................................................   $ 657,601   $  672,069
                                                                                          -----------  ----------
                                                                                          -----------  ----------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Trade accounts payable................................................................   $  19,430   $   18,231
  Accrued expenses......................................................................      59,496       55,043
  Accrued interest payable..............................................................       1,363        2,287
  Current portion of long-term debt.....................................................      29,754       19,261
  Income taxes payable..................................................................       1,162          801
  Deferred income taxes.................................................................       1,066          863
  Other current liabilities.............................................................       4,693        4,715
                                                                                          -----------  ----------
Total current liabilities...............................................................     116,964      101,201

Long-term debt..........................................................................     509,691      537,830
Other long-term liabilities.............................................................      27,097       27,230
Deferred income taxes...................................................................       1,903        1,888

Stockholders' Equity:

  Common stock, $.01 par value:
    Authorized shares - 200,000,000; issued and outstanding shares - 53,435,101.........         534          534
  Additional paid-in capital............................................................     436,100      436,100
  Accumulated deficit...................................................................    (370,058)    (370,886)
  Accumulated other comprehensive loss..................................................     (64,630)     (61,828)
                                                                                          -----------  ----------

Total stockholders' equity                                                                     1,946        3,920
                                                                                          -----------  ----------
Total liabilities and stockholders' equity..............................................   $ 657,601   $  672,069
                                                                                          -----------  ----------
                                                                                          -----------  ----------

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          DAL-TILE INTERNATIONAL INC.


                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                 APRIL 3, 1998


                                                                           ACCUMULATED
                                                                              OTHER
                                   COMMON      PAID-IN    ACCUMULATED     COMPREHENSIVE
                                    STOCK      CAPITAL      DEFICIT           LOSS          TOTAL
                                 -----------  ---------  --------------  ---------------  ---------
                                                           (IN THOUSANDS)

                                                            (UNAUDITED)

Balance at January 2, 1998.....   $     534   $ 436,100    $ (370,886)      $ (61,828)    $   3,920
                                                                                          ---------
Comprehensive loss
  Net income...................          --          --           828              --           828
  Foreign currency translation
    adjustments................          --          --            --          (2,802)       (2,802)
                                                                                          ---------
Total Comprehensive loss.......                                                              (1,974)
                                      -----   ---------  --------------  ---------------  ---------
Balance at April 3, 1998.......   $     534   $ 436,100    $ (370,058)      $ (64,630)    $   1,946
                                      -----   ---------  --------------  ---------------  ---------
                                      -----   ---------  --------------  ---------------  ---------


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          DAL-TILE INTERNATIONAL INC.



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



           FOR THE THREE MONTHS ENDED APRIL 3, 1998 AND APRIL 4, 1997



                                                                                              THREE MONTHS ENDED
                                                                                            ----------------------
                                                                                             APRIL 3,    APRIL 4,
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
                                                                                                 (UNAUDITED)
OPERATING ACTIVITIES

Net income................................................................................  $      828  $    6,527
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization...........................................................       7,165       5,134
  Deferred income tax provision...........................................................         547       1,937
  Foreign currency transaction loss (gain)................................................        (398)       (144)
  Changes in operating assets and liabilities:
    Trade accounts receivable.............................................................     (13,936)     (8,548)
    Inventories...........................................................................       6,218     (20,353)
    Other assets..........................................................................       1,557      (4,764)
    Trade accounts payable and accrued expenses...........................................       5,866     (20,140)
    Accrued interest payable..............................................................        (847)        124
    Other liabilities.....................................................................         511      (1,064)
                                                                                            ----------  ----------
Net cash provided by (used in) operating activities.......................................       7,511     (41,291)

INVESTING ACTIVITIES

Proceeds from sale of (expenditures for) property,
  plant, and equipment, net...............................................................       3,272     (13,888)

FINANCING ACTIVITIES

Repayments of long-term debt..............................................................     (44,650)     (7,800)
Borrowings under long-term debt...........................................................      27,004      48,000
Fees and expenses associated with debt refinancing........................................        (241)         --
                                                                                            ----------  ----------
Net cash (used in) provided by financing activities.......................................     (17,887)     40,200
Effect of exchange rate changes on cash...................................................          15           7
                                                                                            ----------  ----------
Net decrease in cash......................................................................      (7,089)    (14,972)
Cash at beginning of period...............................................................       7,488       9,999
                                                                                            ----------  ----------
Cash at end of period.....................................................................  $      399  $   (4,973)
                                                                                            ----------  ----------
                                                                                            ----------  ----------



   The accompanying notes are an integral part of the condensed consolidated financial statements.

                          DAL-TILE INTERNATIONAL INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



1. BASIS OF PRESENTATION



    The operating results of Dal-Tile International Inc. and its consolidated subsidiaries (the "Company") for the three months ended April 3, 1998 reflect the results of operations of Dal-Tile International Inc. and its consolidated subsidiaries. Due to the Company's 52/53 week accounting cycle, the first quarter of 1998 ended on April 3, 1998.



    The accompanying unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of the financial position, results of operations, and cash flow have been included. The results of operations for the three months ended April 3, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending January 1, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the January 2, 1998 annual report on Form 10-K of the Company.



    Certain prior year amounts have been reclassified to conform to the 1998 presentation.



2. EARNINGS PER SHARE



    Earnings per share are presented on both the basic and diluted methods. Basic earnings per share are based on the average number of shares outstanding during each period presented. Diluted earnings per share are based on the average number of shares outstanding including any dilutive effects of options, warrants and convertible securities.



3. COMPREHENSIVE INCOME



    As of January 3, 1998, the Company adopted Financial Accounting Standards Board Statement No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of SFAS 130 had no impact on the Company's net income or shareholders' equity. SFAS 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to the requirements of SFAS 130.



    During the first quarter of 1998 and 1997, total comprehensive (loss) income amounted to ($1,974,000) and $5,785,000, respectively.



4. INVENTORIES



    Inventories consist of the following at April 3, 1998 and January 2, 1998 (In Thousands):



                                                                                           APRIL 3,    JANUARY 2,
                                                                                             1998         1998
                                                                                          -----------  ----------
                                                                                          (UNAUDITED)
Raw materials...........................................................................   $   8,417   $    9,891
Work-in-process.........................................................................       4,279        3,960
Finished goods..........................................................................     111,024      116,896
                                                                                          -----------  ----------
                                                                                           $ 123,720   $  130,747
                                                                                          -----------  ----------
                                                                                          -----------  ----------

5. LONG-TERM DEBT



    Long-term debt consists of the following at April 3, 1998 and January 2, 1998 (In Thousands):



                                                                                           APRIL 3,    JANUARY 2,
                                                                                             1998         1998
                                                                                          -----------  ----------
                                                                                          (UNAUDITED)
Term A Loan.............................................................................   $ 217,500   $  217,500
Term B Loan.............................................................................     124,750      125,000
Revolving Credit Loan...................................................................     173,000      190,000
Other...................................................................................      24,195       24,591
                                                                                          -----------  ----------
                                                                                             539,445      557,091
Less current portion....................................................................      29,754       19,261
                                                                                          -----------  ----------
                                                                                           $ 509,691   $  537,830
                                                                                          -----------  ----------
                                                                                          -----------  ----------



6. INCOME TAXES



    The income tax provision reflects effective tax rates of 58% and 35% for the three months ended April 3, 1998 and April 4, 1997, respectively. The tax provision for the first quarter of 1998 reflects expected Mexican and U.S. state tax liabilities based on estimated income in those jurisdictions.



7. COMMITMENTS AND CONTINGENCIES



    The Company is subject to federal, state, local and foreign laws and regulations relating to the environment and to work places. Laws that affect or could affect the Group's United States operations include, among others, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act. The Company believes that it is currently in substantial compliance with such laws and the regulations promulgated thereunder.



    The Company is involved in various proceedings relating to environmental matters. The Company, in the past, has disposed or arranged for the disposal of substances which are now characterized as hazardous and currently is engaged in the cleanup of hazardous substances at certain sites. It is the Company's policy to accrue liabilities for remedial investigations and cleanup activities when it is probable that such liabilities have been incurred and when they can be reasonably estimated. The Company has provided reserves which management believes are adequate to cover probable and estimable liabilities of the Company with respect to such investigations and cleanup activities, taking into account currently available information and the Company's contractual rights of indemnification. However, estimates of future response costs are necessarily imprecise due to, among other things, the possible identification of presently unknown sites, the scope of contamination of such sites, the allocation of costs among other potentially responsible parties with respect to any such sites and the ability of such parties to satisfy their share of liability. Accordingly, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company.



    The Company is also a defendant in various lawsuits arising from normal business activities. In the opinion of management, the ultimate liability likely to result from the contingencies described above is not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Dal-Tile International Inc.

We have audited the accompanying consolidated balance sheets of Dal-Tile International Inc. as of January 2, 1998 and January 3, 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended January 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Dal-Tile International Inc. at January 2, 1998 and January 3, 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Dallas, Texas
February 16, 1998

                          DAL-TILE INTERNATIONAL INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                            JANUARY 2,  JANUARY 3,
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
                                          ASSETS
Current assets:
  Cash....................................................................................  $    7,488  $    9,999
  Trade accounts receivable...............................................................      96,296     123,586
  Inventories.............................................................................     130,747     142,413
  Prepaid expenses........................................................................       3,120       3,186
  Other current assets....................................................................      18,438      15,132
                                                                                            ----------  ----------
      Total current assets................................................................     256,089     294,316

Property, plant and equipment, at cost:
  Land....................................................................................      17,205      17,403
  Leasehold improvements..................................................................      11,067      10,347
  Buildings...............................................................................      75,134      78,360
  Machinery and equipment.................................................................     183,806     126,830
  Construction in process.................................................................      12,020      29,036
                                                                                            ----------  ----------
                                                                                               299,232     261,976
Accumulated depreciation..................................................................      71,547      58,350
                                                                                            ----------  ----------
                                                                                               227,685     203,626
Goodwill, net of amortization.............................................................     152,560     157,251
Finance costs, net of amortization........................................................       6,599       3,683
Tradename and other assets................................................................      29,136      29,621
                                                                                            ----------  ----------
      Total assets........................................................................  $  672,069  $  688,497
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable..................................................................  $   18,231  $   38,827
  Accrued expenses........................................................................      55,043      27,809
  Accrued interest payable................................................................       2,287       3,293
  Current portion of long-term debt.......................................................      19,261      32,823
  Income taxes payable....................................................................         801       2,342
  Deferred income taxes...................................................................         863       1,367
  Other current liabilities...............................................................       4,715       7,036
                                                                                            ----------  ----------
      Total current liabilities...........................................................     101,201     113,497

Long-term debt............................................................................     537,830     433,035
Other long-term liabilities...............................................................      27,230      24,369
Deferred income taxes.....................................................................       1,888       2,027
Commitments and contingencies
Stockholders' equity:
  Common stock............................................................................         534         534
  Additional paid-in capital..............................................................     436,100     436,100
  Accumulated deficit.....................................................................    (370,886)   (260,650)
  Currency translation adjustment.........................................................     (61,828)    (60,415)
                                                                                            ----------  ----------
      Total stockholders' equity..........................................................       3,920     115,569
                                                                                            ----------  ----------
      Total liabilities and stockholders' equity..........................................  $  672,069  $  688,497
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         YEAR ENDED
                                                                            -------------------------------------
                                                                            JANUARY 2,   JANUARY 3,  DECEMBER 31,
                                                                               1998         1997         1995
                                                                            -----------  ----------  ------------

                                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.................................................................  $   676,637  $  720,236   $  474,812
Cost of goods sold........................................................      404,728     369,731      225,364
                                                                            -----------  ----------  ------------
                                                                                271,909     350,505      249,448
Operating expenses:
  Transportation..........................................................       58,425      47,125       33,535
  Selling, general and administrative.....................................      277,515     190,911      134,193
  Provision for merger integration charges................................      --            9,000       22,430
  Amortization of goodwill and tradename..................................        5,605       5,605        4,765
                                                                            -----------  ----------  ------------
Total expenses............................................................      341,545     252,641      194,923
                                                                            -----------  ----------  ------------
Operating income (loss)...................................................      (69,636)     97,864       54,525
Interest expense..........................................................       40,649      46,338       55,453
Interest income...........................................................          268       1,685        1,250
Other income..............................................................        1,220         129        2,994
                                                                            -----------  ----------  ------------
Income (loss) before income taxes and extraordinary item..................     (108,797)     53,340        3,316
Income tax provision......................................................        1,439      18,914        1,176
                                                                            -----------  ----------  ------------
Income (loss) before extraordinary item...................................     (110,236)     34,426        2,140
Extraordinary item--loss on early retirement of debt, net of taxes........      --          (29,072)      --
                                                                            -----------  ----------  ------------
Net income (loss).........................................................  $  (110,236) $    5,354   $    2,140
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------
BASIC EARNINGS PER SHARE
Income (loss) before extraordinary item per common share..................  $     (2.06) $     0.71   $     0.07
Extraordinary item........................................................      --            (0.60)      --
                                                                            -----------  ----------  ------------
Net income (loss) per common share........................................  $     (2.06) $     0.11   $     0.07
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------
Average outstanding common shares.........................................       53,435      48,473       28,743
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------
DILUTED EARNINGS PER SHARE
Income (loss) before extraordinary item per common share..................  $     (2.06) $     0.69   $     0.07
Extraordinary item........................................................      --            (0.58)      --
                                                                            -----------  ----------  ------------
Net income (loss) per common share........................................  $     (2.06) $     0.11   $     0.07
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------
Average outstanding common and equivalent shares..........................       53,435      50,053       29,668
                                                                            -----------  ----------  ------------
                                                                            -----------  ----------  ------------

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                             COMMON STOCK
                                                                   ----------------------------------------------------------------
                                                                     CLASS      CLASS      CLASS      CLASS      CLASS      CLASS
                                                                       A          B          C          D          E          F
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1994.....................................  $      10  $  --      $       3  $      10  $       1  $       1
Net income.......................................................     --         --         --         --         --         --
Stock issued in connection with the AO Acquisition...............          6     --              2          6          1          1
Currency translation adjustment..................................     --         --         --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Balance at December 31, 1995.....................................         16     --              5         16          2          2
Net income.......................................................     --         --         --         --         --         --
Stock conversion.................................................        (16)    --             (5)       (16)        (2)        (2)
Proceeds from AWI in connection with the AO Acquisition..........     --         --         --         --         --         --
Stock issued in connection with the Initial Public Offering......     --         --         --         --         --         --
Currency translation adjustment..................................     --         --         --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Balance at January 3, 1997.......................................     --         --         --         --         --         --
Net loss.........................................................     --         --         --         --         --         --
Currency translation adjustment..................................     --         --         --         --         --         --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
Balance at January 2, 1998.......................................  $  --      $  --      $  --      $  --      $  --      $  --
                                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------  ---------


                                                                    CONVERTED
                                                                     COMMON
                                                                      STOCK
                                                                   -----------
Balance at December 31, 1994.....................................   $  --
Net income.......................................................      --
Stock issued in connection with the AO Acquisition...............      --
Currency translation adjustment..................................      --
                                                                        -----
Balance at December 31, 1995.....................................      --
Net income.......................................................      --
Stock conversion.................................................         454
Proceeds from AWI in connection with the AO Acquisition..........      --
Stock issued in connection with the Initial Public Offering......          80
Currency translation adjustment..................................      --
                                                                        -----
Balance at January 3, 1997.......................................         534
Net loss.........................................................      --
Currency translation adjustment..................................      --
                                                                        -----
Balance at January 2, 1998.......................................   $     534
                                                                        -----
                                                                        -----

                                                                ADDITIONAL                 CURRENCY
                                                                 PAID-IN    ACCUMULATED   TRANSLATION
                                                                 CAPITAL      DEFICIT     ADJUSTMENT      TOTAL
                                                                ----------  ------------  -----------  -----------
Balance at December 31, 1994..................................  $  200,475   $ (268,144)   $ (36,179)  $  (103,823)
Net income....................................................      --            2,140       --             2,140
Stock issued in connection with the AO Acquisition............     133,560       --           --           133,576
Currency translation adjustment...............................      --           --          (22,254)      (22,254)
                                                                ----------  ------------  -----------  -----------
Balance at December 31, 1995..................................     334,035     (266,004)     (58,433)        9,639
Net income....................................................      --            5,354       --             5,354
Stock conversion..............................................        (413)      --           --           --
Proceeds from AWI in connection with the AO Acquisition.......         650       --           --               650
Stock issued in connection with the Initial Public Offering...     101,828       --           --           101,908
Currency translation adjustment...............................      --           --           (1,982)       (1,982)
                                                                ----------  ------------  -----------  -----------
Balance at January 3, 1997....................................     436,100     (260,650)     (60,415)      115,569
Net loss......................................................      --         (110,236)      --          (110,236)
Currency translation adjustment...............................      --           --           (1,413)       (1,413)
                                                                ----------  ------------  -----------  -----------
Balance at January 2, 1998....................................  $  436,100   $ (370,886)   $ (61,828)  $     3,920
                                                                ----------  ------------  -----------  -----------
                                                                ----------  ------------  -----------  -----------

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED
                                                                           --------------------------------------
                                                                           JANUARY 2,   JANUARY 3,   DECEMBER 31,
                                                                              1998         1997          1995
                                                                           -----------  -----------  ------------

                                                                                       (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)........................................................  $  (110,236) $     5,354   $    2,140
Adjustments to reconcile net income (loss) to net cash provided by (used
  in) operating activities:
  Depreciation and amortization..........................................       24,543       24,017       17,164
  Extraordinary loss.....................................................      --            29,072       --
  Provision for losses on accounts receivable............................       27,805        5,781        5,111
  Merger integration reserve.............................................      --           --            22,430
  Foreign exchange transaction (gain) loss...............................          339          (59)      (6,067)
  Zero coupon notes interest expense.....................................      --           --            10,899
  Deferred income tax provision (benefit)................................         (475)      13,539       (3,088)
  Changes in operating assets and liabilities, net of assets and liabilities of business acquired:
    Trade accounts receivable............................................         (688)     (25,752)       3,470
    Inventories..........................................................       10,845      (39,607)      (3,580)
    Other assets.........................................................       (7,420)         217       (5,754)
    Trade accounts payable and accrued expenses..........................        4,442        6,854       12,371
    Accrued interest payable.............................................       (1,004)     (14,105)         354
    Other liabilities....................................................         (958)     (23,995)     (14,787)
                                                                           -----------  -----------  ------------
Net cash provided by (used in) operating activities......................      (52,807)     (18,684)      40,663

INVESTING ACTIVITIES
Expenditures for property, plant and equipment, net......................      (40,074)     (42,039)     (29,392)

FINANCING ACTIVITIES
Borrowings under long-term debt..........................................      111,007      451,000       --
Borrowings under Term B loan.............................................      125,000      --            --
Borrowings under previous bank credit facility...........................      --            63,723       46,702
Repayment of long-term debt..............................................      (19,968)    (576,679)     (22,538)
Repayment of long-term debt from Term B loan.............................     (122,000)     --            --
Fees and expenses associated with debt refinancing.......................       (3,576)     (42,765)      --
Proceeds from issuance of common stock...................................      --           102,558       27,575
                                                                           -----------  -----------  ------------
Net cash provided by (used in) financing activities......................       90,463       (2,163)      51,739
Effect of exchange rate changes on cash..................................          (93)         (80)      (3,022)
                                                                           -----------  -----------  ------------
Net increase (decrease) in cash..........................................       (2,511)     (62,966)      59,988
Cash at beginning of year................................................        9,999       72,965       12,977
                                                                           -----------  -----------  ------------
Cash at end of year......................................................  $     7,488  $     9,999   $   72,965
                                                                           -----------  -----------  ------------
                                                                           -----------  -----------  ------------

                            See accompanying notes.

                          DAL-TILE INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                JANUARY 2, 1998

1. ORGANIZATION

    Dal-Tile International Inc. (the "Company"), a holding company, owns the outstanding capital stock of its sole direct subsidiary, Dal-Tile Group Inc. (the "Group"), and conducts its operations through the Group. The Group also conducts substantially all of its operations through its subsidiaries. Dal-Tile International Inc., as a stand-alone holding company, has no operations (see
Note 17).

    The Group is a multinational manufacturing and distribution company operating in the United States, Mexico and Canada. The Group offers a full range of glazed and unglazed ceramic tile products and accessories. The Group's products are sold principally through its extensive network of Company-operated sales centers. The Group also distributes products through independent distributors and sells to home center retailers and flooring dealers.

ACQUISITION

    On December 29, 1995, the Company completed the acquisition of all of the issued and outstanding stock of American Olean Tile Company, Inc. ("AO"), a wholly owned subsidiary of Armstrong World Industries, Inc. ("AWI"), and certain related assets of the Ceramic Tile Operations of AWI (the "AO Acquisition"). The AO Acquisition was accounted for under the purchase method of accounting. The statement of operations excludes the results of operations of AO for the year ended December 31, 1995, as the acquisition occurred on December 29, 1995.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements reflect the consolidation of all accounts of the Company, which includes the Group and the Group's wholly owned subsidiaries:

                                                                                              FORM OF ENTITY
                                                                                         -------------------------
Dal-Tile Group Inc.....................................................................  U.S. Corporation
Dal-Tile Corporation...................................................................  U.S. Corporation
Tileways, Inc..........................................................................  U.S. Corporation
DTM/CM Holdings, Inc...................................................................  U.S. Corporation
R&M Supplies, Inc......................................................................  U.S. Corporation
Dal-Minerals Company...................................................................  U.S. Corporation
Dal-Tile Mexico, S.A. de C.V. ("Dal-Tile Mexico")......................................  Mexican Corporation
Materiales Ceramicos, S.A. de C.V. ("Materiales")......................................  Mexican Corporation
Dal-Tile of Canada Inc.................................................................  Canadian Corporation

    Significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          DAL-TILE INTERNATIONAL INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

INVENTORIES

    U.S. finished products inventories are valued at the lower of cost (last-in, first-out ("LIFO")) or market, while U.S. raw materials and goods-in-process inventories are valued at the lower of cost (first-in, first-out ("FIFO")) or market. Mexican and Canadian inventories are valued at the lower of cost (FIFO) or market.

DEPRECIATION

    Depreciation for financial reporting purposes is determined using the straight-line method. Estimated useful lives are as follows:

                                                                                    YEARS
                                                                               ---------------
Leasehold improvements.......................................................  Life of lease
Buildings....................................................................  20-30
Machinery and equipment......................................................  3-20

GOODWILL

    Goodwill, which represents the excess cost over the fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited of 40 years. Accumulated amortization at January 2, 1998 and January 3, 1997 was $61,890,000 and $57,125,000, respectively. The carrying value of goodwill and other long-lived assets is reviewed periodically to determine whether it may be impaired. If an impairment exists, the impairment loss is measured by comparing the fair value of the business unit's long-lived assets to their carrying amount.

FINANCE COSTS

    Finance costs incurred in connection with financings are being amortized over the term of the related debt on a straight-line basis. Accumulated amortization at January 2, 1998 and January 3, 1997 was approximately $1,112,000 and $205,000, respectively.

ADVERTISING EXPENSES

    Advertising and promotion expenses are charged to income during the period in which they are incurred. Advertising and promotion expenses incurred for the years ended January 2, 1998, January 3, 1997 and December 31, 1995 amounted to $16,722,000, $14,627,000 and $7,566,000, respectively.

STOCK OPTIONS

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the underlying common stock at the date of grant. The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting

                          DAL-TILE INTERNATIONAL INC.

for Stock-Based Compensation" ("SFAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, no compensation expense is recognized because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant.

RETIREMENT PLANS

    The Company maintains a defined contribution 401(k) plan for eligible employees. A participant may contribute up to 15% of his total annual compensation (annual base pay for union participants) to the plan. Contributions by the Company to the plan are at the discretion of its Board of Directors. Currently, the Company matches 50% of any non-union participant's contribution to the plan up to 6% of the employee's total annual compensation. Dal-Tile Mexico and Materiales maintain defined benefit plans for eligible employees with funding policies based on local statutes.

FOREIGN CURRENCY TRANSLATION

    The Company's Mexican operations use the Mexican peso as their functional currency. Assets and liabilities are translated from the functional currency into the U.S. dollar using the period-end exchange rates. Income and expense accounts are translated from the functional currency into the U.S. dollar using the average exchange rate for the period. Translation gains or losses are included as a component of stockholders' equity. Gains and losses resulting from foreign currency transactions are reflected currently in the consolidated statements of operations. The Company experienced foreign currency transaction gains (losses) of $558,000, ($80,000) and $4,100,000 for the years ended January 2, 1998, January 3, 1997 and December 31, 1995, respectively.

CONCENTRATIONS OF CREDIT RISK

    The Company is engaged in the manufacturing and distribution of glazed and unglazed ceramic tile products and accessories in the United States and Mexico and the distribution of such manufactured products in Canada. The Company grants credit to customers, substantially all of whom are dependent upon the construction economic sector. The Company continuously evaluates its customers' financial condition and periodically requires payments to its customers to be issued on behalf of the customer and the Company. In addition, the Company frequently obtains liens on property to secure accounts receivable.

    Trade accounts receivable are net of an allowance for losses from uncollectible accounts of $13,160,000 and $12,750,000 at January 2, 1998 and January 3, 1997, respectively.

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the 1997 presentation.

NET INCOME (LOSS) PER SHARE

    In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any diluted effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to SFAS 128 requirements.

                          DAL-TILE INTERNATIONAL INC.

    Options to purchase 6,597,371 shares of common stock at prices ranging from $9.01 to $13.75 per share were outstanding at January 2, 1998, but were not included in the computation of earnings per share for 1997. Due to the Company's net loss for the year, these options would have had an antidilutive effect on earnings per share.

                                                                               FOR THE YEAR ENDED JANUARY 3, 1997
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                           ------------------------------------------
                                                                              INCOME         SHARES        PER SHARE
                                                                           (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                           ------------  ---------------  -----------
BASIC EARNINGS PER SHARE
Income before extraordinary item available to common stockholders........   $   34,426         48,473      $    0.71
EFFECT OF DILUTIVE SECURITIES
Stock options............................................................       --              1,580         --
                                                                           ------------        ------          -----
DILUTED EARNINGS PER SHARE
Income available to common stockholders plus assumed conversion..........   $   34,426         50,053      $    0.69
                                                                           ------------        ------          -----
                                                                           ------------        ------          -----

    Options to purchase 50,000 shares of common stock at $19.75 per share were outstanding during the fourth quarter of 1996 but were not included in the computation of diluted earnings per share because the options' exercise price was greater than the average market price of the common shares. The options, which expire January 2, 2007, were still outstanding at the end of 1996.

                                                                              FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                           -------------------------------------------
                                                                              INCOME          SHARES        PER SHARE
                                                                            (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                                           -------------  ---------------  -----------
BASIC EARNINGS PER SHARE
Income before extraordinary item available to common stockholders........    $   2,140          28,743      $    0.07
EFFECT OF DILUTIVE SECURITIES
Stock options............................................................       --                 925         --
                                                                                ------          ------          -----
DILUTED EARNINGS PER SHARE
Income available to common stockholders plus assumed conversion..........    $   2,140          29,668      $    0.07
                                                                                ------          ------          -----
                                                                                ------          ------          -----

NEW ACCOUNTING STANDARDS

    In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income," which establishes rules for reporting and displaying comprehensive income. The Company intends to adopt this statement, as required, for fiscal year 1998. When adopted, the Company has elected to display comprehensive income and its components in the Statement of Stockholders' Equity. Adoption of this statement is not expected to have an effect on the financial statements.

                          DAL-TILE INTERNATIONAL INC.

3. INVENTORIES

    Inventories consist of the following:

                                                                                            JANUARY 2,  JANUARY 3,
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Finished products in U.S. ................................................................  $  110,323  $  118,823
Finished products in Mexico...............................................................       4,307       3,690
Finished products in Canada...............................................................       2,266       3,724
Goods-in-process..........................................................................       3,960       3,516
Raw materials.............................................................................       9,891      12,660
                                                                                            ----------  ----------
Total inventories.........................................................................  $  130,747  $  142,413
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    If U.S. finished products inventories were shown at current costs (approximating the FIFO method) rather than at LIFO values, inventories would have been $2,200,000 higher and $8,200,000 lower than reported at January 2, 1998 and January 3, 1997, respectively.

    During 1997, inventory quantities in three of the Company's LIFO pools were reduced. This reduction resulted in the liquidation of LIFO inventory quantities carried at higher costs prevailing in prior years as compared with the 1997 costs, the effect of which decreased net income by approximately $691,000, or $0.01 per share (basic and diluted).

    During 1996, inventory quantities in three of the Company's LIFO pools were reduced. This reduction resulted in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the 1996 costs, the effect of which increased net income by approximately $493,000, or $0.01 per share (basic and diluted).

4. INITIAL PUBLIC OFFERING

    During the third quarter of 1996, the Company completed an initial public offering (the "Offering") of its common stock and a concurrent private placement of its common stock to a subsidiary of AWI (the "Private Placement"). The Offering of 7,316,343 shares of common stock, including the underwriter over allotment, raised $102,428,802 of gross proceeds with net proceeds, after underwriting commission and expenses, amounting to $92,557,930. The Private Placement of 714,286 shares of common stock raised $10,000,000 of proceeds with total net proceeds from the Offering and Private Placement amounting to $102,557,930. In connection with the Offering and Private Placement, the Company effected a recapitalization of its capital stock. Pursuant to a common stock conversion, all of the classes of the Company's previously outstanding common stock were converted into 45,404,472 shares of a single class of common stock. In addition, all outstanding options to purchase Dal-Tile's capital stock were converted into options to purchase 4,204,747 shares of Common Stock.

                          DAL-TILE INTERNATIONAL INC.

5. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                            JANUARY 2,  JANUARY 3,
                                                                                               1998        1997
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Term A Loan, interest due quarterly at LIBOR plus 2% (approximately 7.8% at January 2,
  1998), principal due in variable quarterly installments through December 31, 2002, collateralized by certain assets of the Company.........................................  $  217,500  $  275,000
Term B Loan, interest due quarterly at LIBOR plus 2- 1/2% (approximately 8.3% at January
  2, 1998), principal due in variable quarterly installments through December 31, 2003,
  collateralized by certain assets of the Company.........................................     125,000      --
Revolving line of credit, interest due quarterly at LIBOR plus 2% (approximately 7.8% at
  January 2, 1998), principal due December 31, 2002, collateralized by certain assets of
  the Company.............................................................................     190,000     176,000
Other, principally borrowings to fund capital additions...................................      24,591      14,858
                                                                                            ----------  ----------
                                                                                               557,091     465,858
Less current portion......................................................................      19,261      32,823
                                                                                            ----------  ----------
                                                                                            $  537,830  $  433,035
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    Concurrent with the Offering, the Company entered into a new bank credit agreement (the "New Bank Credit Agreement") which, along with the proceeds from the Offering and Private Placement, were used to repay substantially all of the Company's debt. The New Bank Credit Agreement included a term loan of $275,000,000 ("Term A Loan") and a revolving line of credit of $250,000,000.

    During the second quarter of 1997, the Company completed a new $125,000,000 Term B loan facility which made certain modifications to the New Bank Credit Agreement (the "Amended Credit Facility"). The proceeds of the Term B loan were used to repay $50,000,000 of the Term A Loan and $72,000,000 of the existing revolving line of credit. The Amended Credit Facility did not modify the Term A Loan amortization schedule.

    During the third quarter of 1997, the Company amended certain financial covenants to provide increased flexibility under the Amended Credit Facility (as amended, the "Second Amended Credit Facility"). In connection with the Second Amended Credit Facility, the Company's borrowing rate was increased 50 basis points over the previously existing rates (which now range from 2 to 2- 1/2 percentage points over LIBOR). Under the Second Amended Credit Facility, the Company is required, among other things, to maintain certain financial covenants and has restrictions on incurring additional debt and limitations on cash dividends. The Company was in compliance with such covenants at January 2, 1998. A commitment fee at a rate per annum based on a pricing grid is payable quarterly.

                          DAL-TILE INTERNATIONAL INC.

5. LONG-TERM DEBT -- (CONTINUED)

    As of January 2, 1998, the Company had availability of approximately $48,600,000 on the revolving line of credit. The availability is net of $11,448,526 in letters of credit for foreign inventory purchases and industrial revenue bond financing transactions.

    The Company periodically uses interest rate swap agreements to manage exposure to fluctuations in interest rates. These agreements involve the exchange of interest obligations on fixed and floating interest rate debt without the exchange of the underlying principal amounts. The differential paid or received on the agreements is recognized as an adjustment to interest expense over the term of the underlying swap agreement. The book value of the interest rate swap agreements represents the differential receivable or payable with a swap counterparty since the last settlement date. The underlying notional amounts on which the Company has interest rate swap agreements outstanding was $300,000,000 at January 9, 1998. These agreements are in effect for a term of two years at an interest rate of approximately 5.7%. There were no interest rate swap agreements at or during the years ended January 2, 1998 or January 3, 1997.

    Aggregate maturities of long-term debt for the five years subsequent to January 2, 1998 (in thousands) are:

1998..............................................  $  19,261
1999..............................................     46,144
2000..............................................     56,148
2001..............................................     55,684
2002..............................................    258,615

    Total interest cost incurred for the years ended January 2, 1998, January 3, 1997 and December 31, 1995 amounted to approximately $41,817,000, $47,706,000 and $56,699,000, respectively, of which approximately $1,168,000, $1,368,000 and $1,246,000, respectively, was capitalized to property, plant and equipment. Total interest paid, net of interest received, was $41,899,000, $52,857,000 and $43,460,000 for the years ended January 2, 1998, January 3, 1997 and December 31, 1995, respectively.

6. EXTRAORDINARY ITEM

    In connection with the refinancing and early extinguishment of debt during the year ended January 3, 1997, the Company recorded an extraordinary charge of $44,800,000 ($29,072,000, net of tax) for prepayment premiums on certain debt repaid, the write-off of existing deferred financing fees and a termination fee paid in connection with the termination of the Company's management agreement with AEA Investors.

7. CAPITAL STRUCTURE

    Common stock consists of the following:

                                                                      JANUARY 2,       JANUARY 3,
                                                                         1998             1997
                                                                    ---------------  ---------------
                                                                             (IN THOUSANDS)
Common stock, $0.01 par value--authorized shares-- 200,000,000, issued and outstanding shares--53,435,101 at January 2, 1998 and
  January 3, 1997.................................................     $     534        $     534
                                                                           -----            -----
                                                                           -----            -----

                          DAL-TILE INTERNATIONAL INC.

7. CAPITAL STRUCTURE -- (CONTINUED)
    At January 2, 1998, the Company has authorized 11,100,000 shares of preferred stock, none of which were outstanding. Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights and, therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. In such event, the holders of the remaining shares will not be able to elect any directors.

    Holders of common stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding preferred stock, if any, and subject to the terms of the agreements governing the Company's long-term debt. In the event of the liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. The common stock has no preemptive, conversion or redemption rights and is not subject to further calls or assessments by the Company.

8. PROVISION FOR MERGER INTEGRATION CHARGE--YEAR ENDED JANUARY 3, 1997

    In the first quarter of 1996, the Company recorded an integration charge of $9,000,000 in connection with the AO Acquisition and the Company's merger integration plan. The charge was for closings of duplicative sales centers, duplicative distribution centers, elimination of overlapping positions and the closing of a manufacturing facility. The Company completed these actions during 1997. The primary components of the charge were $7,400,000 for lease commitments, $1,300,000 for severance and employee contracts and $300,000 for shut down costs of the closed facilities. The leases were primarily associated with sales centers that closed during the first half of 1997 and expire over the next two to four years.

9. PROVISION FOR MERGER INTEGRATION CHARGES--YEAR ENDED DECEMBER 31, 1995

    In the fourth quarter of 1995, the Company recorded a pre-tax charge of $22,430,000 for the revaluation of certain assets in connection with the AO Acquisition and the Company's merger integration plan. The primary component of the charge was a write-down of duplicate management information systems, including future lease commitments on system hardware of $15,750,000. As a result of the AO Acquisition, the Company has combined two independent systems into one system. The operating leases related to such software will expire over the next two years. In addition, the Company has recorded a charge of $5,400,000 for inventory revaluation as a result of the elimination of product lines discontinued as a result of the AO Acquisition, as well as a general stock keeping unit reduction that occurred in 1996. The Company recorded a charge of $1,280,000 in connection with the closure of certain duplicative sales service centers. The Company completed its sales centers consolidation during the first half of 1997. The noncash portion of the charge, $20,200,000, represents the write-down of certain equipment and the revaluation of inventory. The cash portion of the merger integration charge is $2,230,000 which primarily consists of leasehold commitments on equipment.

                          DAL-TILE INTERNATIONAL INC.

10. INCOME TAXES

    Income (loss) before income taxes and extraordinary items relating to operations is as follows:

                                                                                          YEAR ENDED
                                                                            --------------------------------------
                                                                            JANUARY 2,   JANUARY 3,   DECEMBER 31,
                                                                               1998         1997          1995
                                                                            -----------  -----------  ------------

                                                                                        (IN THOUSANDS)
United States.............................................................  $  (116,249)  $  45,812    $   (4,100)
Mexico....................................................................        7,879       7,603         7,754
Other.....................................................................         (427)        (75)         (338)
                                                                            -----------  -----------  ------------
                                                                            $  (108,797)  $  53,340    $    3,316
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

    The components of the provision for income taxes include the following:

                                                                                           YEAR ENDED
                                                                             ---------------------------------------
                                                                             JANUARY 2,   JANUARY 3,   DECEMBER 31,
                                                                                1998         1997          1995
                                                                             -----------  -----------  -------------

                                                                                         (IN THOUSANDS)
U.S. state--current........................................................   $  --        $   3,060     $   2,179
U.S. deferred..............................................................      --           (1,590)       --
                                                                             -----------  -----------       ------
                                                                                 --            1,470         2,179
Mexico--current............................................................       2,082        1,716         1,471
Mexico--deferred...........................................................        (643)      --            (2,474)
                                                                             -----------  -----------       ------
                                                                                  1,439        1,716        (1,003)
                                                                             -----------  -----------       ------
Total with extraordinary item..............................................       1,439        3,186         1,176
Tax effect of extraordinary item...........................................      --           15,728        --
                                                                             -----------  -----------       ------
Total before extraordinary item............................................   $   1,439    $  18,914     $   1,176
                                                                             -----------  -----------       ------
                                                                             -----------  -----------       ------

    Principal reconciling items from income tax provision (benefit) computed at the U.S. statutory rate of 35% and the provision for income taxes for the years ended January 2, 1998, January 3, 1997 and December 31, 1995 are as follows:

                                                                                           YEAR ENDED
                                                                             ---------------------------------------
                                                                             JANUARY 2,   JANUARY 3,   DECEMBER 31,
                                                                                1998         1997          1995
                                                                             -----------  -----------  -------------

                                                                                         (IN THOUSANDS)
Provision (benefit) at statutory rate......................................   $ (37,958)   $   2,989     $   1,161
Amortization of goodwill...................................................       1,668        1,668         1,668
State income tax...........................................................      (5,489)       3,751         1,416
Foreign loss not benefited.................................................         149           26         1,436
Difference between U.S. and Mexico statutory rate..........................      (1,319)        (945)       (4,106)
Valuation allowance........................................................      44,107      (10,134)       --
Non-Permanently reinvested foreign earnings................................      --            5,571        --
Other......................................................................         281          260          (399)
                                                                             -----------  -----------       ------
                                                                              $   1,439    $   3,186     $   1,176
                                                                             -----------  -----------       ------
                                                                             -----------  -----------       ------

                          DAL-TILE INTERNATIONAL INC.

10. INCOME TAXES -- (CONTINUED)
    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities are as follows:

                                                                                            JANUARY 2,   JANUARY 3,
                                                                                               1998         1997
                                                                                            -----------  -----------
                                                                                                 (IN THOUSANDS)
Deferred tax liabilities:
Book basis of property, plant and equipment over tax......................................   $  18,707    $  16,324
Book basis of inventories over tax........................................................      --            1,367
Book basis of other assets over tax.......................................................      10,640       14,513
Other, net................................................................................       6,983        7,055
                                                                                            -----------  -----------
    Total deferred tax liabilities........................................................      36,330       39,259
                                                                                            -----------  -----------
Deferred tax assets:
Tax basis of inventories over book........................................................       5,519       --
Tax basis of other assets over book.......................................................       1,325          210
Net operating loss carryforwards..........................................................      52,518       23,465
Expenses not yet deductible for tax.......................................................      18,324       12,190
                                                                                            -----------  -----------
    Total deferred tax assets.............................................................      77,686       35,865
Valuation allowance for deferred tax assets...............................................     (44,107)      --
                                                                                            -----------  -----------
Net deferred tax assets...................................................................      33,579       35,865
                                                                                            -----------  -----------
Net deferred tax liabilities..............................................................   $   2,751    $   3,394
                                                                                            -----------  -----------
                                                                                            -----------  -----------

    Total income tax payments, net of refunds received, during the years ended January 2, 1998, January 3, 1997 and December 31, 1995 were $3,206,000,
$1,989,000 and $6,145,000, respectively. The Company has U.S. net operating loss carryforwards of approximately $138,000,000 which expire in the years 2008--2012. The net operating loss carryforwards will be available to offset regular U.S. taxable income during the carryforward period.

    Deferred tax assets are required to be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the future benefits related to the deferred tax assets is dependent on many factors, including the Company's ability to generate U.S. taxable income within the near to medium term. Management has considered these factors in determining the valuation allowance recorded in 1997.

    U.S. tax rules impose limitations on the use of net operating loss carryforwards following certain changes in ownership. If such a change were to occur with respect to the Company, the limitation could reduce the amount of deductions that would be available to offset future taxable income each year, starting with the year of the ownership change.

    A company operating in Mexico is generally required by law to contribute 10% of pre-tax profits (subject to certain adjustments) directly to employees. These mandatory charges were not deductible for Mexican income tax purposes during the fiscal years ended January 2, 1998, January 3, 1997 and December 31, 1995 and, for financial statement presentation purposes, have been classified as components of income tax expense. Total tax provision amounts accrued by Dal-Tile Mexico and Materiales for this obligation

                          DAL-TILE INTERNATIONAL INC.

10. INCOME TAXES -- (CONTINUED)
amounted to approximately $327,000, $390,000 and $1,500,000 for the years ended January 2, 1998, January 3, 1997 and December 31, 1995, respectively.

11. RELATED PARTY TRANSACTIONS

    AEA Investors Inc., a majority stockholder, previously provided management, consulting and financial services to the Company for fees and expenses. The Company incurred fees and expenses for such services of $485,000 and $991,000 for the years ended January 3, 1997 and December 31, 1995, respectively. Such services included, but were not necessarily limited to, advice and assistance concerning the strategy, planning and financing of the Company, as needed from time to time. The management arrangement was terminated during 1996, and AEA Investors was paid a termination fee of $4,000,000 in connection therewith. Certain directors and officers of the Company also serve as officers of AEA Investors Inc.

    During 1996, the Company entered into an agreement with AWI to provide mainframe data processing services. The agreement expires on May 31, 1999. Payments made under this agreement were $6,147,000 and $2,549,000 for the years ended January 2, 1998 and January 3, 1997, respectively.

12. STOCK PLANS

    The Company has a stock option plan (the "Plan") that provides for the granting of options for up to 7,836,425 shares of its common stock to key employees of the Company. Options granted under the Plan prior to January 1, 1996 vest 20% at the date of the grant and 20% on each successive anniversary of the date of the grant until fully vested. Options granted on or after January 1, 1996 vest 25% at the date of the grant and 25% on each successive anniversary of the date of the grant until fully vested. In each case, the options expire on the tenth anniversary of the date of the grant; however, these terms may be modified on an individual grant basis at the discretion of the Company's Board of Directors.

    Stock option activity under the Plan is summarized as follows (option data shown below is after giving effect to the Company's options conversion):

                                                                                 TOTAL OPTION     WEIGHTED AVERAGE
                                                            NUMBER OF SHARES         PRICE         EXERCISE PRICE
                                                            -----------------  -----------------  -----------------
Outstanding at December 31, 1994..........................       3,021,120      $    27,217,300       $    9.01
  Granted.................................................          61,050              550,000            9.01
  Canceled................................................        (486,823)          (4,385,800)           9.01
                                                            -----------------  -----------------         ------
Outstanding at December 31, 1995..........................       2,595,347           23,381,500            9.01
  Granted.................................................       1,695,535           17,294,604           10.20
  Canceled................................................        (185,048)          (1,667,100)           9.01
                                                            -----------------  -----------------         ------
Outstanding at January 3, 1997............................       4,105,834           39,009,004            9.50
  Granted.................................................       3,215,174           43,123,573           13.41
  Canceled................................................        (723,637)          (7,556,083)          10.44
                                                            -----------------  -----------------         ------
Outstanding at January 2, 1998............................       6,597,371      $    74,576,494       $   11.30
                                                            -----------------  -----------------         ------
                                                            -----------------  -----------------         ------

    The Company has reserved 7,836,425 shares of common stock for options, 1,239,054 of which are ungranted at January 2, 1998 and are for future issuance under the Plan.

                          DAL-TILE INTERNATIONAL INC.

12. STOCK PLANS -- (CONTINUED)

    At January 2, 1998, January 3, 1997 and December 31, 1995, there were 4,200,159 options exercisable at a weighted average exercise price of $10.07, 2,986,372 options exercisable at a weighted average exercise price of $9.30 and 2,128,436 options exercisable at a weighted average exercise price of $9.01, respectively.

    The following table summarizes information with regard to stock options outstanding at January 2, 1998:

                                                                                 WEIGHTED
                                                                                  AVERAGE
                                                                                 REMAINING
EXERCISE                                                           OPTIONS      CONTRACTUAL
PRICE                                                            OUTSTANDING       LIFE
---------------------------------------------------------------  -----------  ---------------
$9.01..........................................................   2,441,202     3.56 years
 9.91..........................................................   1,113,169     8.00 years
12.63..........................................................     106,000     9.95 years
13.69..........................................................   2,837,000     9.78 years
13.75..........................................................     100,000     9.30 years

    In accordance with the provisions of SFAS 123, the Company applies APB 25 and related interpretations in accounting for its stock option plan, and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the options granted at grant date as prescribed by SFAS 123, net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated in the table below (in thousands, except per share data):

                                                                                          YEAR ENDED
                                                                            ---------------------------------------
                                                                            JANUARY 2,   JANUARY 3,   DECEMBER 31,
                                                                               1998         1997          1995
                                                                            -----------  -----------  -------------
Net income (loss)--as reported............................................  $  (110,236)  $   5,354     $   2,140
Net income (loss)--pro forma..............................................     (112,150)      3,827         2,088
Earnings (loss) per share (basic and diluted)--as reported................        (2.06)       0.11          0.07
Earnings (loss) per share (basic and diluted)--pro forma..................        (2.10)       0.08          0.07

    The pro forma effects on net income (loss) for the years ended January 2, 1998, January 3, 1997 and December 31, 1995 are not representative of the pro forma effect on net income (loss) in future years because they do not take into consideration pro forma compensation expense related to grants made prior to 1995.

    The weighted average fair value at date of grant for options granted during the years ended January 2, 1998, January 3, 1997 and December 31, 1995 was $5.62, $2.93 and $3.38 per option, respectively. The fair

                          DAL-TILE INTERNATIONAL INC.

12. STOCK PLANS -- (CONTINUED)
value of the options at the date of grant was estimated using the binomial model with the following weighted average assumptions:

                                                                          YEAR ENDED
                                                         ---------------------------------------------
                                                          JANUARY 2,     JANUARY 3,     DECEMBER 31,
                                                             1998           1997            1995
                                                         -------------  -------------  ---------------
Expected life (years)..................................            3              3               4
Interest rate..........................................         5.96%          5.08%           7.52%
Volatility.............................................         53.5%          33.6%           33.6%
Dividend yield.........................................         0.00%          0.00%           0.00%

    The Company has issued stock units under a stock appreciation rights agreement to certain executives which permit the holders to receive value in excess of the base price of the unit at the date of grant. Payment of the excess will be in cash, stock or a combination of cash and stock at the discretion of the Board of Directors. The total value to be received is subject to a ceiling. During the fourth quarter of 1997, the Company granted 2,710,000 stock units at a base price of $9.01 per unit. These stock units vest at various dates through fiscal year 2000 provided certain conditions are met. The Company has recorded compensation expense of approximately $5,900,000 during the fourth quarter of 1997 in respect of these stock units.

13. COMMITMENTS AND CONTINGENCIES

    The Company leases substantially all of its sales service centers and various distribution, manufacturing and transportation equipment under terms of noncancelable operating leases. Certain leases contain escalation charges. The minimum aggregate annual lease payments subsequent to January 2, 1998 are as follows (in thousands):

1998...............................................................  $  27,797
1999...............................................................     21,769
2000...............................................................     14,379
2001...............................................................     10,679
2002...............................................................      8,141
Thereafter.........................................................     17,119
                                                                     ---------
                                                                     $  99,884
                                                                     ---------
                                                                     ---------

    Rental expense amounted to approximately $31,075,000, $24,166,000 and $16,427,000 for the years ended January 2, 1998, January 3, 1997 and December 31, 1995, respectively.

    The Company is subject to federal, state, local and foreign laws and regulations relating to the environment and to work places. Laws that affect or could affect the Group's United States operations include, among others, the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act. The Company believes that it is currently in substantial compliance with such laws and the regulations promulgated thereunder.

    The Company is involved in various proceedings relating to environmental matters. The Company, in the past, has disposed or arranged for the disposal of substances which are now characterized as hazardous and currently is engaged in the cleanup of hazardous substances at certain sites. It is the Company's policy to accrue liabilities for remedial investigations and cleanup activities when it is probable that such liabilities

                          DAL-TILE INTERNATIONAL INC.

13. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) have been incurred and when they can be reasonably estimated. The Company has provided reserves which management believes are adequate to cover probable and estimable liabilities of the Company with respect to such investigations and cleanup activities, taking into account currently available information and the Company's contractual rights of indemnification. However, estimates of future response costs are necessarily imprecise due to, among other things, the possible identification of presently unknown sites, the scope of contamination of such sites, the allocation of costs among other potentially responsible parties with respect to any such sites and the ability of such parties to satisfy their share of liability. Accordingly, there can be no assurance that the Company will not become involved in future litigation or other proceedings or, if the Company were found to be responsible or liable in any litigation or proceeding, that such costs would not be material to the Company.

    The Company is also a defendant in various lawsuits arising from normal business activities. In the opinion of management, the ultimate liability likely to result from the contingencies described above is not expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

14. GEOGRAPHIC AREA OPERATIONS

    The Company currently conducts its business in one industry segment, engaging in the manufacturing and distribution of glazed and unglazed ceramic tile products and accessories. The Company operates manufacturing facilities in the United States and Mexico and distributes products through wholly owned sales service centers in the United States and Canada and nonaffiliated distributors in the United States and Mexico. Intercompany sales between geographic areas are accounted for at amounts that are generally above cost and in compliance with rules and regulations of governing tax authorities. Such intercompany sales are eliminated in the consolidated financial statements.

                          DAL-TILE INTERNATIONAL INC.

14. GEOGRAPHIC AREA OPERATIONS -- (CONTINUED)
    Financial information by geographical area is summarized below:

                                                                                          YEAR ENDED
                                                                             ------------------------------------
                                                                             JANUARY 2,  JANUARY 3,  DECEMBER 31,
                                                                                1998        1997         1995
                                                                             ----------  ----------  ------------

                                                                                        (IN THOUSANDS)
Consolidated revenue:
Unaffiliated customers:
  United States............................................................  $  648,529  $  695,532   $  446,323
  Mexico...................................................................      18,533      17,927       23,012
  Other....................................................................       9,575       6,777        5,477
                                                                             ----------  ----------  ------------
      Total consolidated revenues from unaffiliated customers..............     676,637     720,236      474,812
                                                                             ----------  ----------  ------------
Intercompany revenue:
  United States............................................................       4,348       4,057        3,174
  Mexico...................................................................      71,802      61,526       43,109
  Eliminations.............................................................     (76,150)    (65,583)     (46,283)
                                                                             ----------  ----------  ------------
      Total consolidated revenue...........................................  $  676,637  $  720,236   $  474,812
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------
Consolidated operating income (loss):
  United States............................................................  $  (76,686) $   90,175   $   48,874
  Mexico...................................................................       7,508       7,339        6,120
  Eliminations/other.......................................................        (458)        350         (469)
                                                                             ----------  ----------  ------------
      Total consolidated operating income (loss)...........................  $  (69,636) $   97,864   $   54,525
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------
Consolidated identifiable assets:
  United States............................................................  $  613,882  $  623,444   $  618,328
  Mexico...................................................................      53,637      54,889       38,585
  Eliminations/other.......................................................       4,550      10,164       15,480
                                                                             ----------  ----------  ------------
      Total consolidated identifiable assets...............................  $  672,069  $  688,497   $  672,393
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

                          DAL-TILE INTERNATIONAL INC.

15. FINANCIAL INSTRUMENTS

    The carrying amounts of cash, trade accounts receivable and trade accounts payable approximate fair value because of the short maturity of those instruments. The carrying amount of the Company's long-term debt approximates its fair value, which the Company estimates based on incremental rates of comparable borrowing arrangements.

16. CHANGE IN FISCAL YEAR

    During 1996, the Company changed its fiscal year end from December 31 to a 52 or 53 week year ending on the Friday nearest December 31. Accordingly, the 1996 fiscal year ended on January 3, 1997 (and included 53 weeks) whereas the previous fiscal year ended on December 31 (and included 52 weeks). The change was made to help facilitate the financial closing process. The effect of the change was to increase net sales for 1996 by approximately $6,000,000. The impact of the change on net income for fiscal year 1996 was not material.

17. CONDENSED UNCONSOLIDATED FINANCIAL STATEMENTS

    Provided below are the condensed unconsolidated financial statements of Dal-Tile International Inc.:

                                                                                            JANUARY 2,   JANUARY 3,
                                                                                               1998         1997
                                                                                            -----------  ----------
                                                                                                (IN THOUSANDS)
Condensed balance sheets:
  Cash....................................................................................   $      59   $       97
  Other assets............................................................................       9,151        8,286
  Investment in Dal-Tile Group Inc., net of accumulated losses............................      --          108,507
                                                                                            -----------  ----------
                                                                                             $   9,210   $  116,890
                                                                                            -----------  ----------
                                                                                            -----------  ----------
Senior secured zero coupon notes..........................................................   $     157   $      140
Other liabilities.........................................................................       1,232        1,181
Accumulated losses, net of investment in Dal-Tile Group Inc...............................       3,901       --
Stockholders' equity......................................................................       3,920      115,569
                                                                                            -----------  ----------
                                                                                             $   9,210   $  116,890
                                                                                            -----------  ----------
                                                                                            -----------  ----------

                          DAL-TILE INTERNATIONAL INC.

17. CONDENSED UNCONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                                          YEAR ENDED
                                                                            --------------------------------------
                                                                            JANUARY 2,   JANUARY 3,   DECEMBER 31,
                                                                               1998         1997          1995
                                                                            -----------  -----------  ------------

                                                                                        (IN THOUSANDS)
Condensed statements of operations:
  Equity in net income (loss) of Dal-Tile Group Inc.......................  $  (110,739)  $  11,841    $   14,125
  Other expense (income)..................................................         (520)       (511)          450
  Interest income.........................................................      --              921           142
  Interest expense........................................................           17       7,919        11,677
                                                                            -----------  -----------  ------------
  Net income (loss).......................................................  $  (110,236)  $   5,354    $    2,140
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------
Condensed statements of cash flows:
  Cash flow used in operating activities..................................  $      (129)  $  (6,303)   $     (687)
  Financing activities:
  Proceeds from sale of stock and equity infusion.........................      --          102,558        27,575
  Investment in Dal-Tile Group Inc........................................           91     (18,134)       --
  Fees and expenses incurred in debt refinancing..........................      --           (9,457)       --
  Repayment of long-term debt at time of refinancing......................      --          (98,938)       --
                                                                            -----------  -----------  ------------
  Net increase (decrease) in cash.........................................          (38)    (30,274)       26,888
  Cash at beginning of period.............................................           97      30,371         3,483
                                                                            -----------  -----------  ------------
      Cash at end of period...............................................  $        59   $      97    $   30,371
                                                                            -----------  -----------  ------------
                                                                            -----------  -----------  ------------

                          DAL-TILE INTERNATIONAL INC.

18. SUMMARY OF QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

    The following is a tabulation of the unaudited quarterly results of operations for the years ended January 2, 1998 and January 3, 1997:

                                                                     FIRST       SECOND      THIRD       FOURTH
                                                                    QUARTER     QUARTER     QUARTER     QUARTER
                                                                   ----------  ----------  ----------  ----------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Year ended January 2, 1998:
  Net sales......................................................  $  167,409  $  173,742  $  177,731  $  157,755
  Gross profit...................................................      83,188      73,609      46,270      68,842
  Operating income (loss)........................................      17,303     (11,891)    (64,675)    (10,373)
  Net income (loss)..............................................       6,527     (13,803)    (80,939)    (22,021)
  Per share:
      Net income (loss)--basic...................................        0.12       (0.25)      (1.51)      (0.41)
                     --assuming dilution.........................        0.12       (0.25)      (1.51)      (0.41)
Year ended January 3, 1997:
  Net sales......................................................  $  170,674  $  180,849  $  184,386  $  184,327
  Gross profit...................................................      82,734      85,334      90,602      91,835
  Operating income...............................................      14,224      21,927      31,072      30,641
  Income before extraordinary item...............................         930       4,889      13,175      15,432
  Extraordinary item.............................................      --          --         (29,072)     --
  Net income (loss)..............................................         930       4,889     (15,897)     15,432
  Per share:
    Income before extraordinary item--basic......................        0.02        0.11        0.27        0.29
                                 --assuming dilution.............        0.02        0.10        0.26        0.28
    Extraordinary item--basic....................................      --          --           (0.59)     --
                    --assuming dilution..........................      --          --           (0.57)     --
    Net income (loss)--basic.....................................        0.02        0.11       (0.32)       0.29
                   --assuming dilution...........................        0.02        0.10       (0.31)       0.28

    The 1996 and first three quarters of 1997 earnings per share amounts have been restated to comply with SFAS 128.

    The sum of quarterly per share amounts does not necessarily equal the annual amount reported, as per share amounts are computed separately for each quarter and the full year based on respective weighted average of common and common equivalent shares outstanding. Share amounts used in the calculation of net income (loss) per share amounts above are after giving effect to the Company's common stock conversion in August 1996.

    During the second quarter of 1997, the Company recorded charges of $24,700,000 primarily for the write-down of trade accounts receivable and inventories. The charge is comprised of $8,400,000 in cost of sales and $16,300,000 in selling, general and administrative expenses.

    During the third quarter of 1997, the Company recorded charges of $65,400,000 primarily for the write-down of obsolete and slow-moving inventories, uncollectible trade accounts receivable, other non-productive assets and costs for restructuring manufacturing, store operations and corporate administrative functions. The charge is comprised of $28,100,000 in cost of sales, $3,500,000 in transportation expense and $33,800,000 in selling, general and administrative expenses.

The Company produces and distributes a broad line of high-quality ceramic wall and floor tile products for both residential and commercial applications.

                   [ALTERNATIVE PAGE FOR APPENDIX PROSPECTUS]
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                       PROSPECTUS (SUBJECT TO COMPLETION)


ISSUED JUNE 4, 1998


                             UP TO 7,000,000 SHARES

                          DAL-TILE INTERNATIONAL INC.

                                  COMMON STOCK

                               -----------------


THIS PROSPECTUS RELATES TO UP TO 7,000,000 SHARES OF COMMON STOCK OF DAL-TILE INTERNATIONAL INC., PLUS UP TO AN ADDITIONAL 1,050,000 SHARES OF COMMON STOCK
 WITH RESPECT TO OVER-ALLOTMENTS, IF ANY, WHICH MAY BE DELIVERED BY ARMSTRONG
  WORLD INDUSTRIES, INC. OR A SUBSIDIARY THEREOF ("AWI"), AT ITS OPTION,
   PURSUANT TO THE TERMS OF THE    % PARTICIPATING EXCHANGEABLE PREMIUM
   SECURITIES-SM- DUE JULY 1, 2001 (THE "PEPS") OF AWI. THIS PROSPECTUS IS
    BEING DELIVERED AS APPENDIX A TO THE AWI PROSPECTUS DATED THE DATE
     HEREOF COVERING THE SALE OF 7,000,000 PEPS-SM- PLUS UP TO AN
      ADDITIONAL 1,050,000 PEPS SOLELY TO COVER OVER-ALLOTMENTS, AND MAY
      NOT BE DELIVERED UNLESS ACCOMPANIED BY AND AS AN APPENDIX TO THE
       AWI PROSPECTUS. THE AWI PROSPECTUS DOES NOT CONSTITUTE A PART OF
       THIS PROSPECTUS AND IS NOT INCORPORATED HEREIN BY REFERENCE.
        DAL-TILE INTERNATIONAL INC. WILL HAVE NO OBLIGATIONS WITH
        RESPECT TO THE PEPS. FOR A DETAILED DESCRIPTION OF THE PEPS,
           SEE THE AWI PROSPECTUS.



ALL OF THE SHARES OF COMMON STOCK COVERED HEREBY ARE BENEFICIALLY OWNED BY AWI. DAL-TILE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE PEPS OR THE
  DELIVERY THEREUNDER OF SHARES OF COMMON STOCK COVERED HEREBY. IN A
    CONCURRENT TRANSACTION, AWI IS OFFERING 9,000,000 SHARES OF COMMON STOCK
     PURSUANT TO A SEPARATE PROSPECTUS OF DAL-TILE. DAL-TILE WILL NOT
     RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SUCH SHARES OF COMMON
       STOCK BY AWI. THE COMMON STOCK IS TRADED ON THE NYSE UNDER THE
        SYMBOL "DTL." ON JUNE   , 1998, THE REPORTED LAST SALE PRICE
           OF COMMON STOCK ON THE NYSE WAS $          PER SHARE.


                              -------------------

       SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR INFORMATION THAT SHOULD BE
                 CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

             -SM-SERVICE MARK OF MORGAN STANLEY & CO. INCORPORATED


JUNE    , 1998

                   [ALTERNATIVE PAGE FOR APPENDIX PROSPECTUS]

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY THE SELLING STOCKHOLDER OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................         11
Use of Proceeds................................         19
Dividend Policy................................         19
Price Range of Common Stock....................         19
Capitalization.................................         20
Selected Financial Data........................         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         23
Ceramic Tile Industry..........................         32
Business.......................................         34
Management.....................................         47

                                                   PAGE
                                                 ---------
Principal and Selling Stockholders.............         50
Description of Capital Stock...................         53
Description of Second Amended Credit
  Agreement....................................         55
Shares Eligible for Future Sale................         57
Plan of Distribution...........................         59
Legal Matters..................................         60
Experts........................................         60
Available Information..........................         61
Incorporation of Certain Documents by
  Reference....................................         61
Index to Consolidated Financial Statements.....        F-1


                            ------------------------

    This Prospectus contains or incorporates statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to the safe harbor created by such sections. Such statements appear in a number of places in this Prospectus and in the documents incorporated herein by reference and may include statements regarding, among other matters, the intent, belief or current expectations of the Company or its officers. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in such forward-looking statements. Such factors include, but are not limited to, the specific risk factors described under the caption "Risk Factors."

                   [ALTERNATIVE PAGE FOR APPENDIX PROSPECTUS]

                               THE PEPS OFFERING

PEPS Offering.....................  AWI is offering 7,000,000 PEPS which AWI may redeem at maturity by delivering up to 7,000,000 shares of Common
                                    Stock.

Concurrent Offering...............  In a concurrent transaction, the Selling Stockholder is offering 9,000,000 shares of Common Stock (the
                                    "Offering") pursuant to certain registration rights
                                    under the Shareholders Agreement (plus an additional
                                    1,315,822 shares to cover over-allotments, if any). The
                                    18,365,822 shares beneficially owned by the Selling
                                    Stockholder immediately preceding the Offering represent
                                    34.4% of the outstanding Common Stock. Immediately
                                    following the Offering, the Selling Stockholder will
                                    beneficially own 9,365,822 shares, or approximately
                                    17.5% of the outstanding Common Stock (or 8,050,000
                                    shares, representing 15.1% of the outstanding Common
                                    Stock, if the over-allotment option is exercised in
                                    full).

Use of proceeds...................  The Company will not receive any of the proceeds of the
                                    PEPS Offering or the Offering.

NYSE symbol for Common Stock......  DTL

                                  RISK FACTORS

    See "Risk Factors" beginning on page 11 for information that should be carefully considered by prospective investors.

                   [ALTERNATIVE PAGE FOR APPENDIX PROSPECTUS]

                              PLAN OF DISTRIBUTION
    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and AWI has agreed to sell to them, the number of PEPS set forth opposite the names of such Underwriters below:

                                                                                                       NUMBER OF
NAME                                                                                                      PEPS
----------------------------------------------------------------------------------------------------  ------------
Morgan Stanley & Co. Incorporated...................................................................
Smith Barney Inc....................................................................................
                                                                                                      ------------
Total...............................................................................................     7,000,000
                                                                                                      ------------
                                                                                                      ------------

    The Company has been advised by the Underwriters that they propose to offer part of the PEPS directly to the public at the public offering price set forth on the cover page of the AWI Prospectus and part to certain dealers at a price
that represents a concession not in excess of   % of the public offering price
of the PEPS. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of   % of the public offering price of the PEPS to
other Underwriters or to certain dealers. After the initial offering of the PEPS, the offering price and other selling terms may from time to time be varied by the Underwriters.
    The Company is advised that under the terms of the PEPS, AWI is obligated to deliver to holders thereof at maturity a number of shares of Common Stock or other Reference Property per PEPS (as defined in the AWI Prospectus) at specified rates or cash in lieu thereof. For a description of the PEPS, see the AWI Prospectus. The Company has no obligations under or with respect to the PEPS, which are securities of AWI and are not securities of the Company.
    Dal-Tile, the Selling Stockholder and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
    In a concurrent transaction, AWI is offering 9,000,000 shares of Common Stock (plus an additional 1,315,822 shares to cover over-allotments, if any) pursuant to a separate prospectus of Dal-Tile. Dal-Tile will not receive any of the proceeds from the sale of such shares of Common Stock by AWI.
    The Company has been advised that AWI has granted to the Underwriters an option, exercisable for 30 days from the date of the AWI Prospectus, to purchase up to 1,050,000 additional PEPS from AWI at the public offering price set forth on the cover page of the AWI Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the PEPS offered pursuant to the AWI Prospectus. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional PEPS as the number set forth next to such Underwriter's name in the preceding table bears to the total number of PEPS set forth next to the names of all Underwriters in the preceding table.

    Each of the Company, the Company's directors and executive officers (for so long as they remain in such capacities), DTI Investors and AWI has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated, it will not, during the period ending 90 days after the date of the AWI Prospectus (1) offer, pledge, loan, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any securities are then owned by such person or are thereafter acquired directly from the Company), (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of the ownership of the Common Stock, whether any such transaction described in clause (1) or (2) of this paragraph is to be settled by delivery of Common Stock or such other securities, in cash or otherwise,

                   [ALTERNATIVE PAGE FOR APPENDIX PROSPECTUS]



(3) in the case of AWI and DTI Investors, make any demand for, or exercise any right with respect to, registration of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or
(4) in the case of Dal-Tile, file a registration statement with the Commission for an offering of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (other than a registration statement on Form S-8 or an equivalent form), other than, with respect to clauses (1), (2), (3) and (4) above, (i) the PEPS, (ii) the offer and sale of the shares of Common Stock made in connection with the Offering and the PEPS Offering and (iii) options to purchase Common Stock, or shares of Common Stock issued or issuable under the Company's existing stock option and stock purchase plans.


    The PEPS will be a new issue of securities with no established trading market and will not be listed on any national securities exchange or admitted to trading in any automated securities quotation system. The Underwriters intend to make a market in the PEPS, subject to applicable laws and regulations. The Underwriters are not obligated to do so, however, and any such market-making may be discontinued at any time at the sole discretion of the Underwriters without notice. Accordingly, no assurance can be given as to the liquidity of the market for the PEPS.

    From time to time, one or more of the Underwriters has provided, and may continue to provide, investment banking services to Dal-Tile and AWI.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Company by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, for the Underwriters by Davis Polk & Wardwell, New York, New York, and for the Selling Stockholder by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania.

                                    EXPERTS

    The Consolidated Financial Statements (including the related schedule incorporated by reference herein) of Dal-Tile International Inc. at January 2, 1998 and January 3, 1997 and for each of the three years in the period ended January 2, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere or incorporated by reference herein, and are included or incorporated in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    The following table sets forth the estimated expenses to be borne by the Company, in connection with the issuance and distribution of the securities being registered hereby, other than underwriting and commissions.

SEC registration fee...............................................  $  38,511
NASD filing fee....................................................     13,555
Accounting fees and expenses**.....................................
Legal fees and expenses**..........................................
Blue Sky expenses and counsel fees**...............................
Printing and engraving expenses**..................................
Transfer Agent and Registrar's fees and expenses...................      2,500
Miscellaneous expenses**...........................................
                                                                     ---------
      Total........................................................  $
                                                                     ---------
                                                                     ---------

------------------------

* Except for the SEC registration fee and the NASD filing fee, all the foregoing expenses have been estimated.

**  To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article SEVENTH of the Second Amended and Restated Certificate of Incorporation of Dal-Tile provides as follows:

    "To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director."

    Section 145 of the General Corporation Law of the State of Delaware provides as follows:

    Under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    In a derivative action, I.E., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by a director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or business association in connection with the defense or settlement of an action or suit, if such person has acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.


    The Company has entered into agreements to provide indemnification for its directors in addition to the indemnification provided for in the Restated Bylaws of the Company. These agreements, among other things, indemnify the directors, to the fullest extent provided by Delaware law, for certain expenses (including attorney's fees), losses, claims, liabilities, judgments, fines and settlement amounts incurred by such indemnitee in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of any affiliate of the Company, or as a director or officer of any other company or enterprise that the indemnitee provides services to at the request of the Company.



    Insofar as limitations of, or indemnification for, liabilities arising under the Securities Act may be permitted for directors and executive officers pursuant to the foregoing provisions, the Company understands that, in the opinion of the Commission, such limitations of, and indemnification for, liabilities is against public policy as expressed in the Securities Act and is therefore unenforceable.


    The form of Indemnification Agreement filed as Exhibit 1.1 provides for the indemnification of the Company, its controlling persons, its directors and certain of its officers by the Underwriters against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      1.1.   Form of Indemnification Agreement.*
      1.2.   Form of Underwriting Agreement, among the Underwriters and AWI.*
      2.1.   Stock Purchase Agreement, dated as of December 21, 1995, by and among Dal-Tile International Inc.,
             Armstrong Enterprises, Inc., Armstrong Cork Finance Corporation and Armstrong World Industries, Inc.
             (Filed as Exhibit 2 to the Company's Current Report on Form 8-K filed on January 16, 1996 and incorporated herein by reference.)
      4.1.   Specimen form of certificate for Common Stock. (Filed as Exhibit 4.1 to the Company's Registration
             Statement on Form S-1 (No. 333-5069) and incorporated herein by reference.)
      5.1.   Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being offered.*
     23.1.   Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).
     23.2.   Consent of Ernst & Young LLP.
     24.1.   Powers of Attorney (included on pages II-4 and II-5 of the Registration Statement).**


------------------------


 *To be filed by amendment.
**Previously filed.


ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, STATE OF TEXAS ON THE 5TH DAY OF JUNE, 1998.


                                DAL-TILE INTERNATIONAL INC.

                                     /s/ JACQUES R. SARDAS
                                     -----------------------------------------
                                By:  Name: Jacques R. Sardas
                                     Title:  President, Chief Executive Officer
                                     and Chairman of the Board of Directors


    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE FIRST ABOVE INDICATED:



          SIGNATURE                       TITLE
------------------------------  --------------------------
    /s/ JACQUES R. SARDAS       President, Chief Executive
------------------------------    Officer and Chairman of
      Jacques R. Sardas           the Board of Directors

              *                 Executive Vice President,
------------------------------    Chief Financial Officer,
     William C. Wellborn          Treasurer and Assistant
                                  Secretary (Principal
                                  Financial and Accounting
                                  Officer)

              *                 Director
------------------------------
      John M. Goldsmith

              *                 Director
------------------------------
   Charles J. Pilliod, Jr.

              *                 Director
------------------------------
       Henry F. Skelsey

              *                 Director
------------------------------
     Douglas D. Danforth

              *                 Director
------------------------------
        Vincent A. Mai

          SIGNATURE                       TITLE
------------------------------  --------------------------
              *                 Director
------------------------------
     Norman E. Wells, Jr.


                 /s/ JACQUES R. SARDAS
  *By:  ----------------------------------------
                   Jacques R. Sardas
                    ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
         1.1. Form of Indemnification Agreement.*
         1.2 Form of Underwriting Agreement, among the Underwriters and AWI.*

         2.1. Stock Purchase Agreement, dated as of December 21, 1995, by and among Dal-Tile International Inc.,
             Armstrong Enterprises, Inc., Armstrong Cork Finance Corporation and Armstrong World Industries, Inc.
             (Filed as Exhibit 2 to the Company's Current Report on Form 8-K filed on January 16, 1996 and incorporated herein by reference.)

         4.1. Specimen form of certificate for Common Stock. (Filed as Exhibit 4.1 to the Company's Registration
             Statement on Form S-1 (No. 333-5069) and incorporated herein by reference.)

         5.1. Opinion of Fried, Frank, Harris, Shriver & Jacobson, counsel to the Company, as to the legality of the securities being offered.*

        23.1 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

        23.2. Consent of Ernst & Young LLP.

        24.1. Powers of Attorney (included on pages II-4 and II-5 of the Registration Statement).**


------------------------

*To be filed by amendment.


**Previously filed.